EXHIBIT 10.1
EXECUTION COPY
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
Master Services Agreement
by and between
ADVANTA BANK CORP.
and
GENPACT INTERNATONAL LLC, HUNGARIAN BRANCH
Dated March 15, 2007

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Attachments to the Master Services Agreement

Attachment 1	Definitions
Attachment 2	Sample Statement of Work (SOW)
Attachment 3	Information Technology Architecture
Attachment 4	Service Levels Standards and ******
Attachment 5	Transition Services and Fees
Attachment 6	Supplier Purchased Dedicated Equipment and Software
Attachment 7	Advanta-Provided Third Party Software
Attachment 8	Fee Schedule
Attachment 9	Approved Subcontractors
Attachment 10	Form of Subcontractor Direct Agreement
Attachment 11	Advanta Data Security Standards
Attachment 12	Capital Costs for Calculation of Early Termination Fee
Attachment 13	Affiliates
Attachment 14	Form of Employee Innovation and Proprietary Information Agreement
Attachment 15	Form of Parent Guaranty

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MASTER SERVICES AGREEMENT
     This Master Services Agreement (this “Agreement”), dated March 15, 2007 and effective as of February 11, 2007 (the “Effective Date”), is entered into by and between Advanta Bank Corp., a Utah industrial bank with its principal place of business located at Welsh and McKean Roads, P.O. Box 844 Spring House, PA 19477 (“Advanta”), and Genpact International LLC, 1251 Avenue of the Americas, 41st Floor, New York, NY 10020, a Delaware Limited Liability Company, through its branch located at Duna Plaza Offices, 4th floor, H-1138, Budapest Vàci ùt 178, Hungary (“Supplier”). As used in this Agreement, “Party” means either Advanta or Supplier, as appropriate, and “Parties” means Advanta and Supplier.
     WHEREAS, Advanta is an industrial bank chartered under the laws of the State of Utah and regulated by the United States Federal Deposit Insurance Corporation (“FDIC”) and the State of Utah Department of Financial Institutions that provides funding to small businesses and business professionals in the United States through innovative products and services, including through the issuance of credit cards and the provision of credit card services;
     WHEREAS, Supplier is in the business of providing, and is willing to provide Advanta, certain services; and
     WHEREAS, Supplier desires to provide to Advanta, and Advanta desires to obtain from Supplier, certain services and resources, as are described in this Agreement and as may be otherwise mutually agreed upon by Advanta and Supplier from time to time and documented in separate, written statements of work, which may include services and resources for call center operations, collection efforts, finance and accounting, research and analytics, and information technology; and
     WHEREAS, Supplier and Advanta desire to establish a mechanism for the execution of such statements of work and to document certain standard provisions that will govern the performance of the activities contemplated by each such statement of work.
     NOW, THEREFORE, for and in consideration of the agreements of the Parties set forth below, Advanta and Supplier agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Certain Definitions. Certain capitalized terms used herein shall have the meanings given to them in Attachment 1 (Definitions) hereto. Other capitalized terms used in this Agreement are defined in the context in which they are used, and shall have the meanings there indicated.
     1.2 Construction. References to “Article,” “Section” or “Sections” are, unless otherwise noted, references to the enumerated articles and the corresponding section(s) of this Agreement. References to any Law (or any item included in the term “Laws”) shall also mean references to such Law in changed or supplemented form, or to any newly adopted Law replacing such Law, as applicable. References to “day,” “month,” and “year” shall mean,

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respectively, calendar day, calendar month, and calendar year. Use of the word “include,” “includes” and “including” shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”
     1.3 References to Attachments and Statements of Work. All references to “Statement(s) of Work” or “Attachment(s)” shall, unless otherwise noted, be deemed references to the noted Statement(s) of Work (as defined) or attachment(s) to this Agreement. All Statement(s) of Work and Attachments attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.
2. TERM.
     2.1 Term. The term of this Agreement shall commence on the Effective Date and remain in full force and effect for a period of three (3) years (the “Initial Term”), and shall be automatically renewed for two successive one (1) year periods (each a “Renewal Term”) on the same terms and conditions except that the Fees fixed for the Initial Term: (a) shall be ****** and (b) the Fees for the first Renewal Term shall be ******, unless Advanta provides written notice to Supplier of its election to terminate this Agreement at least one hundred and eighty (180) days prior to the last day of the then current Term. All outstanding Statements of Work shall terminate if this Agreement terminates.
     2.2 Statement of Work Term. Each Statement of Work under this Agreement shall have a separate term, as follows: the initial term of each SOW shall commence on the SOW Effective Date for such SOW, and shall end on the last day of the Initial Term as set forth in Section 2.1, the “SOW Initial Term”). Advanta may, at its election, extend the term of any SOW (except any Pilot SOW, which may be extended upon the terms and conditions set forth in Section 2.3) for additional periods of up to one (1) year each, which shall be coterminous with the Renewal Term as set forth in Section 2.1 (each, a “SOW Renewal Term,” and all SOW Renewal Terms collectively with the SOW Initial Term, the “SOW Term”) on the same terms and conditions then in effect, except that the Fees fixed for the SOW Initial Term set forth in the applicable SOW: (a) shall be ****** and (b) the fees for the first SOW Renewal Term shall be ******, by notifying Supplier of Advanta’s desire to renew at least ninety (90) days prior to the expiration of the SOW Initial Term or then-current SOW Renewal Term. If Advanta does not provide Supplier with such notice in accordance with this Section 2.2, the SOW shall automatically expire at the end of the SOW Initial Term or the then-current SOW Renewal Term, as applicable.
     2.3 Pilot SOW. Each Pilot SOW may be converted to an SOW at any time during the Pilot Period pursuant to mutual agreement, provided, however, that each Pilot SOW may be extended for up to three (3) months at Advanta’s election by written notice to Supplier thirty (30) days prior to the expiration of the Pilot Period. Advanta may terminate a Pilot SOW on fifteen (15) days prior written notice to Supplier during the Pilot Period, and shall pay ******. In the event that Advanta does not agree to convert a Pilot SOW to an SOW within fifteen (15) days after the expiration of the Pilot Period or elects to terminate a Pilot SOW for convenience, it shall pay ******.

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3. STATEMENTS OF WORK AND SERVICES.
     3.1 Statements of Work.
          a. Generally. The services, resources, and deliverables to be provided by Supplier hereunder will be described in one or more written Statement(s) of Work to this Agreement, each of which will be in substantially the form attached hereto as Attachment 2 (Sample Statement of Work (SOW)). Each SOW shall include a detailed description of the Services to be provided under the SOW and any Advanta responsibilities with respect to such Services. Each SOW shall be sequentially numbered in the order of execution (e.g., SOW001, SOW002, etc.), shall be signed by an Authorized Representative of each Party and upon such execution shall be deemed to incorporate the provisions of this Agreement by reference. Supplier shall negotiate in good faith any new SOW that is requested by Advanta
          b. Pilots. The Parties agree that the initial Services in each functional area shall be considered pilot programs during which Advanta shall have the opportunity to evaluate the services, resources, and deliverables provided by Supplier. There shall be four separate pilot programs as follows: (i) Call Center/New Accounts; (ii) Finance and Accounting/ Settlements; (iii) Information Technology/Application Development and Services; and (iv) Collections or First Bucket Collections; or such other functions as set forth in the SOW for such pilot (each a “Pilot”). The term of each Pilot shall be set forth in the applicable SOW (each a “Pilot Period”). Each Pilot shall be documented by a separate SOW setting forth, among other things, the following:
               i. scope of Services to be performed including work location, work hours and process mapping;
               ii. staffing levels, qualifications, training procedures and a list of key employees performing the Services;
               iii. information technology, equipment and software considerations (e.g., set up, licensing);
               iv. key Pilot performance measures including tollgates (i.e., decision points during the term of the Pilot), stakeholders (i.e., Advanta and Supplier personnel responsible for such decisions) and associated dates;
               v. any Fees payable during the Pilot Period.
     3.2 Services.
          a. Generally. Commencing on the earliest SOW Effective Date, and continuing thereafter throughout the Term, Supplier shall provide the Services to Advanta and the Service Recipients in accordance with the terms and conditions of this Agreement. Services provided to the Service Recipients shall be deemed to be Services provided to Advanta. Supplier shall provide the Services in accordance with the Service Levels set forth in Attachment 4 and in

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the SOWs, the Policies and Procedures Manuals and, where the Service Levels and Policy and Procedures Manuals do not establish standards, in accordance with general industry standards for the Services being provided, to the extent Supplier is aware of such general industry standards through its own efforts or because Advanta has informed Supplier (“General Industry Standards”). If Supplier’s performance of the Services in accordance with a particular new standard will require additional costs or expenses, the Parties will mutually agree on an equitable allocation of such costs and expenses.
          b. Performance of Services by Advanta, Advanta Affiliates, or Third Parties; Supplier Cooperation. Subject to Sections 4.2 and Section 26.12, Advanta shall have the right to perform or provide itself, or to retain third parties or Advanta Affiliates to perform or provide, any of the Services or any other services. To the extent Advanta itself performs any of the Services, or retains third parties or Advanta Affiliates to do so, Supplier shall cooperate in good faith with Advanta or such third party or Advanta Affiliate. Supplier shall immediately notify Advanta if an act or omission of such a third party or Advanta Affiliate may cause a problem or delay in providing the Services, and shall cooperate with Advanta to prevent or circumvent, or if unable to do so, mitigate the effects of such problem or delay.
          c. No Future Obligations; No Exclusivity. Supplier acknowledges and agrees that: (i) Advanta shall be under no future obligation to acquire additional or future products or services from Supplier or any Supplier Agent; and (ii) this Agreement in no way establishes any exclusive arrangement between Supplier and Advanta.
     3.3 Provision of Technology.
          a. Improved Technology. In providing the Services to Advanta, Supplier shall: (i) determine the commercially reasonable least cost/highest benefit methods to implement technological changes; (ii) maintain a level of technology, for technology provided by Supplier, that allows Advanta to take advantage of technological advances in order to remain competitive in Advanta’s business and the markets in which Advanta operates subject to Article 16; (iii) identify Improved Technology to the Steering Committee for its evaluation in connection with the Services, and provide sufficient information to enable the Steering Committee to conduct such evaluation; (iv) identify emerging risks and threats to the security of Advanta’s Confidential Information or the performance of the Services and identify technological, procedural or other solutions to protect against or mitigate such risks and threats; and (v) meet with the program manager appointed by Advanta (the “Advanta General Program Manager”), at Advanta’s request, to inform Advanta of any Improved Technology or new information processing technology Supplier is developing, or information processing trends and directions of which Supplier is otherwise aware, that could reasonably be expected to have an impact on Advanta’s business. In the event there is a shift in the risks and threats faced by Advanta or the technology used in Advanta’s business that affects or might reasonably affect the Services, at Advanta’s request and to the extent such shift is not otherwise addressed in this Agreement, the Parties shall negotiate in good faith to address the effect, if any, of such shift on the Services and Fees.

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          b. New Supplier Technology. Without limiting any other provision of this Agreement, in the event Supplier either: (i) develops Improved Technology or other technological advances or changes to Supplier’s systems or software, and such technology, advances, or changes are used to provide services to other Supplier customers that are receiving services that are the same or substantially similar to the Services; or (ii) develops new or enhanced services, software, tools, products or methodologies to be offered to such customers, Supplier shall, to the extent permitted by Supplier’s contracts with such customers with respect to confidentiality and intellectual property obligations: (A) offer Advanta the opportunity to gain from such new technologies at commercially agreed terms pursuant to Article 16, after it has been tested; and (B) even if Advanta declines the foregoing opportunity, offer Advanta such Improved Technology on mutually agreed terms.
     3.4 Knowledge Sharing. On forty-five (45) days advance written notice from Advanta, Supplier shall: (a) explain to Advanta how the Services are being provided, and how the Services are going to be, or are proposed to be, provided in the future; (b) explain to Advanta how the Systems function and should be operated; and (c) provide to Advanta at Advanta’s cost such training and documentation as may be necessary to enable Advanta and its designees to understand, operate, and provide, as applicable, the Systems and Services during or after the Term.
     3.5 Information Technology Architecture-No Shared Environment. Prior to the SOW Effective Date for the first Pilot, Advanta and Supplier will procure and implement the necessary technology, including hardware, software and software licenses) to provide the Services in the SOWs set forth in Attachment 3 and shall perform all other tasks to implement the information technology architecture in accordance with Attachment 3, unless otherwise mutually agreed to by the Parties in writing. It is agreed between the Parties that Pilots that commence prior to April 1, 2007 will be running on a shared environment as set forth in Attachment 3. Supplier shall not migrate or relocate any of the Services or any of Advanta’s Confidential Information to a shared hardware or software environment without Advanta’s prior written approval, in its sole discretion, and if such approval is granted, Supplier shall ensure the security of such Services and/or Advanta Confidential Information.
     3.6 Allocation of Resources. In the event any Force Majeure Event or disaster causes Supplier to allocate limited resources between or among Supplier, Supplier’s Affiliates and customers, Advanta and the Service Recipients, and/or any third party, such allocation shall be as per the agreed Disaster Recovery Plan as applicable as set forth in each SOW.
     3.7 Policy and Procedures Manuals.
          a. For each SOW, within no less than fifteen (15) days prior to the Launch Date for the relevant Pilot SOW or SOW, unless the Parties agree to use Advanta’s existing policies and procedures manual(s) in any instance, Supplier shall deliver to Advanta for review and comment a draft policy and procedures manual that generally describes the activities Supplier proposes to undertake in order to provide the Services set forth in the applicable SOW, including, where appropriate, those direction, supervision, monitoring, quality assurance,

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staffing, reporting, planning, and oversight activities normally undertaken in connection with services similar to such Services. Each draft policy and procedures manual shall include: (i) a detailed description of how Supplier shall perform the applicable Services; (ii) a detailed description of the Equipment and Software that will be used to provide the applicable Services; (iii) further detailed information regarding the applicable Services, including operations manuals, user guides, forms of Service Level reports, call lists, “root cause analysis” procedures, escalation procedures, emergency procedures, and requests for approvals or information; and (iv) any other items requested by Advanta. Advanta shall provide all necessary and reasonable support and information to Supplier for Supplier for creation and finalization of the Policy and Procedures Manual.
          b. Advanta shall review each draft policy and procedures manual and provide comments and suggestions to Supplier, upon receipt of which the Parties shall discuss revision of the applicable draft manual in accordance with Advanta’s comments and suggestions, and Parties shall then mutually agree a revised draft. Advanta and Supplier shall repeat the foregoing review, comment, and revision process until a draft policy and procedures manual has been mutually agreed that meets Advanta’s requirements. The final policy and procedures manual for each SOW must be approved in writing by Advanta and, when approved by Advanta in writing, shall be deemed the “Policy and Procedures Manual” for such SOW and shall be attached thereto as SOW Attachment 1 (Policy and Procedures Manual).
          c. Supplier shall update and revise each Policy and Procedures Manual throughout the Term to reflect changes proposed by Advanta or changes in the Services and/or the policies, procedures, and resources used to provide the Services; provided that (i) no update or revision to a Policy and Procedures Manual shall be deemed incorporated into such Policy and Procedures Manual without Advanta’s prior written approval, (ii) updates and revisions shall be subject to Article 16, provided, however, that implementation of such updates and revisions shall be performed in compliance with timetables required by applicable Laws.
          d. All drafts of each Policy and Procedures Manual, including each final Policy and Procedures Manual, shall be deemed Advanta’s Confidential Information and property.
     3.8 Quality Assurance. To the extent not included in the Policies and Procedures Manual, Supplier shall develop and implement quality assurance processes and procedures for each SOW to ensure that each of the Services are performed in an accurate and timely manner and in accordance with: (a) the terms and conditions of this Agreement; (b) the Service Levels set forth in the applicable SOW; (c) the Advanta Regulatory Requirements; (d) General Industry Standards; and (e) any additional quality assurance requirements set forth in the applicable SOW. To the extent applicable, each set of quality assurance processes and procedures shall include, at a minimum, remote monitoring capability to allow for Advanta’s remote, real time monitoring of calls handled at Supplier’s Facilities. Each set of quality assurance processes and procedures may also include call recording and monitoring, verification, checkpoint reviews, testing, acceptance, and other procedures for Advanta to assure the quality and timeliness of Supplier’s and the Supplier Agents’ performance. Supplier shall submit each set of draft quality assurance

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processes and procedures to Advanta for its review, comment, and approval within fifteen (15) days prior to the Launch Date for each Pilot SOW and SOW. Advanta shall thereafter review the draft quality assurance processes and procedures and provide comments and suggestions to Supplier, upon receipt of which Supplier shall promptly revise the such draft processes and procedures in accordance with Advanta’s comments and suggestions and provide a further revised draft thereof to Advanta for review and approval within fifteen (15) days after receipt of Advanta’s comments; provided that Advanta and Supplier shall repeat the foregoing review, comment, and revision process until Advanta approves such draft processes and procedures in writing. The final quality assurance processes and procedures for each SOW must be approved in writing by Advanta and, upon Advanta’s final approval, shall be incorporated into the then-current Policy and Procedures Manual for such SOW. No failure or inability of any set of quality assurance processes or procedures to disclose errors or problems with the Services shall excuse Supplier’s or any Supplier Agent’s failure to comply with the applicable Service Levels or with any other terms or conditions of this Agreement. Any additional requirements shall be addressed in accordance with Article 16.
4. SUPPLEMENTAL SERVICES AND CHANGES IN SCOPE.
     4.1 Supplemental Services.
          a. Generally. Advanta may, from time to time during the Term and in its sole discretion, request that Supplier provide Supplemental Services. Any agreement of the Parties with respect to Supplemental Services shall be specified in either (i) an amendment to the applicable SOW, which amendment shall reference the matters and schedules listed in Section 3.1, to the extent applicable or (ii) in a separate SOW. Supplier shall use reasonable efforts to provide any Supplemental Service requested by Advanta.
          b. Requests and Proposals for Supplemental Services. Within fifteen (15) days following Advanta’s request for any Supplemental Service, Supplier shall in good faith provide Advanta with a draft SOW or SOW amendment corresponding to such Supplemental Service, along with an identification of any potential risks regarding the Supplemental Service (such as potential disruptions to Advanta or Service Recipient operations) and the actions that Supplier and/or Advanta would need to take in order to mitigate and/or eliminate such risks. Advanta shall review such SOW or SOW amendment and provide comments and suggestions to Supplier, upon receipt of which Supplier shall promptly revise the draft SOW or SOW amendment to the extent agreed between the Parties in accordance with Advanta’s comments and suggestions and provide a further revised draft of the SOW or SOW amendment to Advanta for review and approval within fifteen (15) days after receipt of Advanta’s comments; provided that Advanta and Supplier shall repeat the foregoing review, comment, and revision process until Advanta deems that the draft SOW or SOW amendment meets Advanta’s requirements and Advanta accepts in writing, in its sole discretion, such draft SOW or SOW amendment.
          c. Advanta Acceptance Required. Notwithstanding any other provision of this Agreement, Supplier shall not begin performing any Supplemental Services, and Advanta shall not be obligated to pay for any Supplemental Services, until Advanta has accepted the

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terms and conditions of such Supplemental Service in writing in accordance with Section 4.1(b), upon which acceptance and subject to Supplier’s written agreement to the same, such Supplemental Services shall be deemed part of the Services hereunder and shall be subject to the terms and conditions of this Agreement and of the applicable SOW.
     4.2 Increases or Reductions in Scope.
          a. Advanta may, upon Notice to Supplier, request increases or reductions in the scope of any or all Services (including any Services to be provided under a particular SOW(s)) beyond any range that may be set forth in a SOW. Upon receiving such Notice, Supplier shall consider Advanta’s increase-in-scope or reduction-in-scope request in good faith and shall submit to Advanta a change-in-scope proposal within ten (10) business days or such extended period as mutually agreed (such proposal, a “Change-in-Scope Proposal”), which Change-in-Scope Proposal shall outline in sufficient detail the tasks to be performed to accomplish such proposed increases or reductions in the scope and the changes in Fees or other charges, if any, that will arise therefrom. Advanta, in its sole discretion, reserves the right to accept, modify, or reject any or all Change-in-Scope Proposals received from Supplier. Unless and until Advanta has accepted the terms and conditions of a Change-in-Scope Proposal in writing and Supplier has agreed to the same, the increase-in-scope or reduction-in-scope request and the Change-in-Scope Proposal shall not bind either Party and neither Party shall have any obligation to the other Party under such increase-in-scope or reduction-in-scope request or Change-in-Scope Proposal.
          b. The Operating Committee shall determine the resources that will change in order to provide the Services in light of such Change-in-Scope Proposal and the Parties will determine, in accordance with the applicable formula(s) set forth in the Fee Schedule in Attachment 8 and in the applicable SOW, the costs (including appropriate indirect and overhead costs) that shall be changed as and when the Change-in-Scope Proposal is implemented.
          c. Immediately upon the Parties’ agreement as to any Change-in Scope Proposal, Supplier shall proceed to implement the Change-in-Scope Proposal as quickly as feasible, but in no event later than three (3) months from the date of such agreement, or as otherwise mutually agreed. As, when, and to the extent the Change-in-Scope Proposal is implemented, the applicable Fees payable hereunder shall be adjusted in accordance with the Change-in-Scope Proposal.
          d. If within sixty (60) days following Supplier’s receipt of a Change-in-Scope Proposal from Advanta, the Parties have not agreed upon the changes to resources and Fees in accordance with the terms and conditions of this Section 4.2, then at the initiative of either Party the issue shall be resolved in accordance with the dispute resolution procedures set forth in Article 28.
5. SERVICE LEVELS AND PERFORMANCE STANDARDS.
     5.1 Generally. Unless otherwise specified in a particular SOW, Supplier’s performance of the Services shall be measured based on service levels as described in

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Attachment 4 and as set forth under the applicable SOW and otherwise under this Agreement (the “Service Levels”). Supplier shall perform all Services with promptness and diligence, in a workmanlike manner, and in accordance with the Service Levels. Advanta may establish new Service Levels at any time, provided, that in the event appropriate metrics do not exist for the new Service Levels requested by Advanta, the Parties shall: (a) adopt Service Level metrics based on Advanta’s most recent twelve (12) month historical performance in the United States, (b) adopt Service Level metrics based on the most recent twelve (12) month historical performance of Supplier, if Supplier has performed the new Service Levels for Advanta for a twelve (12) month period; or (c) if no historical Advanta or Supplier twelve (12) month performance metrics are available for the new Service Levels, then the Parties shall look to Payment Card Industry Standards to set Service Level metrics. If a new Service Level is added without available historical Advanta or Supplier performance metrics, after a ninety (90) day evaluation period, the Operating Committee shall review the application of the new Service Level metric and implement mutually agreed adjustments. The Parties shall review such new Service Level metrics on a quarterly basis and implement revisions as mutually agreed.
     5.2 Measurement and Monitoring Tools. Supplier shall implement and use such measurement and monitoring tools and procedures as necessary to measure and report Supplier’s performance of the Services against applicable Service Levels at a level of reasonable detail acceptable to Advanta and sufficient for Advanta to verify compliance with the Service Levels. Supplier shall provide Advanta with access to such measurement and monitoring tools and procedures upon Advanta’s request. Supplier acknowledges and agrees that all fees or other charges for such measurement and monitoring tools and the resource utilization associated with their use have been included in the Fees set forth in the applicable SOW.
     5.3 Continuous Improvement; Periodic Reviews and Guaranteed Productivity Improvements.
          a. Supplier shall: (i) continuously identify reasonable ways to improve the level and efficiency and reduce the cost of Services delivered hereunder through process reengineering, technical improvement or otherwise; (ii) identify to the Operating Committee and, subject to the Operating Committee’s prior written approval, apply to the Services proven techniques and tools from other Supplier projects that would benefit Advanta either operationally or financially in relation to this Agreement; and (iii) adopt techniques and tools applicable to the Services as reasonably requested by the Operating Committee.
          b. Supplier acknowledges that the quality of the Services can and will be improved during the Term, and that the Service Levels shall be enhanced periodically in recognition of such anticipated improvement. Beginning within three (3) months after the first SOW Effective Date and, thereafter, at least annually, the Operating Committee shall periodically: (i) review the Service Levels and the performance data collected and reported by Supplier hereunder; (ii) modify the Service Levels to reflect (A) the higher performance levels actually attained by Supplier, (B) any improved performance capabilities associated with advances in the technologies and methods available to Supplier and (C) Payment Card Industry Standards and (iii) to the extent deemed reasonable and appropriate by the Parties, add new

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Service Levels to permit further measurement or monitoring of the accuracy, quality, completeness, timeliness, responsiveness, cost-effectiveness, and/or productivity of the Services. To the extent new Service Levels are added by the Operating Committee, in the event appropriate metrics do not exist for the new Service Levels the Operating Committee shall: (a) adopt Service Level metrics based on Advanta’s most recent twelve (12) month historical performance in the United States, (b) adopt Service Level metrics based on the most recent twelve (12) month historical performance of Supplier, if Supplier has performed the new Service Level for Advanta for a twelve (12) month period; or (c) if no historical Advanta or Supplier twelve (12) month performance metrics are available for the new Service Levels, then the Operating Committee shall look to Payment Card Industry Standards to set Service Level metrics. If a new Service Level is added without available historical Advanta or Supplier performance metrics, after a ninety (90) day evaluation period, the Operating Committee shall review the application of the new Service Level metric and implement mutually agreed adjustments. Supplier shall improve the quality of the Services to meet or exceed the enhanced Service Levels described in this Section 5.3, at no additional charge to Advanta, unless agreed otherwise.
          c. Supplier guarantees Advanta cumulative productivity improvements over the Initial Term of ****** measured as set forth in Attachment 8 (“Guaranteed Productivity Improvements”). The Parties agree that the benefits of productivity improvements during the Initial Term in excess of the Guaranteed Productivity Improvements shall be shared between Advanta and Supplier in accordance with the procedures set forth in Attachment 8, or as otherwise agreed to by the Parties in writing:
               i. At any time during the Initial Term, if Supplier believes that its cost of providing the Services under the Customer Service and Collections SOWs, respectively, can be reduced due to Supplier’s continuous improvements in the level and efficiency of performance of the Services through process reengineering, technical improvement or otherwise, Supplier shall prepare a written proposal to Advanta describing and quantifying such projected cost reductions and improvements in the level and efficiency of performance gains and setting forth a suggested metric or methodology for calculating the gains (an “Improvement Proposal”).
               ii. If Advanta approves an Improvement Proposal, after ninety (90) days have elapsed from the date of implementation of the approved Improvement Proposal, the Operations Committee shall evaluate and verify actual productivity improvements against Supplier’s forecasted gains included in the Improvement Proposal using the approved metric or as otherwise agreed. In the event the Operations Committee identifies and quantifies productivity improvements that have been achieved, the reduction in Fees shall be separately listed on Supplier’s monthly invoice as achieved productivity improvements for Advanta.
               iii. Every ninety (90) days, the Operations Committee shall review Supplier’s performance and determine whether the productivity improvements under each approved Improvement Proposal have continued and whether the Guaranteed Productivity Improvements has been achieved. The Operations Committee will track the continued quantified

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productivity improvements reflected in a reduction of Fees and adjust Supplier’s performance record as appropriate to reflect reductions in net productivity improvements as appropriate. The cumulative quantified productivity improvements from all Improvement Proposals will continue to be separately listed on Supplier’s monthly invoice as achieved productivity improvements for Advanta. Once the cumulative productivity improvements have equaled the Guaranteed Productivity Improvements, Advanta shall share continued productivity improvements that are tracked and verified by the Operations Committee for the remainder of the Term as set forth in Attachment 8.
     5.4 Failure to Perform.
          a. ******. Supplier agrees that if Supplier fails to meet any Key Service Level in any SOW, ****** in accordance with Attachment 4 and the applicable SOW in recognition of the diminished value of the Services resulting from such failure ******. Supplier acknowledges and agrees that such ****** shall not be deemed to limit any other remedy to which Advanta may be entitled hereunder or otherwise, whether at law, in equity, or otherwise, including termination. Supplier ****** under an SOW ****** if Supplier ******: for any Service Level that Supplier fails to meet ******, Supplier ****** for that Service Level for ******.
          b. Service Level Failure. If Supplier fails to meet any of the Service Levels in any SOW, Supplier shall immediately: (i) notify Advanta of such failure; (ii) perform a root cause analysis for such failure in order to identify the cause of such failure; (iii) provide Advanta with a report detailing the cause of, and a procedure for rapidly correcting, such failure; (iv) advise Advanta of the status of remedial efforts being undertaken with respect to such problems; (v) correct the failure and begin meeting the applicable Service Levels; and (vi) take appropriate preventive measures so that the Service Level failure and its underlying causes do not recur. Advanta shall be permitted to audit Supplier to determine whether appropriate preventive measures have been implemented and are effective.
6. TRANSITION.
As part of the Services and at Advanta’s request, Supplier shall provide all services required to smoothly transition any Advanta-provided or Service Recipient-provided services to Supplier, including by providing all services necessary to implement the transition plans and any other related services (such transition services, the “Transition Services”). The Transition Services shall be deemed to include the provision of any Equipment and Software (subject to Article 19 hereof) used to effect such transition, as may be set forth in any applicable SOW or otherwise communicated in writing by Advanta to Supplier. All Transition Services shall take place in the time frames set forth in the applicable SOW and the Transition Fees for such Transition Services shall be as set forth in Attachment 5 (Transition Services and Fees) and as otherwise set forth in the applicable SOW.
7. MANAGEMENT AND GOVERNANCE.

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     7.1 Operating Committee. The day-to-day management of the Services, including management of the technical operations supporting the Services, shall be undertaken by an operating committee (the “Operating Committee”), comprised of at least six (6) members, an equal number of which shall be appointed by each of Advanta and Supplier. At least one (1) of the Supplier-appointed members of the Operating Committee shall devote substantially all of their business time to the management duties of the Services; initially, such individual shall be ******. In the event a member of the Operating Committee is to be replaced, such replacement shall be made by the Party whose employee is to be replaced. Prior to Supplier making such replacement, Supplier shall consult in good faith with Advanta on such matter. In the event Advanta raises any concerns as to the performance of a member of the Operating Committee appointed by Supplier, Supplier shall, subject to requirements of Laws, react appropriately to alleviate such concerns. The Operating Committee shall have no power to amend this Agreement.
     7.2 Steering Committee. The ongoing operations of the Services shall be overseen by a steering committee (the “Steering Committee”), comprised of at least three (3) members appointed by Advanta and three (3) members appointed by Supplier. The Steering Committee shall be responsible for strategic direction and oversight for the Services, including: (i) addressing disputes that arise hereunder; (ii) overseeing the financial performance of the Services; (iii) addressing strategic improvements to technology used to provide the Services; (iv) addressing continuous improvement of the Services; (v) addressing adjustments in the scope of the Services; and (vi) reviewing all other matters that the Parties agree should be reviewed by the Steering Committee. The initial Advanta members of the Steering Committee shall be ******. The initial Supplier members of the Steering Committee shall be ******. In the event a member of the Steering Committee is to be replaced, such replacement shall be made by the Party whose employee is to be replaced; provided, however, that any replacement member of the Steering Committee shall have at least substantially the same qualifications of the member that is replaced and, prior to making such replacement, such Party shall consult in good faith with the other Party on such matter. In the event a Party raises any concerns as to the performance of a member of the Steering Committee appointed by the other Party, the other Party shall, subject to requirements of Laws, react appropriately to alleviate such concerns. The Steering Committee shall meet from time to time as its members consider necessary, but in no event less than once per quarter. Meetings may be held in person or wholly or partly by way of telephone or video conference; provided that the Steering Committee conduct at least one in-person meeting annually. In addition, representatives of the Parties shall meet periodically throughout the Term, or as requested by Advanta, to discuss matters arising under this Agreement. For each Steering Committee meeting, upon Advanta’s request, Supplier shall prepare and distribute an agenda (including any topics designated by Advanta) in advance of such meeting to all anticipated participants, and shall record and promptly distribute minutes for such meeting for review and approval by Advanta.
     7.3 Program Specific Managers and Contact Persons. Each of Advanta and Supplier shall designate the following Program specific managers and contact persons:

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          a. General Program Manager. A General Program Manager charged with general oversight responsibility of the Services, who shall serve as the principal point of contact for each Party with respect to overall Services issues and who shall attend meetings of the Steering Committee (each a “General Program Manager”). Each General Program Manager shall: (i) have overall responsibility for managing and coordinating the performance hereunder of the Party that appointed him or her; (ii) be authorized to act for and on behalf of such Party under this Agreement; and (iii) be responsible for attempting to resolve disputes concerning this Agreement in accordance with the dispute resolution procedures set forth in Article 28. The General Program Manager appointed by Supplier (the “Supplier General Program Manager”) shall be subject to Advanta’s prior written approval, shall serve as Supplier’s single point of contact and accountability for Advanta in regard to the Services and this Agreement, shall be dedicated full time to the provision of the Services hereunder, and shall be stationed during the Term at Supplier’s Facilities where the Services are being performed, initially Hyderabad, India. Advanta shall have a meaningful opportunity to provide information to Supplier with respect to Advanta’s evaluation of the performance of the Supplier General Program Manager.
          b. Additional Persons. Such additional persons as the Steering Committee deems appropriate to serve as the point of contact for each of Advanta and Supplier with respect to other specific subject areas, including customer dispute resolution, complaints, fraud and anti-money laundering.
8. SUPPLIER OFFICE SPACE AND FACILITIES.
     8.1 Office Space. Supplier shall provide to Advanta, without additional charge, furnished office space (together with power, air conditioning, telephone, network, and other utilities) at any Supplier Facility for the use of the Advanta General Program Manager and his or her designees when visiting such Supplier Facility in relation to this Agreement. Advanta shall comply with all policies and procedures provided to Advanta in writing in advance that govern access to and use of such Supplier Facilities.
     8.2 Supplier Facilities. The following terms and conditions shall apply to any Supplier Facilities and any Services provided therein or therefrom:
          a. Supplier shall manage and maintain in good working order the building and property electrical systems, water, sewer, lights, heating, ventilation and air conditioning systems (i.e., HVAC), physical security services, and general custodial/landscape services. As between the Parties, Supplier shall be responsible for the costs of applicable leases and related leasehold improvements with respect to the Supplier Facilities.
          b. Except with respect to Pilots and as otherwise set forth in the SOWs, Supplier shall maintain segregated space dedicated solely to Advanta sufficient to provide the Services in each Supplier Facility used under this Agreement. Supplier shall maintain a logically and physically isolated network for Advanta in accordance with the Advanta Data Security Standards. In no event shall Supplier provide any Services from a space in a Supplier Facility that is shared with any third party unless Supplier receives the prior written consent of Advanta, which Advanta may withhold in its sole discretion. Advanta shall be permitted to audit

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Supplier’s compliance with this Section 8.2 upon written Notice to Supplier at any time during the Term.
          c. Supplier shall be solely responsible and liable for any damage to the Supplier Facilities.
          d. Supplier shall, and shall cause the Supplier Agents to: (i) keep the Supplier Facilities in good order; and (ii) not use such facilities for any purpose, or act, in violation of any Laws or Card Association Rules.
          e. Supplier shall, and shall cause the Supplier Agents to, immediately inform Advanta of any breaches in security or potential breaches in security at any of the Supplier Facilities that have compromised or could compromise the Services in any way, including by compromising the security of Advanta’s Confidential Information. Supplier shall be fully responsible and liable to Advanta for any and all such security breaches and any loss or damage arising therefrom or related thereto.
          f. Supplier shall not change the location of Supplier Facilities without Advanta’s prior written consent.
     8.3 Advanta Facilities. In the event that Supplier or any Supplier Agents performs any Services at any Advanta Facilities, Supplier agrees to comply with and shall cause such Supplier Agents to comply with all security, confidentiality, safety and health policies of Advanta that have been communicated to Supplier or Supplier Agents. Supplier shall take all necessary precautions to prevent, and shall be responsible for, any injury to any persons (including employees of Advanta) or damage to property (including Advanta’s property) arising from or relating to Supplier’s or Supplier Agents’ performance of the Services or the use by Supplier or Supplier Agents of any Advanta equipment, tools, facility or other property.
     8.4 Safety and Security. Except as otherwise expressly provided herein, Supplier shall, and shall cause the Supplier Agents to, maintain and enforce at any Supplier Facilities used to provide the Services safety and security procedures that are at least equal in scope and stringency to safety and security procedures for such facilities required by the Advanta Data Security Standards, provided, however, that in Physical Access Control (General Facility) Supplier shall provide security guards 24 hours a day/7 days a week during the Pilot Period in lieu of proximity cards, combination locks and other devices; and all visitors must be preapproved by Advanta, except for Supplier employees and Supplier-approved vendors and subcontractors. In particular, Supplier shall, and shall cause the Supplier Agents to, maintain logical and physical security and safety procedures for Advanta’s Confidential Information, which safety and security procedures shall protect Advanta Confidential Information from: (i) unauthorized access, (ii) theft including theft of Advanta Confidential Information by employees of Supplier or Supplier Agents, (iii) dishonest misappropriation of Advanta Confidential Information by Supplier or Supplier Agents or their respective employees, (iv) fraudulent or dishonest disposal of Advanta Confidential Information by Supplier or Supplier Agents or their respective employees, (v) fraudulent or dishonest inducement for delivery or retention of Advanta Confidential Information by Supplier or Supplier Agents or their respective employees,

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(vi) dishonest or fraudulent removal or concealment of Advanta Confidential Information by Supplier or Supplier Agents or their respective employees, (vii) damages to any computer, computer system or computer network, computer data base containing Advanta Confidential Information by Supplier or Supplier Agents or their respective employees, and (ix) hacking with computer systems containing Advanta Confidential Information by Supplier or Supplier Agents or their respective employees. Supplier shall be fully responsible and liable to Advanta for any and all breaches of this Section 8.4 and any loss or damage arising therefrom or related thereto.
9. EQUIPMENT AND SOFTWARE.
     9.1 Dedicated Network Equipment and Software. Supplier shall purchase certain network Equipment and license certain network Software, as specified in Attachment 6, which Equipment and Software shall be dedicated to Advanta and used exclusively to perform the Services (the “Dedicated Equipment and Software”). Supplier shall be responsible for configuring, installing, testing, implementing and maintaining the Dedicated Equipment and Software at Advanta’s direction. Supplier shall pay the purchase price and license and maintenance fees for the Dedicated Equipment and Software, which shall be passed through to Advanta at Supplier’s ******. Supplier shall monitor and control access, both physical and logical to the Dedicated Equipment and Software at all times so as to prevent any unauthorized access or use. From time to time, at Advanta’s direction and at Advanta’s cost, Supplier shall change, modify, upgrade and/or replace the Dedicated Equipment and Software. If Supplier believes that such a change, modification, upgrade or replacement is necessary or desirable, Supplier shall promptly notify Advanta and inform Advanta of the cost of the proposed action and any impact thereof on the Services, but shall take no action without Advanta’s prior written consent. Upon Advanta’s approval of such action, Supplier shall install, configure, test, implement and maintain the change, modification, upgrade or replacement and shall pass any additional purchase price and/or license or maintenance fees through to Advanta at Supplier’s ******. Any Loss caused due to non-occurrence of the change, modification, upgrade or replacement due to Advanta’s refusal shall not be to the account of Supplier.
     9.2 Supplier-Provided Equipment. If requested by Advanta and subject to Article 16, Supplier shall supply or acquire new computing, processing, telecommunications, and other equipment, hardware, and associated attachments, features, accessories and peripheral devices (including storage devices and printers), as necessary or appropriate to provide the Services. Such new equipment and materials, collectively with any equipment that is designated in the applicable SOW as “Supplier-Provided,” shall be deemed the “Supplier-Provided Equipment” for purposes of this Agreement. Supplier shall acquire all Supplier-Provided Equipment, solely from reputable manufacturers of such products. Unless otherwise requested by Advanta, all Supplier-Provided Equipment shall be purchased or leased in the name of the Supplier.
     9.3 Software Currency.
          a. Currency of Software. Subject to Advanta’s prior written approval, Supplier shall maintain, in accordance with Supplier’s internal policies and the Policies and Procedures Manuals, reasonable currency for all Software (including the Core Software) and

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shall provide “help desk” and other support for all new releases and versions of the Software. For purposes of this Section 9.3, “reasonable currency” shall mean that, unless otherwise directed by Advanta: (i) Supplier shall maintain the Software within one Major Release of the then-current Major Release; and (ii) Supplier shall install Minor Releases promptly upon their availability.
          b. Release Testing. Prior to installing any Major Release or Minor Release, Supplier shall confer with Advanta and shall evaluate and test such Major Release or Minor Release to verify that such release: (i) will perform in accordance with this Agreement and the architectures and standards established by Advanta; (ii) will not increase Advanta’s total cost of receiving the Services; (iii) will not require any material changes to Advanta’s systems, software, or equipment; and (iv) will not adversely impact the functionality, interoperability, performance, or resource efficiency of the Services. Such evaluation and testing shall be at least as rigorous and comprehensive as the evaluation and testing usually performed by highly qualified outsourcing service providers under such circumstances and shall be subject to the oversight and direction of the Operating Committee. Supplier shall provide Advanta with all results of such testing and evaluation, which results shall be deemed Advanta’s Confidential Information and property. Notwithstanding the foregoing, Supplier shall not install any Major Release or Minor Release if directed not to do so in writing by Advanta.
          c. Other Terms. Advanta and the Service Recipients shall have the right, but not the obligation, to install new releases of, replace, or make other changes to any Advanta-Provided Software or other Software for which Advanta is financially responsible hereunder with reasonable notice to Supplier to allow for changes as necessitated by installation of new releases, replacements or changes in any Advanta-Provided Software but without any requirement for Supplier’s consent.
10. REQUIRED CONSENTS.
Supplier shall obtain and maintain, and shall pay all costs (including transfer, re-licensing, and termination fees and expenses) related to obtaining and maintaining the Required Consents; except that Advanta shall obtain and maintain and shall pay all costs (including transfer, re-licensing, and termination fees and expenses) related to the Required Consents for the Advanta-Provided Third Party Software set forth on Attachment 7 (Advanta-Provided Third Party Software). In the event a Required Consent is not obtained, then, unless and until such Required Consent is obtained, Supplier shall determine and adopt, subject to Advanta’s prior written approval, such alternative means as are necessary and sufficient to provide the Services without such Required Consent and without causing Advanta or Supplier to violate any Laws or Card Association Rules. ******.
11. REPORTS AND FORECASTING.
     11.1 Reports. The reports to be issued by Supplier to Advanta in connection with each SOW shall be set forth in an attachment to such SOW (SOW Attachment 3 (Reports)). All such reports shall, except as otherwise agreed in writing by the Parties or as otherwise set forth in the applicable SOW, be issued at the frequency requested by Advanta, and shall be in a format

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agreed between the Parties. All such reports shall be securely “web-enabled” by Supplier (i.e., shall be accessible to applicable Advanta employees and agents via a secure connection to the World Wide Web) throughout the Term starting sixty (60) days after the end of the Pilot Period for each SOW. Such reports shall include a monthly Supplier performance report, which shall be delivered to Advanta within ten (10) business days after the end of each calendar month (commencing with the month during which the SOW Effective Date falls), describing Supplier’s performance of the Services in the preceding month (the “Monthly Performance Report”). Each Monthly Performance Report shall: (a) separately address Supplier’s performance in each area of the Services; (b) for each area of the Services, assess the degree to which Supplier has attained or failed to attain the Service Levels and other objectives in that area; (c) explain deviations from the Service Levels and other objectives, and include a plan for corrective action where appropriate; (d) describe the status of applications development projects (if any), problem resolution efforts, and other initiatives; (e) set forth a record of changes to all applicable Equipment, Software, and personnel, and describe planned changes during the upcoming month that may affect the Services; (f) set forth the utilization of resources for the month and report on utilization trends and statistics; and (g) include such documentation and other information as Advanta may request to verify compliance with this Agreement.
     11.2 Financial, Forecasting, and Budgeting Support. Each SOW shall set forth the forecasting to be issued by Advanta to Supplier in connection with such SOW. Advanta may modify the forecasting to be issued pursuant to each SOW in its sole discretion. Supplier agrees that: (a) all such forecasts are estimates and shall not be considered a guarantee of volumes; (b) the actual information related to such forecasts is subject to variation; and (c) Advanta shall have no liability whatsoever in connection with such forecasts or variations except for adjustments to the Fees as set forth in Attachment 8). On a monthly basis (or more frequently if requested by Advanta), Supplier shall provide information to Advanta regarding opportunities if any to modify or improve the Services and/or to reduce the Fees and/or total cost to Advanta of receiving the Services.
12. FEES, CHARGES, AND EXPENSES.
     12.1 Fees, Costs and Expenses. All fees payable to Supplier under this Agreement (the “Fees”) for the Services and any Deliverables hereunder are set forth in Attachment 8 and, with respect to Transition Fees, Attachment 5, unless otherwise set forth in a SOW. The Fees may be adjusted based on ****** as set forth in Attachment 8. All Fees and Transition Fees, costs and expenses shall be calculated and paid in US dollars. Beginning eighteen (18) months after the Effective Date, Advanta may elect to pay the Fees on a ****** instead of a ****** for individual processes at rates mutually agreed upon in writing by Advanta and Supplier. Advanta shall not be required to pay Supplier any amounts for the Services other than those payable under this Section 12.1 and the applicable SOW. Any Fees and Transition Fees that constitute charges by third parties to Supplier which are permitted by this Agreement to be passed through to Advanta hereunder shall be passed through to Advanta ******. Periodic charges under this Agreement are to be calculated on a calendar month basis, and shall be prorated for any partial month. Except as expressly set forth in this Agreement, all costs and expenses that Supplier or Supplier Agents shall incur in providing the Services have been included in the Fees and

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Transition Fees set forth herein and in the applicable SOW, and no additional costs or expenses shall be reimbursed or reimbursable by Advanta unless specifically agreed to by Advanta in advance in writing. If Advanta agrees to any such reimbursement, such reimbursement shall be in accordance with Advanta’s standard expense policy as may be modified from time to time.
     12.2 Invoicing. On or before the fifteenth (15th) day of each month during the Term, Supplier shall invoice Advanta for the Services performed in accordance with this Agreement during the previous month. Supplier invoices shall be itemized as designated by Advanta, and shall include the calculations utilized to establish the charges. Supplier shall render a single invoice to Advanta with the charges sorted by SOW showing such details as reasonably specified by Advanta or as necessary to satisfy Advanta’s internal accounting and chargeback requirements (such as allocating charges among locations, and departments). Such invoice shall separately state the amounts of taxes, if any, Supplier is collecting from Advanta, and applicable taxes owed by Advanta, if any, by tax jurisdiction.
     12.3 Payment. Subject to the other provisions of this Article 12, undisputed invoices properly submitted to Advanta pursuant to this Agreement shall be due and payable by Advanta within thirty (30) days after receipt thereof and any overdue payments shall be payable with interest of LIBOR+150 basis points.
     12.4 Credits, Refundable Items, Reimbursable Items, and Set-Off.
          a. Credits. To the extent a credit may be due Advanta pursuant to this Agreement, Supplier shall provide Advanta with an appropriate credit against amounts then due and owing; if no further payments are due to Supplier under an applicable SOW, Supplier shall pay such amounts to Advanta within thirty (30) days following the credit becoming due.
          b. Reimbursable Items. Without limiting any other provision of this Agreement, Supplier shall pay, or promptly reimburse Advanta at Advanta’s request, for any third party vendor fees, charges, or costs arising out of or related to: (i) Supplier’s or any Supplier Agent’s improper use of the Equipment or Software; or (ii) Supplier’s or any Supplier Agent’s interaction with any third party vendor for purposes of providing support or maintenance to correct an error or problem with the Software or Equipment, when such third party vendor is not responsible for, or its product is not a cause of, such error or problem.
          c. Set-Off. With respect to any amount to be paid by Advanta hereunder, Advanta may set-off against such amount any amount that Supplier is obligated to pay to Advanta or for which Supplier is required to reimburse Advanta hereunder.
     12.5 Recurring Costs. If general conditions or technology changes materially reduce Supplier’s recurring costs in providing the Services, Supplier shall renegotiate with Advanta to share those net reduced costs with Advanta.
     12.6 Pass-Through and Incidental Expenses.

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          a. Pass-Through Expenses. “Pass-Through Expenses” are charges to be paid either directly by Advanta, or through Supplier on an “out-of-pocket expense” basis. Pass —Through Expenses shall include the costs for the Supplier purchased Dedicated Equipment and Software set forth on Attachment 6 and the costs for travel and hospitality services Supplier will be providing Advanta employees visiting India, such as transportation to and from the airport, hotel and Supplier facilities, supplying a cell phone with international calling service to the US, hotel accommodations and emergency medical care. Any other Pass-Through Expenses shall be set forth in each SOW or otherwise approved in advance and in writing by Advanta.
               i. If the Parties agree that a particular Pass-Through Expense is to be paid by Advanta directly, Supplier shall promptly provide Advanta with the original third-party invoice for such expense together with a confirmatory statement that Supplier has reviewed the invoiced charges and made a good faith determination of which charges are proper and valid and should be paid by Advanta.
               ii. For all Pass-Through Expenses not paid by Advanta directly, Supplier shall: (A) review the invoiced charges and make a good faith determination of which charges are proper and valid and should be paid; (B) provide Advanta with a reasonable opportunity to review the invoice to confirm Supplier’s determination; and (C) upon receipt of Advanta’s written notice that the charges are acceptable, pay the amounts due and invoice Advanta therefore in accordance with the terms and conditions hereof.
          b. Minimization of Pass-Through Expenses. Supplier shall use reasonable efforts to minimize all Pass-Through Expenses. Without limiting any other provision of this Agreement, with respect to any services or materials paid for on a Pass-Through Expense basis Advanta reserves the right to: (i) obtain such services or materials directly from a third party; (ii) designate the third party source for such services or materials; (iii) designate the particular services or materials (e.g., equipment make and model) that Supplier shall obtain; (iv) require Supplier to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and (v) review and approve the Pass-Through Expenses for such services or materials prior to Supplier entering into any agreement for such services or materials.
          c. Incidental Expenses. Supplier acknowledges and agrees that, except as otherwise provided in this Agreement: (i) expenses that are expected to be incurred in performing the Services (including, e.g., local travel and lodging in India for Supplier employees, and routine document reproduction and shipping internal between Advanta and Supplier, and routine long-distance telephone internal between Advanta and Supplier) are already included in the Fees; and (ii) therefore, such Supplier or Supplier Agent expenses shall not be separately reimbursable by or invoiced to Advanta hereunder. Notwithstanding the foregoing, travel and lodging expenses for Transition Services shall be paid by Advanta in accordance with Attachment 5.
     12.7 Disputed Payments. Advanta may withhold payment of any invoice or portion thereof that Advanta disputes in good faith. If an invoice includes both disputed and undisputed charges, Advanta shall pay all undisputed items in accordance with this Article 12 and the

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applicable SOW, and may withhold payment of the disputed charges in accordance with this Section 12.7. If Advanta has already paid a disputed charge (i.e., if Advanta elects, after paying a particular charge, to dispute the charge), Advanta may set-off the disputed charge against other charges owed by Advanta hereunder. Advanta shall notify Supplier in writing on or before the date that any amount is so withheld (whether in respect of a dispute on a current invoice or as a set-off) and describe, in reasonable detail, the reason for such withholding. Advanta and Supplier shall diligently pursue an expedited resolution of such dispute in accordance with the dispute resolution procedures set forth in Article 28. Neither the failure to dispute any Fees or amounts prior to payment nor the failure to withhold any amount shall constitute, operate, or be construed as a waiver of any right Advanta may otherwise have to dispute any Fee or amount or recover any amount previously paid.
     12.8 Accountability. Supplier shall maintain, and shall cause the Supplier Agents to maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by Advanta hereunder, in accordance with generally accepted accounting principles in the United States applied on a consistent basis. Supplier agrees to provide Advanta with documentation and other information with respect to each invoice as may be reasonably requested by Advanta to verify accuracy and compliance with the provisions of this Agreement. Advanta and its authorized agents and representatives shall be granted access to such records by Supplier for purposes of audit during normal business hours during the Term and during any additional period for which Supplier is required to maintain such records.
     12.9 Cost Reductions. From time to time, Advanta may request that the Parties work together through the Steering Committee to identify ways to achieve reductions in the cost of service delivery and corresponding reductions in the Fees to be paid by Advanta, by modifying or reducing the nature or scope of the Services to be performed by Supplier, the applicable Service Levels, or other contract requirements. If requested by Advanta, Supplier shall promptly prepare and present to the Steering Committee a detailed proposal identifying all viable means of achieving the desired reductions without adversely impacting business objectives or requirements identified by Advanta. In preparing such a proposal, Supplier shall give due consideration to any means of achieving such reductions proposed by Advanta. The Steering Committee shall not be obligated to accept or implement any such proposal, and Supplier shall not be obligated to implement any change that affects the terms of this Agreement, unless and until such change is reflected in a written amendment to this Agreement.
13. TAXES.
The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:
     13.1 Personal Property; Franchise; Income. Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes, surcharges or cesses based on its net income or gross receipts.

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     13.2 Sales and Use. Supplier shall be responsible for any import, export, sales, use, excise, value-added, services, consumption, and other taxes, surcharges, cesses, fees, levies and duties, including those imposed by Indian Governmental Authorities, payable by Supplier on any goods or services used or consumed by Supplier in providing the Services where the tax is imposed on Supplier’s acquisition or use of such goods or services and the amount of tax is measured by Supplier’s costs in acquiring such goods or services. Supplier shall also be responsible for any import, export, sales, use, excise, value-added, services, or consumption tax and other taxes, surcharges, cesses, fees, levies and duties, including those imposed by Indian Governmental Authorities, that are assessed on the provision of the Services as a whole, or on any particular Service(s) or parts thereof by the jurisdictions from which Supplier is providing such Services. Advanta shall be responsible for any import, export, sales, use excise, value-added, services or consumption tax imposed by any jurisdiction in which Advanta is located or otherwise receives the Services, including without limitation such taxes imposed with respect to Services performed onsite at Advanta facilities. In the event that any new import, export, sales, use, excise, value added, services, consumption, or other taxes, surcharges, cesses, fees, levies and duties, including those imposed by Indian Governmental Authorities, are assessed on the provision of any of the Services in the future, the Party responsible for such taxes under the previous sentences of this Section 13.2 shall be responsible for the payment of such new or additional taxes.
     13.3 Cooperation. The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other Party.
     13.4 Claim Settlement. Supplier shall promptly notify Advanta of, and assist Advanta in coordinating the response to and settlement of, any claim for taxes asserted by applicable Governmental Authorities for which Advanta may be responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by either Party, such Party shall have the right to elect to control the response to and settlement of the claim, but the other Party shall have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Advanta requests Supplier to challenge the imposition of any tax, Advanta shall reimburse Supplier for the pre-approved reasonable legal fees and pre-approved expenses incurred directly by Supplier in providing such assistance. Advanta shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid or to be paid by Advanta.
     13.5 Withholding Taxes. Supplier shall provide any documentation (e.g., Form W-9, Form W-8ECI, Form W-8BEN, etc.) required or reasonably requested by Advanta to enable it to make payments under the Agreement without any deduction or withholding for or on the account of any tax. Notwithstanding the foregoing, in the event that an applicable taxing authority shall determine that withholding taxes are applicable to any such payments, Supplier shall be responsible for such payments.

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14. [INTENTIONALLY DELETED].
15. BENCHMARKING.
     15.1 Benchmarked Services. Beginning after the first (1st) anniversary of a SOW Effective Date, Advanta may, at any time not more than annually, initiate a benchmark analysis of the costs, performance, quality, resource utilization, and charges of and for the Services or any portion thereof (such Services, the “Benchmarked Services”, and such analysis, the “Benchmark Analysis”). Advanta shall, in good faith, select and contract with an independent benchmarking entity (the “Benchmarker”) to perform the Benchmark Analysis. All third party costs of each Benchmark Analysis shall be borne by Advanta. All results of any Benchmark Analysis, and any materials created pursuant to the Benchmark Analysis, shall be deemed Advanta’s Confidential Information and property.
     15.2 Procedure. The Benchmarker shall execute an appropriately protective confidentiality agreement in favor of each of the Parties. The Benchmarker shall perform the Benchmark Analysis in accordance with the Benchmarker’s documented procedures (as modified herein), which shall be provided to the Parties prior to the start of the Benchmark Analysis. The Benchmarker shall be instructed to use its professional judgment as to the appropriate processes and methodologies to be applied as part of the Benchmark Analysis; provided that if the Parties agree on specific directions, processes, or methodologies to be used by the Benchmarker that are different from the Benchmarker’s documented procedures, the Benchmarker shall be provided such directions, processes, and methodologies, and shall be instructed to comply therewith in performing the Benchmark Analysis.
     15.3 Representative Sample; Benchmark Analysis. For purposes of the Benchmark Analysis, the Benchmarker shall compare the costs, performance, quality, resource utilization, and charges of and for the Benchmarked Services to the costs, performance, quality, resource utilization, and charges of and for similar services as performed by a representative sample of well-managed organizations engaged in providing financial services (the “Representative Sample”). The Benchmarker shall select the Representative Sample from among entities: (a) identified by the Benchmarker; and (b) identified by a Party and approved by the Benchmarker. The Benchmarker shall conduct its Benchmark Analysis as promptly as is prudent under the circumstances, and shall normalize the data used to perform the Benchmark Analysis to accommodate, geographic location of the Services, differences in volume of services, economies of scale, scope of services, workload and complexity factors (including operating environment), service levels, financing or payment streams, appropriate overhead, duration and nature of the contractual commitment, contractual terms, conditions and allocation of risk, productivity commitments, quality, service levels, amount of investment made by the service provider in the customer’s equipment and personnel and other pertinent factors to ensure the unique factors of each relationship are taken into account by the Benchmarker.
     15.4 Benchmarking Results. The Benchmarker shall issue a confidential, preliminary written report to the Parties reflecting its Benchmark Analysis findings. The Parties shall review the preliminary report and provide any comments in writing. The Benchmarker shall be

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instructed to consider any such comments received and, after such consideration and making any adjustments that it deems appropriate in its sole discretion, issue a final written report of its finding and conclusions, which final report shall be deemed Advanta’s Confidential Information and property. Based upon the final results of the Benchmark Analysis, Supplier shall cooperate with Advanta to investigate variances, if any, and to take corrective action to respond to any deficiencies; provided that if such results show that the Fees paid by Advanta are ******. Any dispute as to such deficiencies, variances, or reduction shall be resolved pursuant to the dispute resolution procedures set forth in Article 29.
16. SUPPLIER CHANGE CONTROL.
     16.1 General Requirements. The Parties agree that only Advanta may initiate a request to change the Services and that Supplier shall accommodate such change request in accordance with this Article 16 provided, however, that each Party may initiate a request to change how the Services are delivered to Advanta under this Agreement. Supplier shall ensure that all changes to the Services (including changes to the Equipment and Software used to provide the Services) are approved in advance by Advanta in writing and are implemented to Advanta’s satisfaction. With respect to such changes, Supplier shall comply with the following change control requirements:
          a. Prior to using any Software or Equipment to provide the Services which had not theretofore been used to provide the Services, Supplier shall verify that the Software or Equipment, as applicable, has been properly installed, is in good working order, is operating in accordance with its specifications, and is performing in a consistently reliable manner with no defects, interruptions, or recurring problems.
          b. Supplier shall not, and shall cause the Supplier Agents not to, make any of the following changes without first obtaining Advanta’s approval, which approval Advanta may withhold in its sole discretion: (i) any change adversely affecting or that may adversely affect the efficiency, function, or performance of the Services; (ii) any change that could or would increase the Fees or any other Advanta charges, costs, or fees, hereunder or otherwise; (iii) any change inconsistent with the architecture, standards, or strategic direction specified by Advanta; or (iv) any change impacting the manner in which Advanta conducts its business or operations, which impact Advanta considers in its sole discretion to be adverse. In the event Supplier has been unable, after making best efforts, to contact an appropriate Advanta Authorized Representative to obtain Advanta’s approval for a temporary emergency change, Supplier may make such temporary emergency change; provided that Supplier shall work diligently both to remedy the circumstance that caused the need for such emergency change and to return the affected systems or materials to their pre-change condition. Supplier shall document and promptly report all such temporary emergency changes to Advanta, which changes then shall be subject to Advanta’s approval hereunder.
          c. Supplier shall move any Software from development and test environments to production environments in a controlled manner, using the Advanta Information Technology Development Methodology (which shall be set forth in the applicable Policy and

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Procedures Manual), to ensure that no changes are introduced into any such programs during such activities. Supplier shall ensure that it is continuously and fully capable of restoring all Software and environments to the prior (i.e., pre-move) state until such Software has been both established as fully operational and approved by Advanta in writing.
     16.2 Change Control Procedures.
          a. The change control procedures set forth in this Section 16.2 (the “Change Control Procedures”) shall detail how the Parties shall comply with the requirements set forth in this Article 16 and otherwise control changes to how the Services are delivered to Advanta under this Agreement. The Change Control Procedures shall govern all Services provided under each SOW and Pilot SOW, provided, however, that in the event that a proposed change to Services does not: (i) materially impact Service Levels, (ii) increase Fees or otherwise result in materially increased costs to Advanta, (iii) cause a violation of Laws or the Advanta Regulatory Requirements, (iv) negatively impact Advanta processes and procedures, (v) change the location of the Supplier Facilities, or (vi) affects Advanta’s rights under this Agreement with respect to intellectual property, then Supplier shall not be required to follow the Change Control Procedures and its sole obligation shall be to notify Advanta of such proposed change to the Services, provide information reasonably necessary for Advanta to evaluate such proposed change (including specifying any additional costs to Advanta), and obtain Advanta’s prior written consent, which shall not be unreasonably withheld or delayed.
          b. To propose a change to the delivery of the Services, a Party’s General Program Manager shall, at such proposing Party’s cost, deliver a written proposal (a “Change Order Proposal”) to the other Party’s General Program Manager specifying (i) the proposed change, (ii) the objective or purpose of such change, (iii) the requirements and specifications of the deliverables, if any, to be delivered pursuant to such change, (iv) the requested prioritization and schedule for such change, and (v) the cost impact of such change.
          c. Within ten (10) business days following receipt of the Change Order Proposal, Advanta and Supplier shall, in good faith, meet (either by telephone or in person) to review and discuss the scope and nature of the Change Order Proposal, the availability of Supplier personnel, expertise and resources to provide such change and the time period in which such change will be implemented. Within ten (10) business days after such meeting, Supplier shall, at its own cost unless otherwise agreed, prepare and deliver to Advanta a written assessment of the proposal (the “Change Assessment”) (i) describing any changes in products, services, assignment of personnel and other resources that Supplier believes will be required, (ii) specifying the costs for the Change Order and specify whether there will be an increase or decrease in the Fees (including efficiencies gained and reductions in overall cost of the Service) resulting from such change, (iii) specifying how the proposed change would be implemented, (iv) describing the effect, if any, such change would have on this Agreement, (v) estimating all resources required to implement such change, (vi) describing the delivery risks and associated risk mitigation plans, (vii) describing the impact on policies and procedures, and (viii) providing such other information as may be relevant to the proposed change. To the extent that a proposed change is of such magnitude or complexity that it is not feasible for Supplier to produce a

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detailed Change Assessment within ten (10) business days, Supplier shall prepare and deliver to Advanta a summary Change Assessment outlining such details regarding the prospective change as Supplier can ascertain within five (5) business days, and the Parties shall agree upon a schedule for the production of a more detailed Change Assessment.
          d. Advanta shall review the Change Assessment and respond within ten (10) business days of its receipt of the Change Assessment, indicating whether Advanta desires Supplier to implement the change pursuant to the Change Assessment. Upon the agreement of both Parties, the Parties will execute a change order (a “Change Order”) based upon such Change Assessment and the Policies and Procedures Manual will be updated accordingly. All Change Orders must be approved in writing by both Advanta and Supplier before work on the proposed change commences.
     16.3 System Changes. All material changes to the operating environment of either Party, which changes may affect the Services (each, a “System Change”), shall be subject to the Change Control Procedures. In the event that Supplier wishes to make any System Change, Supplier shall perform a comparison, at a reasonable and mutually-agreed level of detail, between the amount of resources required by such Software to perform a representative sample of the processing then currently being performed for Advanta (a) immediately prior to the System Change and (b) immediately after the System Change. Advanta shall not be required to pay for increased resource usage due to a System Change; provided that if, following a System Change, Supplier can demonstrate (using the same representative sample of processing described in the foregoing sentence) that a portion of such increased resource usage is a direct result of increased Advanta use and not from the System Change, Advanta shall only be required to pay for such portion of increased usage in accordance with the terms and condition so of this Agreement. On a quarterly basis, each Party shall prepare a rolling quarterly “look ahead” schedule for ongoing and planned System Changes for the next three (3) months.
     16.4 Information Technology Standards. The responsibility for establishing the architecture and standards of Advanta and the Service Recipients, and all related strategic and technical matters, shall at all times remain with Advanta. Supplier, in performing the Services, shall conform to and shall support such architecture and standards and other matters, including by modifying the Services as and to the extent necessary to conform thereto. Any approved changes to the Services required for such conformance shall be implemented in accordance with the terms and conditions of this Article 16.
17. SUPPLIER AGENTS.
     17.1 Supplier Personnel.
          a. Qualifications and Training. Throughout the Term, Supplier shall ensure that an adequate number of Supplier and Supplier Subcontractor personnel are assigned to perform the Services, and that such personnel are properly educated, trained, screened and fully qualified to perform the Services they are to perform. Prior to performing Services, all Supplier and Supplier Subcontractor personnel must, at a minimum, receive a formal orientation program that includes an introductory review of workplace values, code of ethics, information security,

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legal implications and consequences of data and privacy breach, antifraud guidance and controls, as well as information on Advanta’s business and culture; provided that such orientation program must be approved in writing by Advanta in advance of such training. Certain minimum qualifications, including minimum education levels, background checks and screening and any additional minimum training requirements may be set forth in the applicable SOW. Supplier shall ensure that all Supplier and Supplier Subcontractor personnel performing the Services are dedicated solely to Advanta. In no event shall Supplier provide any Services using Supplier and Supplier Subcontractor personnel who are shared with any third party unless Supplier receives the prior written consent of Advanta, which Advanta may withhold in its sole discretion. Advanta shall be permitted to audit Supplier’s and Supplier Subcontractors’ compliance with this Article 17 upon written notice to Supplier at any time during the Term.
          b. Turnover. Advanta and Supplier agree that it is in their best interests to ensure that the turnover rate of Supplier and Supplier Subcontractor personnel performing Services hereunder (the “Turnover Rate”) remains low throughout the Term. Accordingly, on a monthly basis, Supplier shall provide Advanta with all relevant data concerning such Turnover Rate, and shall meet with Advanta to discuss the reasons for the Turnover Rate and the impact, if any, thereof on the Services. If requested by Advanta, Supplier shall submit to Advanta a proposal for reducing the Turnover Rate to an acceptable level and, subject to Advanta’s approval, shall implement such proposal. Supplier shall not, and shall ensure that its Affiliates and the Supplier Subcontractors shall not, transfer or re-assign any manager-level or higher personnel performing Services for Advanta to perform services for any other credit card provider or credit card servicer for a period of six (6) months following such personnel’s performance of Services for Advanta.
          c. Replacement. In the event Advanta raises any concerns as to the performance of a member of a given Supplier or Supplier Subcontractor personnel, Supplier shall, subject to requirements of Laws, react appropriately to alleviate such concerns.
          d. Procedures. Throughout the Term, Supplier shall maintain records relating to Supplier and Supplier Subcontractor personnel providing services under this Agreement, which records shall include verified qualifications, licenses, certifications, past employment details and references that evidence that such personnel are qualified in light of Laws, General Industry Standards, and this Agreement, to perform the Services. Throughout the Term, Supplier shall also maintain records of in-service training and assignments for all Supplier and Supplier Subcontractor personnel. Upon Advanta’s request and subject to requirements of Laws, Supplier shall promptly provide Advanta with copies of any of the records described in this Section 17.1. Supplier shall advise all Supplier and Supplier Subcontractor personnel who are performing Services hereunder, of their obligation to comply with all Laws, Card Association Rules and the rules, regulations, policies, and procedures of Advanta in accordance with this Agreement.
     17.2 Key Supplier Positions.

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          a. Generally. The Supplier and Supplier Subcontractor personnel who are approved by Advanta as of the applicable SOW Effective Date to fill those management positions specified as Key Supplier Positions are set forth in the applicable SOW. Advanta may, from time to time on written notice to Supplier, change the positions designated as Key Supplier Positions hereunder. Supplier shall cause each individual who fills a Key Supplier Position to devote their full time and effort throughout the Term to the provision of the Services.
          b. Assignments to Key Supplier Positions. Before assigning an individual to a Key Supplier Position, Supplier shall provide Advanta with detailed written notice of the proposed assignment, shall introduce the individual to appropriate Advanta representatives, and shall provide Advanta with a resume and other information requested by Advanta regarding the individual. If Advanta objects to the proposed assignment, the Parties shall attempt to resolve Advanta’s concerns on a mutually agreeable basis. Supplier shall not transfer or re-assign any personnel filling a Key Supplier Position: (i) without providing advance written notice to Advanta of such transfer; and (ii) until a suitable replacement is ready to assume the affected position and has been introduced to Advanta as set forth in this Section 17.2(b). Supplier and Supplier Subcontractors shall not transfer or re-assign any personnel filling a Key Supplier Position to perform services for a competitor of Advanta for a period of nine (9) months following such personnel’s performance of Services for Advanta and for a twelve (12) month period following the last day of work by any Supplier General Program Manager on Advanta’s account, shall not assign him or her to the account of any business or organization that issues payment cards, including credit, debit and stored-value cards, or provides unsecured lines of credit to customers in the United States, without Advanta’s prior written consent. Supplier shall establish and maintain an up-to-date succession plan for the replacement of individuals serving in Key Supplier Positions, which plan shall be reviewed with Advanta on a regular basis.

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     17.3 Supplier Subcontractors.
          a. Approval. With the exception of the approved subcontractors (each an “Approved Subcontractor”) listed on Attachment 9 (Approved Subcontractors), prior to subcontracting any Services to a third party, Supplier shall notify Advanta of the proposed subcontractor, which notice shall include: (i) the specific components of the Services that Supplier proposes to subcontract; (ii) the scope of the proposed subcontract; (iii) a copy of the proposed subcontract; and (iv) the identity, qualifications, and financial resources of the proposed subcontractor. Before entering into any agreement with a third party to subcontract any of the Services hereunder, including with Approved Subcontractors, Supplier shall obtain Advanta’s prior written approval of the applicable subcontract and, if such subcontractor is not an Approved Subcontractor, such subcontractor (each of which Advanta may provide or withhold in its sole discretion). Notwithstanding any other provision of this Agreement, Supplier shall require each subcontractor, including Approved Subcontractors, to execute a copy of the Subcontractor Direct Agreement attached hereto as Attachment 10 before Supplier may disclose any of Advanta’s Confidential Information to, or enter into any discussions regarding the Services, this Agreement, or the relationship of the Parties with, such potential subcontractors. Upon Advanta’s approval of a Supplier subcontractor in accordance with this Section 17.3, such subcontractor shall be deemed a “Supplier Subcontractor” for purposes of this Agreement.
          b. Subcontractor Agreements. Supplier shall include in its agreement with any Supplier Subcontractors: (i) intellectual property rights assignment provisions acceptable to Advanta enabling Supplier to grant to Advanta the rights specified in this Agreement and (ii) any other provisions as necessary for Supplier to fulfill its obligations hereunder, including requiring Supplier Subcontractor’s full cooperation with all audit rights and requirements and all due diligence requirements of Advanta. Supplier shall not include in any agreement with a Supplier Subcontractor any provision the effect of which would be to limit the ability of such Supplier Subcontractor to contract directly with Advanta.
          c. Replacement. Without limiting any other provision of this Agreement, upon Advanta’s request Supplier shall replace any Supplier Subcontractor with a different third party subcontractor (or shall perform the applicable subcontracted Services itself), if Advanta determines in its sole discretion that the continued use of such Supplier Subcontractor is not in Advanta’s best interests, subject to payment by it of any commercially reasonable wind down and or termination costs.
     17.4 Conduct of Supplier Agents.
          a. Supplier shall ensure that all Supplier Agents, while at an Advanta Facility comply with Advanta’s then-current codes of conduct, as made available to Supplier from time to time, and other rules and regulations regarding personal and professional conduct generally applicable to personnel at such Advanta Facilities.
          b. Supplier shall ensure that while at an Advanta Facility all Supplier Agents clearly identify themselves as Supplier Agents, and not as employees of Advanta, including in any and all communications related to this Agreement. Each Supplier Agent shall wear a badge

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indicating that he or she is an employee or other agent, as the case may be, of Supplier and not of Advanta.
     17.5 Responsibility/Actions of Supplier Agents. Supplier is and shall remain directly responsible and liable to Advanta for the work, conduct and activities of each Supplier Agent. When a Supplier Agent performs a Supplier obligation under this Agreement, Supplier shall cause each such Supplier Agent to comply with this Agreement and Supplier shall be directly responsible and liable to Advanta for Supplier Agent’s failure to so comply. In each provision of this Agreement, where Supplier is required to take or not take an action pursuant to this Agreement, whether or not specifically required by the applicable provision, Supplier shall cause each Supplier Agent to take or not take such action and Supplier shall be directly responsible and liable to Advanta for Supplier Agent’s failure to take or not take such action. Supplier shall be responsible for all, and Advanta shall have no responsibility for any, payments required to be made to any Supplier Agent.
18. MUTUAL NON-SOLICITATION.
The Parties agree that during the Term and twelve (12) months thereafter, neither Party shall (and shall cause its agents and Affiliates not to) directly, or indirectly through any Affiliate or other entity, offer employment to, employ, engage as an independent contractor, or otherwise obtain (or encourage any third party to retain) the services of any person employed at such time or within the preceding one hundred and eighty (180) days by the other Party or its Affiliate, who became known to such Party or its Affiliate in connection with the performance of this Agreement; provided, however, that this Article 18 shall not apply to general advertising by one Party not targeted specifically at the other Party’s employees.
19. INTELLECTUAL PROPERTY.
     19.1 Deliverables.
          a. Work Made for Hire; Assignment to Advanta. All Deliverables shall be the sole and exclusive property and Confidential Information of Advanta. Advanta shall own all worldwide right, title, and interest, including ownership of all worldwide rights of Patent, copyright, trademark, trade secret, and other proprietary rights in, to, and under the Deliverables and all copies and derivative works made from or of the Deliverables. All Deliverables shall be deemed to be “works made for hire” (as such term is defined in 17 U.S.C. § 101) for Advanta. To the extent any of the Deliverables are not deemed to be “works made for hire” by operation of law, Supplier hereby irrevocably and perpetually assigns, transfers, and conveys on a worldwide basis, and shall cause all Supplier Agents to irrevocably and perpetually assign, transfer, and convey on a worldwide basis, to Advanta without further consideration all of Supplier’s or such Supplier Agent’s (as applicable) right, title, and interest in, to, and under the Deliverables, including all rights of Patent, copyright, trademark, trade secret, and other proprietary rights in the Deliverables and all rights to causes of action and remedies related to any of the foregoing, effective immediately upon the inception, conception, creation, fixture, development, or reduction to practice thereof. Supplier acknowledges that Advanta and its assigns shall have the right to obtain and hold in their own name any intellectual property and other rights in, to, and

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under the Deliverables. Supplier shall, and shall cause the Supplier Agents to, execute any documents or take any other actions as may reasonably be necessary, or as Advanta may reasonably request, to record, perfect or enforce Advanta’s ownership interest in, to, and under the Deliverables, including procuring and causing to be executed all such assignments and other instruments and documents necessary to effectuate the foregoing, at Advanta’s expense. The Parties acknowledge and agree that no action taken or not taken by Advanta in relation to the foregoing assignment, including Advanta’s failure to exercise any of the rights assigned to Advanta hereunder within one (1) year (or within any other period of time) from the date of such assignment, will cause such assignment to lapse or to be deemed lapsed or will cause any assigned right, title or interest to revert to Supplier or any Supplier Agent. This Section 19.1(a) shall survive any expiration or termination of this Agreement.
          b. Exclusive License to Advanta. To the extent, if any, that any Deliverables are not assignable or that Supplier or any Supplier Agent retains any right, title or interest in and to any Deliverables, Supplier shall, prior to developing any such non-assignable Deliverables, provide Advanta written notice regarding the foregoing and: (i) Supplier unconditionally and irrevocably waives, and Supplier shall cause such Supplier Agent(s) to unconditionally and irrevocably waive, the enforcement of such rights, and all claims and causes of action of any kind against Advanta or any other Service Recipient with respect to such rights; (ii) Supplier shall, and shall cause such Supplier Agent(s) to, at Advanta’s request and Supplier’s expense, consent to and join in any action to enforce such rights; and (iii) Supplier hereby grants, and shall cause such Supplier Agent(s) to grant, to Advanta an exclusive, perpetual, irrevocable, fully paid-up, royalty-free, transferable, worldwide right and license to use, execute, reproduce, distribute, adapt (including edit, modify, translate, and reformat), create derivative works based on, transmit, display and perform (publicly or otherwise), make, have made, sell, offer to sell, import and otherwise exploit any such materials, in any form or media now known or later developed (including Object Code form and Source Code form), and to grant sublicenses through multiple tiers to any third party or other entity to do any or all of the foregoing. Supplier further irrevocably waives, and shall cause the Supplier Agents to irrevocably waive, any “moral rights” or other rights with respect to attribution of authorship or integrity of such Deliverables that Supplier or any Supplier Agents may have under any applicable law under any legal theory. Supplier hereby waives and quitclaims, and shall cause the Supplier Agents to waive and quitclaim, to Advanta any and all claims, of any nature whatsoever, that Supplier or any Supplier Agent now or may hereafter have for infringement of or related to any Deliverables assigned and/or licensed hereunder to Advanta. This Section 19.1(b) shall survive any expiration or termination of this Agreement.
          c. Limited License to Supplier. Subject to the terms and conditions of this Agreement, Advanta hereby grants to Supplier a non-exclusive, revocable, non-transferable, limited right to use, execute and operate the Deliverables solely for the purpose of providing and solely to the extent necessary to provide the Services under this Agreement, and to sublicense the foregoing right to Supplier Agents solely for the purposes of providing and solely to the extent necessary to provide the Services that such Supplier Agents are responsible for providing to Advanta and the other Service Recipients under this Agreement. Except as otherwise expressly set forth in this Agreement, Supplier and the Supplier Agents shall neither have nor retain any

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right to use or exploit, in any manner, any Deliverables, and Supplier shall not, and shall cause the Supplier Agents not to, challenge the validity of Advanta’s ownership of any Deliverables.
          d. Periodic Delivery of Source Code and Documentation. Supplier shall periodically, but no less frequently than once each month, deliver to Advanta all Source Code and Documentation for all Deliverables, which Deliverables were provided to Advanta during the immediately preceding month or which Source Code or Documentation was created, conceived, or developed during the immediately preceding month. Supplier shall ensure that such Source Code and Documentation are sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support the Deliverables to which they correspond, and that such Documentation accurately describes, in terms understandable by a typical end user, the functions and features of such Deliverables and the procedures for exercising such functions and features.
          e. Embedded Software.
               i. Generally. Unless otherwise agreed by the Parties, Supplier shall not, and shall cause the Supplier Agents not to, incorporate or embed any Supplier-Provided Materials into any Deliverables, or otherwise use any Supplier-Provided Materials in the provision of the Services, without Advanta’s prior written consent. To the extent any Supplier-Provided Materials are incorporated or embedded into any Deliverables or it would be impossible or impracticable to use and exploit the Deliverables without such Supplier-Provided Materials (such incorporated, embedded or necessary Supplier-Provided Materials, collectively, the “Embedded Software”): (a) in the case of Embedded Software owned by Supplier or any Supplier Agent, Supplier shall, and shall cause the Supplier Agents to, grant Advanta, the other Service Recipients, and Advanta’s Affiliates, and the respective employees, officers, directors, agents, contractors, successors and assigns of the foregoing, a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, transferable worldwide right and license to use, execute, reproduce, distribute, adapt (including edit, modify, translate, and reformat), create derivative works based on, transmit, display and perform (publicly or otherwise), make, have made, sell, offer to sell, import and otherwise exploit any such Embedded Software, in any form or media now known or later developed (including Object Code form and Source Code form), and to grant sublicenses through multiple tiers to any third party or other entity to do any or all of the foregoing, solely for the complete utilization of the Services or the Deliverables and not for any standalone commercial purpose. Advanta shall make any third party to whom the Deliverables with the Embedded Software is sold or sub-licensed aware of the restrictions of use with respect to Embedded Software and take steps to ensure that such third parties shall not, internally or in conjunction with any other person, (i) reverse engineer, reverse compile or reverse assemble the Embedded Software in a stand-alone commercial manner apart from the Deliverables, or (ii) use Embedded Software for their own benefit or for the benefit of others for any purpose other than to perform their obligations owed to Advanta; and (b) in the case of Embedded Software constituting Third Party Software, Supplier shall, at Advanta’s election, either (i) obtain, at no cost to Advanta, for the benefit of Advanta, the other Service Recipients, and Advanta’s Affiliates, and the respective employees, officers, directors, agents, contractors, successors and assigns of the foregoing, license rights to such Third Party Software that are substantially

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equivalent in all material respect to the license granted in Section 19.1(a) or (ii) provide an alternative Deliverable with substantially equivalent functionality that avoids use of such Third Party Software. Advanta shall, and shall cause the Service Recipients to, comply with all of the terms and conditions for use of such Third Party Software of which Supplier has provided Advanta reasonable advance notice, including requirements of license agreements, end-user agreements and consents.
               ii. Periodic Delivery of Source Code and Documentation. Supplier shall periodically, but no less frequently than once each month, deliver to Advanta all Source Code and Documentation for all Embedded Software, which Embedded Software was incorporated or embedded in any Deliverables during the immediately preceding month, or as reasonably necessary for the use or exploitation of such Deliverables. Supplier shall ensure that such Source Code and Documentation are sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support the Embedded Software to which they correspond, and that such Documentation accurately describes, in terms understandable by a typical end user, the functions and features of such Embedded Software and the procedures for exercising such functions and features. At Advanta’s request, Supplier will provide Advanta with a list of all Embedded Software.
     19.2 Advanta-Provided Software.
          a. License to Supplier. Subject to the terms and conditions of this Agreement, Advanta hereby grants to Supplier a non-exclusive, revocable, non-transferable, limited right to: (i) use, execute and operate, solely to the extent permitted by any applicable third party agreements and Required Consents, the Advanta-Provided Third Party Software; (ii) use, execute and operate the Advanta-Provided Software that is not Advanta-Provided Third Party Software; and (iii) use any related Documentation as may be provided by Advanta to Supplier hereunder; in each case, solely for the purpose of providing and solely to the extent necessary to provide the Services hereunder.
          b. Compliance with Licenses. Supplier shall, and shall cause the Supplier Agents to, comply with all of the terms and conditions for use of Advanta-Provided Software including requirements of license agreements, end-user agreements and consents.
     19.3 Third Party Software. Without limiting any other provision of this Article 19, if Supplier or any Supplier Agent uses or wishes to use any Third Party Software (other than Advanta-Provided Third Party Software) in performing or otherwise in connection with the Services, Supplier shall: (a) use, wherever practicable, standard, generally commercially available software packages; (b) obtain Advanta’s prior written consent, and if Advanta requests, obtain the right to grant to Advanta, the other Service Recipients, and Advanta’s Affiliates, a license to such Third Party Software reasonably satisfactory to Advanta; (c) at Advanta’s request, verify that Advanta, the other Service Recipients, and Advanta’s Affiliates have the right to purchase related ongoing services (e.g., maintenance and support services, upgrades, patches, and subscription services) for such Third Party Software on commercially reasonable terms; and (d) at Advanta’s request, use reasonable efforts to ensure that any contracts between Supplier or

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such Supplier Agent and a third party for the provision of such Third Party Software and any related ongoing services (e.g., maintenance and support services, upgrades, patches, and subscription services) are expressly assignable to Advanta, and if such contracts are (i) assignable to Advanta, assign each such contract to Advanta upon Advanta’s request following the expiration or termination of those Services in connection with which such Third Party Software is used, or (ii) not assignable to Advanta, upon Advanta’s request following expiration or termination of those Services in connection with which such Third Party Software is used, Supplier shall use best efforts to implement a work-around reasonably satisfactory to Advanta. Advanta shall, and shall cause the Service Recipients to, comply with all of the terms and conditions for use of such Third Party Software of which Supplier has provided Advanta reasonable advance notice, including requirements of license agreements, end-user agreements and consents.
     19.4 Inventions. During the term of this Agreement, Supplier shall promptly disclose any Inventions to Advanta. At Advanta’s request, Supplier shall, and shall cause the Supplier Agents to, assign, all right, title, and interest in and to any Inventions (including all rights of action on account of past, present and future unauthorized use of any Patents covering such Inventions and for infringement of such Patents) and execute such documents as may be required to file applications and to obtain Patents in the name of Advanta or its nominees, in any countries, covering such Inventions. Supplier represents and warrants to Advanta that neither Supplier nor any Supplier Agent is subject to any obligations to any third party to assign to such third party(ies) Inventions or rights therein in conflict with Supplier’s obligations to Advanta hereunder. During the Term and thereafter, Supplier shall not, and shall cause the Supplier Agents not to, assert against Advanta, any other Service Recipient, Advanta’s Affiliates, or any employees, officers, directors, agents, contractors, or (through multiple tiers) successors or assigns of any of the foregoing, any patents owned by Supplier or any Supplier Agent that read or bear upon the receipt of the Services (or services similar to such Services) or the use or other exploitation of any Deliverables, Supplier-Provided Materials or Embedded Software to which Advanta, any other Service Recipient, Advanta’s Affiliates, or any employees, officers, directors, agents, contractors, or (through multiple tiers) successors or assigns of any of the foregoing are granted rights hereunder.
     19.5 Changes and Upgrades to Software. Except as may be approved by Advanta in advance in writing, Supplier shall not make any changes or modifications to any Software that would alter the functionality of the Systems or Services, degrade the performance of the Systems or Services, or materially adversely affect the day-to-day operations of Advanta’s or any other Service Recipient’s business, except as may be necessary on a temporary, emergency basis to maintain the continuity of the Services. Supplier shall be responsible, at no charge to Advanta, for any modification or enhancement to, or substitution for, the Advanta-Provided Software, the Deliverables, and any other equipment, software or materials used in connection with the Services, in each case which are necessitated by (a) unauthorized changes to Advanta-Provided Software or the Deliverables or (b) unapproved changes to the, Embedded Software, or related operating environments or functionalities. Supplier shall, at Advanta’s election, request and cost, install for Advanta in connection with and as part of the Services, any upgrade, modification, or enhancement to the Systems or any Embedded Software at the then-current level at the time such

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upgrade, modification, or enhancement is generally made publicly available (or, if earlier, at the time such upgrade, modification or enhancement is made available to Supplier or any of its customers).
     19.6 Export. The Parties acknowledge that certain Software and technical data to be provided hereunder is subject to export controls under the Laws of the United States and other countries. Supplier shall not, and shall cause the Supplier Agents not to, export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such Laws. Supplier shall be responsible for, and shall coordinate and oversee, compliance with such Laws in respect of such items exported or imported hereunder or otherwise in relation to the Services.
     19.7 Ownership. As between the Parties, Advanta and the other Service Recipients shall remain the sole and exclusive owner of all right, title and interest in, to and under (a) all information and materials owned by Advanta and the other Service Recipients as of the Effective Date, (b) all information and materials acquired by Advanta or any other Service Recipient from any third party after the Effective Date, and (c) all information and materials developed by Advanta and/or any other Service Recipient after the Effective Date (the foregoing, collectively, the “Advanta Materials”). Nothing in this Agreement shall, whether expressly or by implication, be deemed to transfer any ownership interest in any Advanta Materials Supplier. Supplier shall, and shall cause all Supplier Agents to, cease all use of the Advanta Materials upon any expiration or termination of this Agreement.
     As between the Parties, Supplier and Supplier Agents shall remain the sole and exclusive owner of all right, title and interest in, to and under Supplier-Provided Materials, including any modifications or derivative works thereof made at any time. However, in the case of Embedded Software, only the modifications and derivative works made at any time by Supplier or Supplier’s Agents will be owned by Supplier or Supplier’s Agents. Nothing in this Agreement shall, whether expressly or by implication, be deemed to transfer any ownership interest in any Supplier Provided Materials or Embedded Software to Advanta. Advanta shall, and shall cause all Service Recipients to, cease all use of the Supplier Provided Materials upon any expiration or termination of this Agreement, unless specifically permitted under this Agreement.
     19.8 Residual Knowledge. Nothing contained in the Agreement shall restrict a Party from the use of any general ideas, know-how, experience or skill retained in the unaided mental impressions of such Party’s personnel relating to the Services, so long as it does not infringe the intellectual property or breach confidentiality of the other Party.
20. CONFIDENTIALITY.
     20.1 Confidential Information. Supplier and Advanta each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party which such Party considers to be confidential, proprietary, a trade secret, or otherwise restricted. As used in this Agreement, “Confidential Information” shall mean all information, in any form, furnished or made available, directly or indirectly, by one Party to the other which is marked confidential, restricted, proprietary, or with a similar designation, or

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which a reasonably prudent business person would deem to be as confidential information considering the nature of the information and the circumstances of its disclosure. Without limiting the foregoing: (a) the terms and conditions of this Agreement shall be deemed the Confidential Information of both Parties; and (b) Advanta’s Confidential Information shall be deemed to include (whether or not marked confidential, restricted, proprietary, or with a similar designation) (i) all specifications, designs, documents, correspondence, software, documentation, data and other materials; all materials prepared by Advanta or the Service Recipients; and all Deliverables (including all information embodied therein) and other materials prepared by Supplier, Supplier Agents, and their respective agents (whether alone or in conjunction with Advanta or any Service Recipient) in the course of performing the Services; (ii) all information concerning the operations, affairs, customers, end-users, employees and businesses, including financial affairs, of Advanta and any of its Affiliates, and the respective relations with their customers, employees, agents, and service providers (including customer lists, customer information, and information regarding consumer markets); (iii) the Customer Data; (iv) the Advanta Provided Software; and (v) all other information, data, and materials obtained, received, transmitted, processed, stored, archived, or maintained by Supplier, Supplier Agents, and their respective Agents in the course of performing the Services and (c) Supplier’s Confidential Information shall be deemed to include (whether or not marked confidential, restricted, proprietary, or with a similar designation) (i) all specifications, designs, documents, correspondence, software, documentation, data and other materials owned by Supplier; (ii) all information concerning the operations, affairs, customers, end-users, employees and businesses, including financial affairs, of Suppliers and any of its Affiliates, and the respective relations with their customers, employees, agents, and service providers (including customer lists, customer information, and information regarding consumer markets); (iii) the Supplier Provided Materials and Embedded Software (subject to Advanta’s license rights as set forth in this Agreement); and (iv) information, data and materials obtained from Supplier during an audit.
     20.2 Exclusions. Restrictions placed on use of Confidential Information in this Agreement shall not preclude use of any particular information that either Party can demonstrate and document: (a) was obtained from the public domain without any breach by recipient of any obligation of confidentiality to the furnishing Party of Confidential Information; (b) was rightfully in the possession of the receiving Party at the time of disclosure of Confidential Information to it without any obligation to restrict its further use or disclosure; (c) was received, after disclosure to it of Confidential Information by the furnishing Party, from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure and without any breach by such third party of any obligation of confidentiality to the furnishing Party; or (d) was independently developed by the receiving Party without reference to any Confidential Information of the furnishing Party. Restrictions placed on use of Confidential Information in this Agreement shall not preclude Advanta’s use of any information that Advanta has the right to exploit in accordance with the terms of this Agreement including Supplier-Provided Materials. In addition, a Party shall not be considered to have breached its obligations under this Article 20 by disclosing Confidential Information of the other Party if and to the extent required to respond to the request of a Governmental Authority to satisfy a legal or regulatory requirement; provided that, upon receiving any such request and to the extent that it may do so without violating any Law or Card Association Rules, such Party immediately and

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prior to such disclosure advises the other Party of such request in order that the other Party may, with the first Party’s cooperation, interpose an objection to such disclosure, take action to assure confidential treatment of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.
     20.3 Obligations.
          a. Each Party’s Confidential Information shall remain the property of such Party, except as otherwise expressly provided herein. Advanta and Supplier shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other Party as such Party employs to avoid unauthorized disclosure, publication, or dissemination of its own information of a similar nature and similar importance; provided that the Parties may disclose such information: (i) to entities or persons performing Services required hereunder solely where (A) use of such entity or person is expressly authorized under this Agreement, (B) such disclosure is necessary to the performance of such Services, and (C) the entity or persons to which the information is disclosed agrees in writing (1) to assume the nondisclosure, nonuse, and other obligations of the same scope and at least as stringent as those described in this Article 21, and (2) not to solicit Advanta’s customers in any manner; (ii) to directors, agents, attorneys, accountants and advisors of the Parties and their Affiliates who need to know such information, provided they are required to treat such information as confidential; and (iii) to potential purchasers of the Parties or their Affiliates, provided they are required to treat such information as confidential.
          b. Notwithstanding Section 20.3(a) or any other provision of this Agreement: (i) Supplier shall not release any Customer Data or any other Confidential Information of Advanta to any third party without the express prior written consent of Advanta; (ii) Advanta’s Confidential Information shall not be utilized or disclosed by Supplier for any purpose other than that of rendering the Services hereunder; (iii) Supplier shall not be deemed to possess, and shall not assert, any ownership interest, lien, or other right or interest against or to Advanta Confidential Information; and (iv) Supplier shall ensure that no Advanta’s Confidential Information is sold, rented, assigned, leased, or otherwise disposed of to third parties by Supplier or Supplier Agents, or commercially exploited by or on behalf of Supplier or any Supplier Agents.
          c. As requested by the furnishing Party during the Term, and upon expiration or any termination of this Agreement (in whole or in part) and/or the completion of Supplier’s obligations under this Agreement, unless the Agreement allows for retention after the term or such retention is required by Laws, the receiving Party shall return to furnishing Party or destroy, as furnishing Party may direct, all materials (including all copies and parts thereof) in any medium that comprise, contain, refer to, or relate to furnishing Party’s Confidential Information, and receiving Party shall provide furnishing Party with a certification by an officer of receiving Party certifying such return or destruction (as applicable) and shall retain no copies thereof. Each Party shall be entitled to retain one copy of the Confidential Information (except for Customer

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Data) of the other Party solely to defend itself in any legal proceeding instituted against it by a third party.
          d. Each Party shall take reasonable steps to ensure that its employees comply with the provisions of this Article 20. Supplier shall cause each Supplier Subcontractor to comply with its obligations under the Subcontractor Direct Agreement.
     20.4 Disclosure or Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, upon becoming aware of such event the receiving Party shall promptly and at its own expense: (a) notify the furnishing Party in writing; and (b) take such actions as may be necessary or reasonably requested by the furnishing Party, and otherwise cooperate with the furnishing Party, to minimize the adverse effects to the furnishing Party of such event and any damage resulting from such event.
     20.5 No Implied Rights. Nothing contained in this Article 20 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, whether expressly or by implication, any ownership interest in or any right or license to Confidential Information of the other Party.
     20.6 Injunctive Relief. Receiving Party acknowledges that disclosing Party’s Confidential Information, including in the case of Advanta the Customer Data, is unique property of extremely high value to the disclosing Party, and that the unauthorized use or disclosure thereof would cause disclosing Party irreparable harm that could not be compensated by monetary damages. Accordingly, receiving Party agrees that disclosing Party shall be entitled to receive, from any court of competent jurisdiction, injunctive and preliminary relief to prevent or remedy any actual or threatened unauthorized use or disclosure of disclosing Party’s Confidential Information, without being required to show harm.
     20.7 Survival. The Parties’ obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement.
21. CUSTOMER DATA; DATA SECURITY.
     21.1 Customer Data. Without limiting any other provision of this Agreement, the following terms and conditions shall apply to Customer Data:
          a. GLBA Compliance. Supplier recognizes and acknowledges that Title V of the GLBA governs the disclosure of Nonpublic Personal Information about consumers, including Advanta’s deposit customers and that although GLBA is not applicable to Advanta’s business card customers, Supplier agrees to comply with Advanta’s GLBA requirements regarding re-use, sharing and protection of personal information with respect to Advanta’s business card customers that would be considered Nonpublic Personal Information if such business card customer were a consumer. Supplier shall comply with the terms and provisions of the GLBA, other Laws and Card Association Rules, including the provisions of the GLBA regarding the re-use, sharing and re-disclosure of Nonpublic Personal Information and the rules

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implementing section 501(b) of the GLBA. Supplier represents that it has implemented a comprehensive written information security program that includes administrative, technical and physical safeguards designed to ensure the security and confidentiality of customer, consumer and employee information related to the Services. Supplier’s security measures shall equal or exceed the Payment Card Industry Data Security Standards. Advanta shall have the right to request information regarding Supplier’s security program related to the Services. Supplier shall use best efforts to notify Advanta of a material modification to any of its security procedures relating to the Services. To the extent GLBA, other Laws or Card Association Rules require additional or modified security, privacy or confidentiality contractual arrangements between the Parties, the Parties shall in good faith identify and execute such additional or modified agreements as are so required.
          b. Non-Disclosure of Customer Data. Except as permitted under this Agreement, Supplier agrees that it shall not disclose or use Customer Data obtained pursuant to this Agreement (including mailing lists) except to the extent necessary to perform, effect, administer or enforce any transactions or Services contemplated by this Agreement and in a manner that is in accordance with Laws (including the GLBA and the federal Fair Credit Reporting Act) and Card Association Rules. Further, Supplier shall ensure that its Affiliates disclose and use Customer Data only to the extent permitted by Laws, Card Association Rules and pursuant to the terms and conditions of this Agreement.
          c. Access to Customer Data. Supplier shall: (i) adequately mark or otherwise identify Customer Data as Advanta’s Confidential Information and property (or, if already so marked when provided to Supplier, ensure that all such marks are retained); (ii) store Customer Data separately (both logically and physically) from other Supplier-Provided Materials and data and/or any other materials or data of any third party; and (iii) promptly remove any Customer Data from storage at Advanta’s request. Supplier shall use best efforts to safeguard all Customer Data and shall store Customer Data electronically or otherwise in a safe and secure manner. Advanta shall have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing Customer Data. At no time shall any of such files or other materials or information be stored or held in a form or manner not immediately accessible to Advanta. Supplier shall provide to the Advanta General Program Manager all passwords to and the locations of any such files and other materials promptly upon the request of Advanta, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Advanta to retrieve, read, revise and/or maintain such files and information. Upon request of the Advanta General Program Manager, Supplier shall confirm that all files and other information provided to Advanta are complete and that no material element or other portion of such files or other information to which Advanta may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Advanta as contemplated by this Agreement.
          d. Regeneration of Lost or Damaged Customer Data. As part of the Services, Supplier shall, at its own expense, promptly replace or regenerate from Supplier’s media any Customer Data that Supplier has otherwise lost or damaged, or shall obtain at

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Supplier’s expense a new copy of such lost or damaged Customer Data. In the event that Supplier cannot fulfill the foregoing obligation, Advanta may, without limiting any other remedies it may have hereunder or otherwise, replace, regenerate, or obtain a new copy of any such Customer Data, and Supplier shall promptly reimburse Advanta for all costs, direct or indirect, related to such replacement, regeneration, or acquisition.
     21.2 Data Security. Supplier shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the unauthorized access, destruction, loss, use or alteration of Customer Data in the possession of Supplier which are (a) no less rigorous than the Advanta Data Security Standards set forth on Attachment 11, as may be amended from time to time; (b) no less rigorous than those maintained by Supplier for its own information of a similar nature or that of other Supplier customers; but, in any event, (c) no less rigorous than those mandated by Laws or Card Association Rules. Such procedures and other safeguards shall include the installation of Software that, at minimum: (i) requires all users to enter a user identification number and password prior to gaining access to the information systems; (ii) controls and tracks the addition and deletion of users and access to all materials; and (iii) controls user access to areas and features of the systems. Advanta shall have the right to establish backup security for Customer Data and to keep all backup Customer Data and Customer Data files in its possession if it so elects, and Supplier shall comply with any backup security and other similar procedures established by Advanta in relation to the Customer Data. Supplier shall also establish and maintain such environmental, safety and facility procedures, data security procedures and other safeguards against (a) theft, including theft of Customer Data, (b) dishonest misappropriation of Customer Data, (c) fraudulent and dishonest disposal of Customer Data, (d) fraudulent or dishonest inducement for delivery or retention of Customer Data, (e) dishonest or fraudulent removal or concealment of Customer Data, (f) damages to any computer, computer system or computer network, computer data base containing Customer Data, and (g) hacking with computer systems containing Customer Data.
     21.3 Data Security Procedures. Supplier shall maintain appropriate policies and procedures to respond to incidents of unauthorized or suspected unauthorized access to or disclosure of Customer Data. Such policies and procedures shall equal or exceed the Advanta Data Security Standards and Payment Card Industry Standards. Supplier shall reasonably monitor, evaluate and adjust its information security system and procedures in response to relevant changes in technology, changes in the sensitivity of Customer Data and internal and external threats to information security and shall adopt such changes to its information security system and procedures as reasonably requested by Advanta. Supplier agrees to take appropriate actions to address any security breach involving such information. Supplier shall notify the Advanta General Program Manager promptly, and in any event as soon as reasonably possible after Supplier reasonably suspects or has concluded that any security incident or breach (which shall include any such breach caused by any employee, third party service provider or subcontractor of a Party) has occurred or is about to occur that, in Supplier’s reasonable judgment, is likely to put any data, including any Customer Data, or network of Advanta at risk. Upon the occurrence of any such security incident or breach, (a) Supplier shall, as soon as practicable and at its sole expense, implement an action plan to correct the incident or breach and prevent the continuation of such security incident or breach, and shall promptly notify Advanta

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of the corrective action and measures taken and (b) Advanta may audit to determine whether the corrective action has been implemented and is effective. If there is any such security breach relating to Customer Data under Supplier’s control or the control of an entity with which Supplier has contracted, then Supplier shall pay the out of pocket expenses incurred by the Parties in responding to the security breach, including paying the cost of notifying customers that information about them was subject to a security breach. Any notice sent concerning a security breach shall be subject to the prior written approval of Advanta.
     21.4 Security Reviews. Without limiting its other obligations set forth herein, Supplier, at the request of Advanta or to satisfy Card Association Rules, shall cause a security audit of those of its systems that affect Advanta in connection with the Services (a “Security Audit”) to be conducted at least once every twelve (12) months (except as provided in Section 21.3 and this Section 21.4) during the Term. The vulnerability scan portion of each Security Audit shall be conducted by an internationally recognized third party engaged in the business of performing such vulnerability scans which shall be at the expense of Advanta, which expense shall be reimbursed by the Supplier if the Audit reveals a material security risk. The remainder of each Security Audit shall be conducted jointly by the Parties and shall include a comprehensive review of vulnerabilities of Supplier’s systems. At least thirty (30) days prior to each Security Audit, the Parties shall meet and consult reasonably and in good faith in an effort to agree on the minimum tests to be conducted in the Security Audit. Supplier shall provide the results of each of its Security Audits to Advanta within fifteen (15) Business Days after completion of the Security Audit. In the event that a Security Audit reveals any material security exposures, Supplier shall take such actions as are reasonably necessary to correct such exposures, to Advanta’s reasonable satisfaction, as promptly as is commercially reasonable, and Advanta may audit to determine whether the corrective action has been implemented and is effective.
22. DISASTER RECOVERY/BUSINESS CONTINUITY.
     22.1 Generally. Supplier shall develop and implement a disaster recovery plan (including business continuity) and the following terms and conditions: no less than fifteen (15) days prior to the applicable SOW Effective Date, Supplier shall prepare and provide to Advanta a draft disaster recovery plan for such SOW. Advanta shall thereafter review such draft disaster recovery plan and provide comments and suggestions to Supplier after receipt of such initial draft, upon receipt of which Supplier shall promptly revise such draft plan in accordance with Advanta’s comments and suggestions, as approved by Advanta, and provide such further revised draft of the plan to Advanta for review and approval within fifteen (15) business days after receipt of Advanta’s comments. The final draft of the disaster recovery plan (including business continuity) for each SOW must be approved in writing by Advanta and, when approved by Advanta in writing, shall be deemed the “Disaster Recovery Plan” for such SOW and shall be attached thereto as SOW Attachment 2 (Disaster Recovery Plan). Each Disaster Recovery Plan must ensure that there will be no significant interruption of the Services in the event of a disaster or outage affecting Supplier’s Facilities. Advanta and its regulators may request reasonable changes to any Disaster Recovery Plan and such requests shall be addressed promptly by Supplier.

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     22.2 Updates and Testing. Supplier shall periodically update and test the operability of each Disaster Recovery Plan every six (6) months during the Term (provided that all such updates shall be subject to the written approval of Advanta), and shall certify to Advanta in writing following each such update and test that such Disaster Recovery Plan is fully operational.
     22.3 Implementation. In the event of any disaster or Force Majeure Event, Supplier shall immediately implement the applicable Disaster Recovery Plan. Supplier shall not increase any Fees hereunder in the event of, in response to, or in contemplation of any disaster or Force Majeure Event.
23. RECORD RETENTION AND AUDIT.
     23.1 SAS 70 Audits. For each calendar year of the Term, Supplier shall engage an external auditor to conduct an end-to-end Type II SAS 70 audit covering a period of six months, for environmental controls at each of the Supplier Facilities covering physical security, IT security, training and human resource, and a report shall be published annually. Supplier shall promptly provide to Advanta’s auditors copies of each Type II SAS 70 audit report in connection with the Services obtained by Supplier after the Effective Date. In the event Advanta determines that another form of independently audited quality certification (such as independently audited and certified ISO9001-2000 accreditation or a comprehensively implemented Six Sigma program) offered by Supplier is adequate for Advanta to satisfy its Sarbanes-Oxley Requirements or other reporting requirements, then Supplier will, upon Advanta’s request, provide copies of such documentation relating to such quality certification that Advanta deems relevant. In the event that a Type II SAS 70 audit is conducted for Supplier with respect to its overall provision of services to customers, Supplier will be responsible for all costs. In the event that a Type II SAS 70 audit is conducted for Supplier solely with respect to its provision of the Services, Advanta will be responsible for all costs.
     23.2 Record Retention. Supplier shall and shall cause all Supplier Agents to comply with Advanta’s record retention policies (including those specifically related to the Sarbanes–Oxley Requirements), as such record retention policies may be updated from time to time. Until the later of (a) seven (7) years after expiration or termination of this Agreement, or (b) all pending disputes and other matters relating to this Agreement have been fully resolved Supplier shall maintain and provide Advanta with access upon request to all records, documents, and other information required to support Advanta’s audit rights under this Agreement, including records documenting access to Advanta’s Confidential Information, Fees, Service Levels, compliance with Laws, and related matters (the “Records”).
     23.3 Operational Audits. Supplier shall provide the auditors designated by Advanta in writing, including Governmental Authorities, third-party auditors and Advanta’s internal audit staff, with access at all times to any facility at which the Services are being performed, to Supplier and Supplier Agent personnel, and to the data and records maintained by Supplier with respect to the Services: (a) for the purpose of performing audits and inspections of Supplier, the Supplier Agents, and their respective businesses as they relate to the Services (including any audits necessary to enable verification of compliance with Regulatory Requirements); (b) for the

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purpose of verifying the integrity of personal information, examining the systems that process, store, support, and transmit such data, confirming the security of such personal information, and verifying Supplier’s compliance with the data protection requirements and other data security requirements; (c) for the purpose of examining data and records pertaining to Advanta’s or any other Service Recipient’s compliance with the Sarbanes-Oxley Requirements; (d) for the purpose of confirming that the Services are being provided efficiently and in accordance with this Agreement, including the Service Levels; and (e) for any other reasonable business purpose. To the extent applicable to the Services, the scope of such audits and inspections may include: (i) Supplier’s practices and procedures; (ii) the adequacy of general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and security practices and procedures; (iii) the adequacy of disaster recovery and back-up procedures; and (iv) any analyses necessary to enable compliance with applicable Regulatory Requirements. If any audit by an auditor designated by Advanta, any other Service Recipient or a regulatory authority results in Supplier being notified that Supplier or Supplier Agents are not in compliance with any Regulatory Requirement or audit requirement (e.g., Sarbanes Oxley Requirements), Supplier shall, and shall cause Supplier Agents to, promptly take actions to comply with such Regulatory Requirement or audit requirement. Supplier shall bear the expense of any such response that is required by a Supplier Regulatory Requirement or audit requirement relating to Supplier’s business or necessary due to Supplier’s noncompliance with any Supplier Regulatory Requirement or audit requirement imposed on Supplier. To the extent the expense is not payable by Supplier pursuant to the preceding sentence, Advanta shall bear the expense of any such compliance that is required by any Advanta Regulatory Requirement or audit requirement relating to Advanta’s business or necessary due to Advanta’s noncompliance with any Advanta Regulatory Requirement or audit requirement imposed on Advanta.
     23.4 Financial Audits. Supplier shall provide the auditors designated by Advanta in writing, including Governmental Authorities, third-party auditors and Advanta’s internal audit staff, with access at all times to the Records for purposes of confirming the accuracy and correct calculation of the Fees, Services Levels, and any other charges, credits, or fees related to this Agreement, including any adjustment in Fees or any charges for New Services. If any such audit reveals an overcharge by Supplier, Supplier shall promptly pay to Advanta the amount of such overcharge, together with interest from the date of Supplier’s receipt of such overcharge at the rate of one and one half percent (1.5%) per year. Any such audits shall be conducted at Advanta’s expense; provided that, if any such audit reveals an overcharge of more than five percent (5%) of Fees or other charges, Supplier shall promptly reimburse Advanta for the actual cost of such audit. If the audit reveals an undercharge, Supplier shall invoice Advanta the amount of such undercharge in its next monthly invoice and Advanta shall pay Supplier such amount. The audit shall not be carried out more than once in one (1) year, except if there is a material dispute.
     23.5 Facilities. Supplier shall provide to Advanta and the other Service Recipients, on Supplier’s premises (or, if the audit is being performed of a Supplier Agent, the Supplier Agent’s premises if necessary), space, office furnishings (including lockable cabinets), telephone and

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facsimile services, utilities and office-related equipment and duplicating services as Advanta or such other Service Recipients may reasonably require to perform the audits described herein.
     23.6 Audit Follow-up. Following any audit or examination performed hereunder, Advanta may conduct (in the case of an internal audit) or request its external auditors or examiners to conduct an exit conference with Supplier to obtain factual concurrence with issues identified in the review. Supplier shall promptly make available to Advanta the results of any review or audit conducted by Supplier, its Affiliates, or their respective contractors, agents, or representatives (including internal and external auditors), relating to Supplier’s operating practices and procedures to the extent relevant to the Services or to Advanta.
     23.7 General Principles Regarding Audits. Supplier shall make available on a timely basis any information reasonably required to conduct an audit hereunder, and shall assist Advanta and its auditors and other designees with such audits as necessary. Advanta shall require third-party auditors to enter into confidentiality and non-disclosure agreements and comply with those reasonable security and confidentiality requirements as Supplier may reasonably request in connection with such audits. Advanta shall not use competitors of Supplier to conduct audits. Upon the request of Advanta for a particular audit, Supplier shall promptly identify its competitors.
     23.8 Regulatory Examination. Without limiting the foregoing provisions of this Article 23, Supplier shall, and shall ensure that any Supplier Agent shall, make available its facilities, systems, personnel and records for examination or audit to authorized representatives of a Governmental Authority or Card Association entitled to undertake an examination or audit related to the Services. Supplier shall promptly notify Advanta in writing of any negative findings resulting from any such audit or inquiry performed by a Governmental Authority or a Card Association in connection with the Services. By entering into this Agreement, Supplier agrees that certain federal and state agencies, including (a) the FDIC, (b) the State of Utah Department of Financial Institutions, and (c) the governing authorities in any state in which Supplier is doing business or performing Services will have the authority and responsibility to examine Supplier Records and Supplier systems and Facilities used to provide the Services. Supplier further agrees that it is subject to examination by government examiners, auditors, inspectors and regulators of any governmental or industry body having jurisdiction over Advanta’s business to the same extent as such Records, systems and Facilities would be subject to examination if Advanta were providing such services on its own premises. If a governmental or industry body exercises its right to examine or audit Supplier Records, Supplier systems or Supplier Facilities, Supplier shall provide all reasonable assistance requested by Advanta or the governmental or industry body in responding to such audits or government requests for information.
24. COMPLIANCE WITH LAWS; CHANGES IN LAW.
     24.1 General.
          a. Compliance by Advanta. With respect to the performance by Advanta of Advanta’s legal and contractual obligations under this Agreement and each Statement of Work,

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Advanta shall comply in all material respects with all Laws applicable to (i) Advanta’s receipt and use of the Services hereunder (other than Supplier Laws), and (ii) Advanta’s business (collectively, “Advanta Laws”) during the Term and any Termination Assistance Period.
          b. Compliance by Supplier. With respect to the provision of the Services and the performance of any of its other legal and contractual obligations under this Agreement and each Statement of Work, Supplier shall comply in all material respects with all Laws applicable to (i) Supplier as a provider of business process services generally, (ii) Supplier’s performance of the Services hereunder, including the provision of Services from jurisdictions in which Supplier Facilities are located, and (iii) the employment of Supplier Personnel (collectively, “Supplier Laws”) during the Term and any Termination/Expiration Assistance Period.
          c. Notice of Laws.
               i. Supplier shall notify Advanta of any change in Supplier Laws that would be reasonably likely to (i) negatively impact Supplier’s ability to perform the Services, or (ii) have any other material adverse impact on Supplier’s ability to perform the Services.
               ii. Advanta shall notify Supplier of any changes in Advanta Laws that would be reasonably likely to (i) negatively impact Supplier’s ability to perform the Services, or (ii) have any other material adverse impact on Supplier’s ability to perform the Services.
               iii. Each Party will use commercially reasonable efforts to advise the other of Laws and changes in Laws about which such Party becomes aware in the other Party’s area of responsibility, but without assuming an affirmative obligation of inquiry, except as otherwise provided herein, and without relieving the other Party of its obligations under this Agreement.
               iv. At Advanta’s request, Supplier Personnel will participate in Advanta-provided compliance training programs.
          d. Interpretation of Laws or Changes in Laws.
               i. It its performance of this Agreement, Advanta shall be responsible, with Supplier’s cooperation and assistance, for interpreting Advanta Laws or changes in Advanta Laws and for identifying the impact of Advanta Laws or changes in Advanta Laws on Advanta’s receipt and use of the Services.
               ii. In its performance of this Agreement, Supplier shall be responsible, with Advanta’s cooperation and assistance, for interpreting Supplier Laws or changes in Supplier Laws and for identifying the impact of such Supplier Laws or changes in Supplier Laws on Supplier’s performance and Advanta’s receipt and use of the Services.
          e. Implementation of Changes in Laws. In the event of any change in Law (including Advanta Laws to the extent Supplier receives notice of such Advanta Laws from

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Advanta), Supplier shall implement any necessary modifications to the Services prior to the deadline imposed by the Governmental Authority having jurisdiction for such requirement or change in accordance with Article 16.
     24.2 Regulatory Compliance. At the request of Advanta, Supplier shall and shall cause Supplier Agents to use best efforts to cooperate with Advanta in order for Advanta or its Affiliates to meet the requirements of Regulation AB (17 C.F.R. § 226.1100-1123) as related to Asset Backed Securities to the extent disclosed to Supplier. Supplier shall bear the cost of any Losses imposed by a Governmental Authority or Credit Card Association relating to Supplier’s failure to comply with the terms of this Agreement, except that if the non-compliance is solely attributable to (i) express written instructions by Advanta to Supplier, (ii) Supplier acting in accordance with the applicable Policy and Procedures Manual approved by Advanta, (iii) Supplier’s use of Advanta’s Systems in accordance with Advanta’s requirements; or (iv) account documentation prepared by Advanta, Advanta shall bear the cost of such Losses. In addition Supplier agrees to provide to Advanta information regarding any suspicious activity that Supplier is aware of related to such accounts.
     24.3 Notice. Each Party shall notify the other Party of any changes in any Laws or Card Association Rules of which it becomes aware, including any changes in the Regulatory Requirements, that may relate to the Services.
     24.4 Permits. Supplier shall pay for and be solely responsible for obtaining and maintaining such visas and other permits as may be required for any Supplier Agents to enter and remain in the country in which Services are rendered in connection with this Agreement.
     24.5 Performance. Without limiting any other provision of this Agreement, Supplier shall use best efforts to perform the Services regardless of changes in Laws or Card Association Rules and to the extent permitted thereunder. If any such change prevents or materially hinders Supplier from performing its obligations under this Agreement, Supplier shall promptly develop in cooperation with Advanta and, upon Advanta’s prior written approval, shall implement a suitable work-around in accordance with Article 16 until such time as Supplier can perform its obligations under this Agreement without requiring such work-around. At no additional charge, Supplier shall provide Advanta with any data and reports in Supplier’s possession that are required for Advanta to comply with, or otherwise applicable to Advanta’s compliance with, any Laws or Card Association Rules.
     24.6 Termination. Without limiting any other provision of this Agreement, in the event that any current or future Law or Card Association Rule makes all or any part of the implementation of this Agreement or the provision of the Services impossible or impractical for the Parties, ******. If Advanta elects to so terminate such affected portion(s) of this Agreement or such Services, the Fees payable under this Agreement shall be equitably adjusted to reflect such termination.
25. REPRESENTATIONS, WARRANTIES AND COVENANTS.
     25.1 By Supplier. Supplier represents, warrants and covenants to Advanta that:

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          a. there are no pending or threatened claims against Supplier that could have a Material Adverse Effect and Supplier is not aware of any circumstance that could give rise to such a claim;
          b. (i) the Services shall be rendered with promptness, efficiency, and diligence, and shall be executed in a workmanlike and cost-effective manner, in accordance with the high professional practices and standards used in well-managed suppliers performing services substantially similar to the Services; (ii) it shall use an adequate number of qualified individuals with suitable training, education, experience, and skill to perform the Services; (iii) it shall maintain quality certifications for any Supplier Facilities at or from which Services are performed or provided, as required from time to time by Advanta, and (iv) the Services shall strictly comply with all applicable Laws and the terms of this Agreement to ensure protection of Customer Data and Advanta Confidential Information.
          c. it shall maintain the Software and the Equipment so that they operate in accordance with their respective specifications, including by means of, subject to the terms and conditions of this Agreement: (i) maintaining the Software and the Equipment in good operating condition; (ii) promptly undertaking repairs and preventive maintenance on the Equipment, including, at a minimum, in accordance with applicable manufacturer’s recommendations; (iii) promptly installing available Bug Fixes and Upgrades to the Software, subject to the terms and conditions of this Agreement; and (iv) performing all Software maintenance necessary to ensure that the Software is up-to-date and functioning in accordance with its specifications.
          d. it shall use any resources and services necessary to provide the Services efficiently, and that it shall perform the Services in the most cost-effective manner consistent with the level of quality and performance required hereunder.
          e. (i) it shall provide the Services using proven, current technology that shall both enable Advanta to take advantage of technological advances in its industry, and support Advanta’s efforts to maintain competitiveness in the markets in which it competes; (ii) in consultation with Advanta, it shall implement all available upgrades in technology, allowing the Parties to realize the benefits of any applicable increases in efficiency and productivity; (iii) it shall proactively seek out new technologies by surveying key suppliers, in order to identify advances or changes in technology that are or could be appropriate and beneficial to Advanta, and shall contribute to the ongoing development of Advanta’s strategies, principles, and standards (including with respect to technical, data, and applications architectures) at Advanta’s request; and (iv) it shall use diligence and practices in accordance with Payment Card Industry Standards to identify and protect against emerging security risks and threats.
          f. it shall perform its obligations hereunder in a manner that does not, and that the Supplier-Provided Software and any Deliverables or other materials prepared by or on behalf of Supplier in the course of performing the Services do not, and shall not, infringe upon or violate, or constitute a misappropriation of, any patent, copyright, trademark, trade secret, license, or other intellectual property rights or other rights of any third party.

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          g. it shall and shall cause the Supplier Agents to comply with all third party agreements applicable to the provision of the Services, including, all of the terms and conditions for use of Advanta-Provided Software.
          h. (i) each Supplier Subcontractor has entered into a Subcontractor Direct Agreement with Advanta dated as of the Effective Date, (ii) it has, and the Supplier Subcontractors have, entered into an EIPI Agreement with each of their respective employees providing the Services and (iii) it shall, and shall cause the Supplier Subcontractors to, enter into an EIPI Agreement with each new employee providing the Services.
          i. all Deliverables and other materials prepared by or on behalf of Supplier in the course of performing the Services do and shall: (i) conform to their respective specifications; (ii) contain no material bugs or defects; and (iii) work for their intended purposes.
          j. it is either the owner of, or expressly authorized to use for purposes of providing the Services, all Supplier-Provided Software and any other software that is provided or used, or shall be provided or used, by Supplier or any Supplier Agents in connection with this Agreement.
          k. (i) it shall use best efforts to ensure that no Viruses are coded or introduced into any Software or Equipment used to provide the Services, into Advanta’s software or systems, or into any Deliverables or other materials prepared by or on behalf of Supplier in the course of performing the Services; (ii) if any Virus is discovered in any Software or Equipment used to provide the Services or any Deliverables or other materials prepared by or on behalf of Supplier in the course of performing the Services, Supplier shall immediately assist Advanta in mitigating the adverse the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, in mitigating such losses and restoring Advanta to its pre-loss position; and (iii) if any Virus is discovered in Advanta’s systems and such Virus was introduced in violation of this Section 25.1(k), Supplier shall indemnify Advanta for all Losses incurred as a result of such violation.
          l. without the prior written consent of Advanta, no Open Source Software: (i) has been or shall be coded or otherwise introduced into, or shall be made part of, incorporated into, combined with, used to create, or distributed in conjunction with, any Software or Equipment used to provide the Services, into Advanta’s software or systems, or into any Deliverables or other materials prepared, maintained, or delivered by or on behalf of Supplier in the course of performing the Services; (ii) shall be used in any manner that creates, or purports to create, obligations for Advanta with respect to any Software or Equipment used to provide the Services, any Advanta software or systems, or any Deliverables or other materials prepared, maintained or delivered, by or on behalf of Supplier in the course of performing the Services, or grants or purports to grant to any third party any rights or immunities under any such Software, Equipment, Deliverables or materials (including any use, modification and/or distribution of Open Source Software that requires, as a condition of such use, modification, and/or distribution, that other software integrated with, derived from, or distributed with such Open Source Software be (A) disclosed or distributed in Source Code form or (B) redistributed at no charge).

****** — Denotes material that has been omitted and filed separately with the Commission.

          m. (i) Supplier shall use best efforts to not introduce any Disabling Code into any Software or Equipment used to provide the Services, into Advanta’s software or systems, or into any Deliverables or other materials prepared by or on behalf of Supplier in the course of performing the Services; (ii) with respect to any Disabling Code that may be part of the Software used to provide the Services, Supplier shall not invoke, cause to be invoked, or permit the invocation of such Disabling Code at any time without Advanta’s prior written consent; and (iii) if any Disabling Code has been found introduced in violation of this Section 25.1(m), Supplier shall indemnify Advanta for all Losses incurred as a result of such violation.
          n. with respect to all date-related data and functions, the Software or Equipment used to provide the Services and any Deliverables or other materials prepared by or on behalf of Supplier in the course of performing the Services shall accept input, perform processes, and provide output in a manner that: (i) is consistent with its intended use and all applicable specifications; (ii) prevents ambiguous or erroneous results, including date-related errors; and (iii) does not result in any adverse effect on the Services.
          o. all costs to be charged to Advanta in connection with the performance of the Services are expressly identified in this Agreement or SOWs, and that Supplier is unaware of any other costs (whether direct charges, Pass-Through Expenses, or otherwise) that Advanta shall incur in connection with Supplier’s performance of the Services.
          p. [intentionally deleted]
          q. it has not violated any Laws or Card Association Rules, or any Advanta policies of which Supplier has been given notice, regarding the offering of unlawful inducements in connection with this Agreement. If at any time during the Term, Advanta determines that the foregoing warranty is inaccurate, then, in addition to any other rights Advanta may have at law or in equity, Advanta shall have the right to immediately terminate this Agreement for cause upon notice to Supplier, without penalty and without affording Supplier an opportunity to cure.
          r. it shall perform the Services in accordance with this Agreement, all Laws including Laws for protection of Customer Data and Advanta Confidential Information and Card Association Rules applicable to the Services. Supplier and each Supplier Agent shall operate its business in accordance with all Laws including all Laws for protection of Customer Data and Advanta Confidential Information and Card Association Rules applicable to its business, including all Laws and Card Association Rules pertaining to licensing and registration, wages and hours of employment, equal employment opportunity, non-discrimination, unemployment, social security, workers compensation and withholding of taxes. Supplier represents and warrants to Advanta that it is an equal opportunity employer. Supplier represents and warrants to Advanta that it does not discriminate on the basis of race, color, religion, age, sex, national origin, marital status, sexual orientation, veterans status, medical condition, disability, or any other legally protected classification, except as permitted by Law.
          s. it shall not permit an individual, whether as an employee, agent, contractor or subcontractor, to perform Services under this Agreement if such individual has been convicted of a crime involving dishonesty, breach of trust or money laundering.

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          t. it makes the additional service-specific representations, warranties and covenants, if any, set forth in the applicable SOW.
          u. the information provided by Supplier to Advanta in response to Advanta’s request for proposal was true and correct in all material respects as of the date of such response and since the date of such response, there has been no event, that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          v. any information provided by Supplier to Advanta pursuant to Section 30.17 shall be true and correct in all material respects as of the date such information is provided to Advanta.
          w. it shall immediately notify Advanta of any event that it is aware of, that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     25.1.A By Advanta. Advanta represents, warrants and covenants to Supplier that:
          a. it shall perform its obligations hereunder in a manner that does not, and shall not, infringe upon or violate, or constitute a misappropriation of, any patent, copyright, trademark, trade secret, license, or other intellectual property rights or other rights of any third party.
          b. Advanta shall and shall cause the Service Recipients to comply with all third party agreements applicable to the receipt of the Services, including, all of the terms and conditions for use of Supplier-Provided Software and Third Party Software provided by the Supplier.
          c. Advanta is either the owner of, or expressly authorized to use for purposes of this Agreement, all Advanta-Provided Software and any other software that is provided or used, or shall be provided or used, by Advanta in connection with this Agreement.
          d. Advanta has or will have obtained all necessary consents from its vendors of Advanta-Provided Third-Party Software, and no proprietary Advanta-Provided Software (i.e., software in which Advanta owns the intellectual property rights) that is provided by or on behalf of Advanta during the Term shall, to Advanta’s actual knowledge, infringe upon or violate, or constitute a misappropriation of, any patent, copyright, trademark, trade secret, license, or other intellectual property rights or other rights of any third party.
     25.2 Mutual Representations and Warranties.
          a. Authorization. Each Party represents and warrants to the other Party that: (i) it has the requisite power and authority to enter into this Agreement and to carry out the transactions and perform its obligations as contemplated by this Agreement; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by any requisite action on the part of such Party.

****** — Denotes material that has been omitted and filed separately with the Commission.

          b. No Violation. Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement does not and shall not constitute: (i) a violation of any judgment, order, or decree; (ii) a material default under any material contract by which it or any of its material assets are bound; or (iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in Section 25.2(b)(ii).
26. TERMINATION AND TERMINATION/EXPIRATION ASSISTANCE.
     26.1 Termination for Cause by Advanta. If Supplier: (i) commits a material breach of this Agreement, which breach is either (A) not cured within thirty (30) days from the date Supplier receives written notice of such breach (or such longer cure period as specified by Advanta in such notice) or (B) not capable of being cured within thirty (30) days from the date that Supplier receives written notice of such breach (or such longer cure period as specified by Advanta in such notice); (ii) without limiting the foregoing, commits multiple breaches of its representations, warranties or covenants, or obligations hereunder which collectively materially impact Advanta’s business or the Services or constitute a material breach of this Agreement; (iii) fails to successfully implement the Disaster Recovery Plan in accordance with the timeframe set forth therein after a Force Majeure Event; or (iv) fails to adjust pricing within ninety (90) days after completion of benchmarking; then Advanta may, by means of written notice to Supplier, immediately terminate this Agreement or any SOW in whole or in part as of the date specified in the notice of termination. If Advanta elects to so terminate this Agreement or such SOW in part, the Fees payable under this Agreement shall be equitably adjusted to reflect those Services that have been terminated.
     26.2 Regulatory Termination. Advanta may, by means of written notice to Supplier, terminate this Agreement or any SOW in its discretion, in whole or in part as of the date specified in the notice of termination by paying the applicable Early Termination Fee, if its regulators object to any terms or conditions or if Advanta reasonably believes that Supplier’s performance under the Agreement would cause Advanta to fall out of compliance with the Advanta Regulatory Requirements and Supplier cannot reasonably cure the performance problem.
     26.3 Supplier Right to Terminate. Supplier shall have the right to terminate this Agreement solely in the event of a failure by Advanta to make timely payment of any Fees that are due and payable under this Agreement and that are not subject to good faith dispute by Advanta, which failure is not cured within sixty (60) days from the date Advanta receives written notice of such failure. Due to the impact any termination of this Agreement would have on Advanta’s business, Advanta’s failure to perform its responsibilities set forth in this Agreement (other than as provided in this Section 26.3) shall not be grounds for termination by Supplier. SUPPLIER ACKNOWLEDGES THAT ADVANTA WOULD NOT BE WILLING TO ENTER INTO THIS AGREEMENT WITHOUT ASSURANCES THAT THIS AGREEMENT MAY NOT BE TERMINATED BY SUPPLIER AND THAT SUPPLIER MAY NOT SUSPEND PERFORMANCE, EXCEPT, AND ONLY TO THE EXTENT, SUPPLIER TERMINATES PURSUANT TO THIS SECTION 26.3.

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     26.4 Advanta Termination for Convenience; Termination During Pilot; Termination of SOW(s).
          a. Advanta may, in its sole discretion, terminate this Agreement in whole or in part at any time while any Pilot Period is still in effect, or by written notice given within fifteen (15) days after expiration of the Pilot Period, by paying the applicable Early Termination Fee.
          b. Advanta may, at any time, in its discretion, terminate this Agreement or any SOW, in whole or in part, for convenience, without cause and without further obligation to Supplier, by giving Supplier at least one-hundred-twenty (120) days prior written notice designating the date upon which such termination for convenience will become effective. In the event that Advanta exercises such right to terminate before the expiration of the Initial Term, Advanta shall pay to Supplier the applicable Early Termination Fee.
          c. Either Party may terminate this Agreement effective upon notice to the other Party if no SOW is still in effect.
     26.5 Termination for Change in Control. In the event: (a) of a change in Control of Supplier, where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions by (i) a competitor of Advanta or (ii) an entity whose acquisition of Control would, in Advanta’s opinion, adversely affect Advanta’s business or the Services; (b) that all or substantially all of the assets of Supplier are acquired by any entity; or (c) that Supplier is merged with or into another entity to form a new entity, then at any time after the first to occur of such events, Advanta may terminate this Agreement or any SOW in its discretion, in whole or in part, by giving Supplier at least ninety (90) days prior written notice designating the date upon which termination will become effective. It is hereby clarified that a public issue or offer for sale of shares or secondary securities of the Supplier or its affiliates shall not constitute a change in Control of Supplier. In the event that Advanta terminates this Agreement or any SOW upon a change in Control of Supplier, it shall pay the applicable Early Termination Fee.
     26.6 Termination for Bankruptcy or Material Adverse Change. In the event: (a) Supplier files any petition in bankruptcy; (b) Supplier has an involuntary petition in bankruptcy filed against it that is not both challenged within thirty (30) days and dismissed within sixty (60) days after filing, or avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of its debt is instituted; (c) Supplier becomes insolvent; (d) Supplier makes a general assignment for the benefit of creditors; (e) Supplier admits in writing its inability to pay its debts as they mature; (f) Supplier has a receiver appointed for its assets; (g) Supplier ceases conducting business in the normal course; (h) Supplier has any significant portion of its assets attached; or (i) Supplier undergoes, or publicly admits to undergoing, a change that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Supplier, then Advanta may terminate this Agreement or any SOW

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in its discretion, in whole or in part, immediately by written notice designating the date upon which termination will become effective.
     26.7 Termination for Repeated Failure to Meet Service Levels.
          a. Supplier shall be deemed to have committed a material breach of this Agreement that is not capable of being cured and Advanta shall have the right to terminate:
               i. any SOW, beginning three (3) months after the Launch Date for such SOW, in the event that Supplier either (i) fails to meet ****** the same Key Service Level identified in such SOW or (ii) pays or credits to Advanta in any rolling ******, net ******, that exceed by ****** under the applicable SOW during such twelve (12) month period; and
               ii. this Agreement, beginning three (3) months after the Launch Date for the first SOW in the event that aggregate ******, net ******, paid by Supplier under all SOWs in any rolling ****** exceed by ****** under all SOWs during such ****** (excluding miscellaneous Fees such as transition services Fees or consulting Fees).
          b. For purposes of this Section 26.7, “At Risk Fees” shall mean an amount equal to (x) ****** times (y) aggregate ****** during any rolling ****** under an SOW, if termination is pursuant to Section 26.7(a)(i), or under all SOWs, if termination is pursuant to Section 26.7(a)(ii).
          c. The Parties agree that Supplier’s performance for the ****** evaluation period of new Service Levels established by Advanta pursuant to Section 5.1 or by the Operating Committee pursuant to Section 5.3(b) shall not be subject to ****** and shall ****** for determination of ****** pursuant to this Section 26.7.
     26.8 Termination for Force Majeure Event. If Supplier’s performance of its obligations hereunder or the provision of the Services is delayed or interrupted because of a Force Majeure Event for more than twenty (20) days, and Supplier cannot provide a temporary alternative acceptable to Advanta in Advanta’s sole discretion, Advanta may, at its option, either: (a) terminate the affected SOW or portion of the Services in its discretion and without liability, by written notice to Supplier designating the date upon which termination will become effective; or (b) contract with a third party for substitute services and, by written notice to Supplier, suspend Supplier’s performance of such portion of the Services for the duration of such contract (or for such other period of time as Advanta desires). In either case, Supplier shall promptly provide Advanta with an equitable adjustment in Fees hereunder to reflect the termination or suspension of such Services.
     26.9 Adjustment. Without limiting any other provision of this Agreement, in the event of any termination-in-part by Advanta hereunder the Fees payable under this Agreement for Services shall be equitably adjusted to reflect those Services that have been terminated.

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     26.10 Termination/Expiration Assistance. As part of the Services, Supplier shall provide Termination/Expiration Assistance corresponding to each SOW, in accordance with the following terms and conditions:
          a. Generally. For a period of up to eighteen (18) months following termination or expiration of this Agreement and all SOWs or any individual SOW, as determined by Advanta in its discretion, Supplier shall provide to Advanta and Advanta’s designee(s), at Advanta’s request and at Advanta’s cost, the reasonable termination/expiration assistance requested by Advanta to allow the Services provided pursuant to this Agreement and such SOW(s) to continue without interruption or adverse effect and to facilitate the orderly transfer of such Services to Advanta or its designee(s) (such assistance, “Termination/Expiration Assistance” for such SOW). Supplier shall provide such Termination/Expiration Assistance in accordance with this Section 26.10, even if Supplier has terminated this Agreement for cause.
          b. Charges. Advanta will pay Supplier for Termination/Expiration Assistance in accordance with the Fee structure that would have been applicable for the period during which the Termination/Expiration Assistance will be provided had the termination/expiration of the relevant SOW not occurred, unless agreed otherwise between the Parties.
          c. Termination/Expiration Assistance Services. All Termination/Expiration Assistance shall be provided in accordance with the terms and conditions generally governing Supplier’s provision of the Services hereunder. Supplier shall perform Services during the Termination/Expiration Assistance Period with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness, and resource efficiency as it provided and was required to provide the same or similar Services throughout the Term, and shall ensure that the quality and level of the Services is not degraded during any Termination/Expiration Assistance Period. After the expiration of the Termination/Expiration Assistance Period for a given SOW, Supplier shall answer questions from and reasonably cooperate with Advanta regarding the Services provided pursuant to such SOW on an “as needed” basis, at Supplier’s then-standard commercial billing rates. Termination/Expiration Assistance for a given SOW shall include the following:
               i. Within thirty (30) days after the commencement of Termination/Expiration Assistance for a given SOW, Supplier shall provide Advanta at Advanta’s cost with a complete plan for operational turnover that enables a smooth transition of the functions performed by Supplier under such SOW to Advanta and its designee(s) (such plan, the “Turnover Plan” for such SOW). Each Turnover Plan shall be deemed Advanta’s Confidential Information. Upon Advanta’s approval of the Turnover Plan for a given SOW, Supplier shall provide all further Termination/Expiration Assistance for such SOW in accordance with such Turnover Plan. No provision of Termination/Expiration Assistance shall be deemed complete hereunder until the Advanta General Program Manager confirms in writing that all tasks and Deliverables set forth in the applicable Turnover Plan have been completed and delivered.

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               ii. Supplier shall provide sufficient personnel with current knowledge of the Services to work with the appropriate staff of Advanta and, if applicable, Advanta’s designee(s), to provide any Termination/Expiration Assistance and to define the specifications for turnover in a manner consistent with the applicable Turnover Plan. Supplier shall cooperate with Advanta and its designees in transitioning any functions performed by Supplier or Supplier Agents under this Agreement in the same manner as described in Section 3.2(b) for third parties performing any of the Services. Supplier will charge Advanta at commercially reasonable rates for any additional personnel who are necessary to perform Termination Assistance Services, who are not part of the team performing Services in the normal course of events and who are approved by Advanta.
               iii. Supplier shall promptly cooperate with Advanta and provide Advanta and its designees with any information necessary to effectuate a smooth transfer of the functions performed by Supplier under the applicable SOW to Advanta and its designee(s).
               iv. Within thirty (30) days after the commencement of any Termination/Expiration Assistance, Supplier shall provide Advanta with a detailed written description of all Services provided pursuant to the applicable SOW, including: (A) a description of staffing levels and Supplier’s structure/organization used to provide such Services; (B) a detailed list of all software and tools used in performing such Services, and (C) full job descriptions and experience levels.
               v. Supplier shall identify suitable functionally-equivalent replacements for any shared hardware or software being used by Supplier in providing the Services as of the commencement of Termination/Expiration Assistance.
     26.11 Post-Termination Obligations. Commencing on the latter of the expiration or termination of this Agreement and the last day of the latest-to-expire Termination/Expiration Assistance Period:
          a. Supplier shall: (i) deliver to Advanta, at no cost to Advanta, a current copy of all of any Advanta-Provided Software in the form in use as of that time; (ii) destroy or erase, and cause all Supplier Agents to destroy or erase, all copies of any Advanta-Provided Software in Supplier’s (or Supplier Agents’, as applicable) care, custody, or control; and (iii) provide Advanta with a certification, by an officer of Supplier, of such destruction or erasure.
          b. Upon Advanta’s request, Supplier shall return to Advanta, if not previously returned or disposed of in accordance with this Agreement, all Advanta-Provided Equipment in condition at least as good as the condition thereof on the Effective Date, ordinary wear and tear excepted.
     26.12 Early Termination Fee.

****** — Denotes material that has been omitted and filed separately with the Commission.

          a. Advanta shall pay Supplier within thirty (30) days after termination of this Agreement, Pilot SOW or SOW, as the case may be, the applicable Early Termination Fee as follows:
               i. for termination of this Agreement for Advanta’s convenience pursuant to Section 26.4, a Fee equal to (x) 60% times the Fees, set forth in the Fee schedules of any Pilot SOW or SOW in existence at the time of termination, for the full time employees (“FTEs”) of Supplier performing the Services under such Pilot SOW or SOW in the calendar month immediately preceding the date of termination multiplied by six, plus (y) applicable Stranded Costs.
               ii. for termination of a Pilot SOW or SOW for Advanta’s convenience pursuant to Section 26.4 without termination of this Agreement, a Fee equal to (x) 60% times the Fees, set forth in the Fee schedules of such SOW, for the FTEs of Supplier performing the Services under such SOW in the calendar month immediately preceding the date of termination multiplied by six, plus (y) applicable Stranded Costs.
               iii. ******
          b. The Parties acknowledge and agree that the Early Termination Fee: (i) shall be Supplier’s sole and exclusive remedy with respect to damages that would be sustained by Supplier as a result of Advanta’s termination of this Agreement pursuant to Sections 24.6, 26.2, 26.4 and 26.5, (ii) is reasonable under the circumstances existing on the Effective Date and reasonably approximates the amount of damage that would be sustained by Supplier as a result of Advanta’s termination of this Agreement as set forth in this Agreement and that it is impracticable or extremely difficult to determine the actual damages that would be sustained by Supplier as a result of early termination and (iii) that the Early Termination Fee is not a penalty.
27. INDEMNIFICATION.
     27.1 Indemnity.
          a. By Supplier. Supplier shall indemnify, defend, and hold harmless Advanta, its Affiliates and the Service Recipients and each of their respective officers, directors, employees, agents, licensors, successors, and assigns, from and against any and all Losses and threatened Losses arising from, in connection with, or based on (a) Supplier’s and each Supplier Agent’s performance of or failure to perform the Services or any of its obligations under this Agreement; or (b) breach by Supplier or Supplier Agent of any representation or warranty set forth in this Agreement or in any SOW.
          b. By Advanta. Advanta shall indemnify, defend, and hold harmless Supplier, its Affiliates and each of their respective officers, directors, employees, agents, licensors, successors, and assigns, from and against any and all Losses and threatened Losses arising from, in connection with, or based on (a) Advanta’s performance or failure to perform its obligations under this Agreement; or (b) breach by Advanta of any representation or warranty set forth in this Agreement or in any SOW.

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     27.2 Infringement. If any Services, any materials made available hereunder by Supplier or Supplier Agents to provide the Services, or any Deliverables or other materials prepared by or on behalf of Supplier in the course of performing the Services, becomes (or in Supplier’s reasonable opinion is likely to become) the subject of an infringement or misappropriation claim or proceeding, Supplier shall, in addition to fulfilling its indemnification obligations in accordance with this Article 27 and in addition to any other rights or remedies available to Advanta under this Agreement, promptly take the following actions at no additional charge to Advanta: (a) secure the right to continue using the Service, material or Deliverable; or (b) if unable to do so, replace or modify the Service, material or Deliverable to make it non-infringing; provided that any such replacement or modification shall not degrade the performance or quality of the Service, material or Deliverable, the Services as a whole, or Supplier’s performance under this Agreement; or (c) solely for materials made available hereunder by Supplier or Supplier Agents to provide the Services and solely if neither of the remedies provided for in Section 27.2(a) or (b) are available to Supplier, remove the affected material from the Services in such a manner that shall not degrade the performance or quality of the Services. In the event that Supplier elects the option set forth in Section 27.2(c), the Fees shall promptly be equitably reduced to reflect the removal of such material, and if in Advanta’s reasonable opinion such removal is material to all or any portion of the remaining Services, Advanta may terminate such portion of the affected Services or the entire Agreement, as the case may be, immediately upon notice to Supplier and without penalty. Supplier shall have no liability for any claim of infringement under Section 27.2 or 27.3 arising as a result of modifications by persons other than Supplier or the Supplier Agents to the Supplier Provided Materials, Embedded Software, Deliverable, Inventions or any other material provided by the Supplier (“Supplier Indemnified Materials”); the use of the Supplier Indemnified Materials for applications not covered or understood by the parties under this Agreement or the relevant SOW; and the combination, operation or use of the Supplier Indemnified Materials with software, equipment or other materials not approved by Supplier or any infringement resulting from any instruction, information or specification furnished by Advanta which Advanta knew would result in infringement.
     27.3 Indemnification Procedures. With respect to Losses that are subject to indemnification hereunder, the following procedures shall apply:
          a. Notice. After receipt by a Party (the “Indemnified Party”) of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification pursuant to this Article 27, the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of such claim in writing. No failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Agreement except to the extent that it can demonstrate that it was materially prejudiced by such failure. Within fifteen (15) days following receipt of written notice from the Indemnified Party relating to any such claim, but no later than thirty (30) days before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party, in writing, whether or not the Indemnifying Party elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

****** — Denotes material that has been omitted and filed separately with the Commission.

          b. Procedure Following Notice of Election. If the Indemnifying Party delivers a Notice of Election relating to any claim pursuant to this Article 27 within the required notice period and such Notice of Election indicates that the Indemnifying Party elects to assume control of the defense and settlement of such claim, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim with counsel selected by the Indemnifying Party unless such claim seeks an injunction or other equitable relief against the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of any such claim if it does not acknowledge fully its obligations to the Indemnified Party or contests, in whole or in part, its indemnification obligations therefore, or if counsel for the Indemnified Party reasonably advises the Indemnified Party that there are issues which raise legal conflicts of interest between the Indemnifying Party and the Indemnified Party, then in each case the Indemnified Party may retain counsel reasonably satisfactory to it, assume control of the defense and/or settle the claim in such manner as it may deem appropriate. The Indemnified Party shall have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that the fees and disbursements of such counsel shall be at the expense of the Indemnifying Party (i) in the case of any claim which seeks injunctive or other equitable relief against the Indemnified Party, (ii) where the Indemnifying Party does not acknowledge fully its obligations to the Indemnified Party or contests, in whole or in part, its indemnification obligations therefore, or (iii) if counsel for the Indemnified Party reasonably advises the Indemnified Party that there are issues which raise legal conflicts of interest between the Indemnifying Party and the Indemnifying Party. The Indemnifying Party agrees not to settle any such claim for which it is indemnifying the Indemnified Party without first obtaining the Indemnified Party’s consent thereto (which consent shall not be unreasonably withheld or delayed).
          c. Procedure Where No Notice of Election Is Delivered. If the Indemnifying Party does not deliver a Notice of Election relating to a claim subject to indemnification under this Article 27 within the required notice period, the Indemnified Party shall have the right to defend and/or settle the claim in such manner as it may deem appropriate, at the sole cost and expense of the Indemnifying Party. The Indemnifying Party shall cooperate in any such defense and/or settlement, and shall promptly reimburse the Indemnified Party for all such costs and expenses.

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27A. LIMITATION OF LIABILITY
     27A.1 Direct Damages.
     a. Notwithstanding anything to the contrary herein, out of the aggregate liability cap set forth in Section 27A.1(a) above, the liability of each Party to the other Party for any Losses, including Losses arising from third party claims, whether based upon claim in contract, tort (including negligence), misrepresentation, equity or otherwise, including indemnification for third party claims, shall not exceed ****** (or if such event occurs ******, the amount equal to the greater of (i) ****** under this Agreement from the Effective Date to the date of the claim or (b) $******.)
     b. Notwithstanding anything to the contrary herein, the liability of each Party to the other Party for any Losses, excluding indemnification for third party claims, whether based upon claim in contract, tort (including negligence), misrepresentation, equity or otherwise, shall not exceed ****** (or if such event occurs ******, the amount equal to the greater of (i) ****** under this Agreement from the Effective Date to the date of the claim or (ii) $******.)
     c. Notwithstanding anything to the contrary herein, neither Party shall be liable to the other for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind or nature whatsoever.
PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS ON SUPPLIER’S LIABILITY IN SECTIONS 27A.1(a), (b) AND (c) SHALL NOT APPLY TO ******.
28. DISPUTE RESOLUTION.
     Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Supplier, Supplier Agents or Advanta (each, a “Dispute”), shall be resolved in accordance with this Article 28.
     28.1 Informal Proceedings. Subject to Section 28.1(d), prior to the initiation of formal dispute resolution procedures as permitted under this Agreement, the Parties shall first attempt to resolve their Dispute informally, as follows:
          a. Program Managers. All Disputes shall initially be referred to each Party’s General Program Manager. The General Program Managers shall meet as often as they reasonably deem necessary in order to each gather and furnish to the other any information with respect to the matter in issue which the Parties believe to be appropriate and germane to its resolution. The General Program Managers shall discuss the problem in good faith and attempt to resolve the Dispute. If the General Program Managers are unable to resolve the Dispute within thirty (30) days after referral of the Dispute, the Parties shall promptly submit the Dispute to the Steering Committee for resolution in accordance with Section 28.1(a).

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          b. Steering Committee. The Steering Committee shall consider and discuss each Dispute in good faith and shall attempt to resolve each Dispute without the necessity of any formal proceeding. Any decision by the Steering Committee in resolution of a Dispute shall require a majority vote of the Steering Committee.
          c. Formal Proceedings. Formal proceedings for the resolution of a Dispute shall not be commenced until the earlier of: (i) the conclusion by the Steering Committee in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) thirty (30) days after referral of the Dispute to the Steering Committee in accordance with Section 28.1(a).
          d. Exclusions. The provisions of Article 28 shall not affect termination rights set forth in this Agreement and shall not be construed to prevent either Party from instituting, and each Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to creditors, or as otherwise expressly provided herein.
     28.2 Arbitration.
          a. If the Parties are unable to resolve a Dispute under Section 28.1, then such Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) at the election of either Party (the “Disputing Party”). Arbitration shall be conducted in accordance with the then-current rules of the International Chamber of Commerce (the “ICC Rules”). Arbitration shall be conducted by a single arbitrator who shall be appointed in accordance with the Rules. The arbitrator shall have no power or authority to amend or disregard any provision of this Section 28.2 or any other provision of this Agreement. The arbitration hearing shall be held in New York, in the English language, shall be commenced promptly, and shall be conducted on an expedited basis and in confidence. The award rendered by the arbitrator shall be final and binding upon the Parties, and judgment may be entered upon it in accordance with law in any court having jurisdiction thereof; provided, however, that the arbitrator shall be required to decide the arbitration in accordance with the terms and conditions of this Agreement, including its governing law provisions. The Parties hereby waive, to the extent permitted by Law, and agree not to invoke or exercise, any and all rights to appeal, review or impugn such decision or award by any court or tribunal. The Parties agree that the arbitral decision or award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found, and that a judgment upon the arbitral decision or award may be entered in any court having jurisdiction thereof and the Parties agree to take such action as may be necessary to permit the enforcement of an arbitral decision or award pursuant to the terms hereof.
          b. The Parties acknowledge and agree that performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the Parties agree that the United States Arbitration Act (Title 9 of the U.S. Code) shall govern the interpretation, enforcement and proceedings with respect to this Section 28.2.

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     28.3 Equitable Relief. Notwithstanding the provisions of Sections 28.1 and 28.2, in the event a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that it will cause such harm and a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy, including a breach of Articles 18 (Solicitation), 20 (Confidentiality) and 21 (Customer Data; Data Security) or a breach of any provision respecting intellectual property rights, the non-breaching Party shall be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.
     28.4 Jurisdiction. Each Party hereby irrevocably consents to venue in New Castle County, Delaware and to the non-exclusive jurisdiction of competent Delaware state courts or federal courts in the District of Delaware for all litigation which may be brought, subject to the requirement for arbitration hereunder, with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. Advanta shall not be subject to suit in any jurisdiction outside of the State of Delaware.
     28.5 Governing Law. This Agreement shall in all respects be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties. The Parties hereto consent to the non-exclusive jurisdiction of any State or Federal court sitting in the State of Delaware and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement.
     28.6 Certain Written and Oral Statements. Supplier and Advanta agree that written or oral statements or offers of settlement made in the course of the dispute resolution process set forth in Sections 28.1 or 28.2: (i) will be deemed Confidential Information hereunder; (ii) will not be offered into evidence, disclosed, or used for any purpose in any formal proceeding; and (iii) will not constitute an admission or waiver of rights. Each Party shall promptly return to the other Party, upon request, any such written statements or offers of settlement made by such other Party, including all copies thereof.
     28.7 Continuity of Services. Supplier acknowledges that the performance of its obligations hereunder is critical to the business and operations of Advanta, and accordingly, in the event of a dispute or proceeding between Advanta and Supplier, Supplier shall continue to perform its obligations under this Agreement in good faith throughout the course of such dispute as if such dispute had not arisen, unless and until this Agreement is terminated in accordance with its terms.
29. INSURANCE.
     29.1 Coverage. Supplier shall during the Term and at its expense have and maintain in force at least the following insurance coverages with reputable insurers, and with respect to all insurance purchased in the US, the insurers issuing such coverage shall have an A.M. Best’s Insurance Rating of A-:VII or better.

****** — Denotes material that has been omitted and filed separately with the Commission.

          a. Employer’s Liability Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance with minimum limits per employee and per event of ****** and a minimum aggregate limit of ****** or the minimum limits required by Law, whichever limits are greater.
          b. Worker’s Compensation Insurance, including coverage for occupational injury, illness, and disease, and other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee.
          c. Comprehensive Commercial General Liability Insurance, including Products, Completed Operations, Premises Operations, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of at least ****** and an annual aggregate limit of ******. This coverage shall be endorsed to name Advanta as an additional insured. This coverage may be provided with a combination of primary and umbrella/excess insurance policies.
          d. Property Insurance for all risks of physical loss of or damage to owned buildings, business personal property, or other property that is in the possession, care, custody, or control of Supplier pursuant to this Agreement, with a minimum limit adequate to cover risks on a replacement costs basis.
          e. Automotive Liability Insurance covering use of all owned, non-owned, and hired automobiles for bodily injury, property damage with a minimum combined single limit per accident of at least ******. If the Services are performed outside the U.S., Supplier shall maintain the required compulsory insurance.
          f. Commercial Crime Insurance, including coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Supplier, acting alone or in collusion with others, including third party coverage, with a minimum limit per event of ****** and in annual aggregate.
          g. Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission, or negligence, with a minimum limit per event of ****** with an annual aggregate limit of ******.
          h. Umbrella Liability Insurance with a minimum limit of ****** in annual aggregate in excess of the insurance coverage described in Sections 29.1(a), 29.1(c), and 29.1(e).
     29.2 Insurance Terms.
          a. The insurance coverages under Sections 29.1(a) through 29.1(h) shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance that may be maintained by Advanta. To the extent any coverage is written on a claims-made basis, rather than occurrence basis, then Supplier shall continue to maintain such insurance for one (1) year following termination or expiry of this Agreement.

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          b. Supplier shall cause its insurers to name Advanta Bank Corp. and Advanta Corp. as an additional insureds on the Comprehensive General Liability Insurance policy and to issue certificates of insurance evidencing that the coverages required under this Agreement are maintained in force and that not less than thirty (30) days’ written notice shall be given to Advanta prior to any modification, cancellation, or non-renewal of the policies. The insurers selected by Supplier shall be of good standing and authorized to conduct business in the jurisdictions in which Services are to be performed. When the policy is issued each such insurer shall have at least an A.M. Best rating of A-VII and replacement coverage shall be sought if the insurer’s rating goes below such rating. Supplier shall ensure that the Supplier Subcontractors, if any: (i) maintain (A) such insurance provided in Section 29.1(a), with minimum limits of ******; (B) such insurance provided in Section 29.1(c), with minimum limits of ******, which coverage shall be endorsed to name Supplier as additional insured; and (C) such insurance provided in Section 29.1(e), with minimum limits of ****** per person and ****** per occurrence. Provided that if any Supplier’s Agent’s insurance coverage limits are less than the applicable requirement, Supplier shall obtain Advanta’s written approval for any exceptions to or reductions below this requirement.
          c. If any loss or damage or other event requires notice or other action under the terms of any insurance coverage specified in this Article 29, Supplier shall be solely responsible for taking such action. Supplier shall provide Advanta with contemporaneous notice and with other information that Advanta may request regarding the event pertaining to this Agreement. Advanta shall provide Supplier reasonable assistance and cooperation with respect to any insurance claim.
          d. Supplier’s obligation to maintain insurance coverage hereunder shall be in addition to, and not in substitution for, Supplier’s other obligations hereunder, and Supplier’s liability to Advanta shall not be limited to the amount of coverage required hereunder.
30. MISCELLANEOUS.
     30.1 Assignment. This Agreement may not be assigned by Supplier, in whole or in part, without the prior written consent of Advanta, and any such attempted assignment shall be deemed null and void. This Agreement may not be assigned by Advanta, in whole or in part, without the prior written consent of Supplier, and any such attempted assignment shall be deemed null and void, provided, however, that Advanta shall have the right to assign this Agreement, or any portion hereof, to any Affiliate, without Supplier’s consent. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties.
     30.2 Labor Harmony Obligation. Supplier shall conduct its activities in such a manner as to seek to avoid any labor-related disruption of work in the provision of any Services. If Supplier personnel holding Key Supplier Positions have knowledge of any labor dispute involving Supplier Agents or other entities, which dispute may materially affect the provision of Services, Supplier shall so inform Advanta and the Parties shall cooperate to minimize the effect

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of such dispute on the provision of Services, whether or not such labor dispute occurs at a Supplier Facility or elsewhere.
     30.3 Notices. All notices, requests, claims, demands, and other communications (collectively, “Notices”) under this Agreement shall be in writing and shall be given or made by delivery in person, by courier service, or by certified mail (postage prepaid, return receipt requested), to the respective Party at the following address set forth below or at such other address as such Party may hereafter notify the other Party in accordance with this Section 30.3. Each such Notice shall be effective when actually received at the respective addresses specified below:
     If to Advanta:
Advanta Bank Corp.
Welsh and McKean Roads
Spring House, PA 19477-0844
USA
Attn: Mukesh Mehta
with a copy to:
Advanta Bank Corp.
Welsh and McKean Roads
Spring House, PA 19477-0844
USA
Attn: General Counsel, Advanta Bank Corp.
     If to Supplier:
Genpact International LLC
Duna Plaza Offices
4th floor
H-1138
Budapest Váci út 178
Hungary
Attn: Manager
with a copy to:
Genpact International LLC
1251 Avenue of the Americas
41st Floor
New York, NY 10020
Attn: General Counsel

****** — Denotes material that has been omitted and filed separately with the Commission.

and with a copy to:
Genpact India
Sector 53, Sector Road
DLF Phase V
Gurgaon — 122002, Haryana, India
Attn: General Counsel
     30.4 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the Parties.
     30.5 Force Majeure.
          a. Neither Party shall be responsible for any failure to perform its obligations due to causes beyond its reasonable control (each a “Force Majeure Event”), including acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, or lightning (but excluding, for Supplier, any events described in the applicable Disaster Recovery Plan); provided however: (i) that the non-performing Party gives immediate written notice thereof to the other Party; (ii) such failure to perform could not have been prevented by commercially reasonable precautions; (iii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure Event; (iv) the non-performing Party uses best efforts to remedy the inability to perform; and (v) the Force Majeure Event was not caused by the fault, negligence or willful misconduct of the Party seeking to be excused or by failure by such Party to comply with any Law or Card Association Rule or by any breach or default of this Agreement by such Party. The time for performance shall be extended for a period equal to the duration of the Force Majeure Event but in no event longer than twenty (20) consecutive days, after which the other Party affected by the Force Majeure Event will have the right to terminate the Agreement without penalty pursuant to Section 26.8, provided that such termination by Supplier shall not affect its obligations pursuant to Section 26.10.
          b. Notwithstanding Section 30.5(a), no delay or other failure to perform shall be excused pursuant to this Section 30.5 by the acts or omissions of Supplier Agents or any Supplier or Supplier Agent subcontractors, materialmen, suppliers, or other third parties providing products or services to any of the foregoing, unless: (i) such acts or omissions are themselves the product of a Force Majeure Event; and (ii) such delay or failure and the consequences thereof are beyond the control and without the fault, negligence or willful misconduct of Supplier or the Supplier Agent(s), as applicable. Nothing in this Section 30.5 shall limit the right of a Party to make any claim against third parties for any damages caused by a Force Majeure Event.
     30.6 Relationship of the Parties. The Parties intend to create an independent contractor relationship, and nothing contained in this Agreement shall be construed to make either Advanta or Supplier partners, joint venturers, principals, agents, or employees of the other. No Supplier Agent, officer, director, employee, agent, Affiliate, or contractor retained by Supplier to perform work on Advanta’s behalf under this Agreement shall be deemed to be an

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employee, agent, or contractor of Advanta. Neither Party shall have any right, power or authority, express or implied, to assume or create any obligation of any kind on behalf of the other Party, to make any representation or warranty on behalf of the other Party, or to bind the other Party in any respect whatsoever.
     30.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.
     30.8 Cumulative Remedies; Waiver. Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party, whether at law, in equity, or otherwise. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant hereunder shall not be construed to be a waiver of any succeeding breach or any other covenant hereunder. All waivers shall be in writing and signed by the Party waiving its rights.
     30.9 Consents and Approval. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.
     30.10 No Publicity. Neither Party shall, and shall cause their respective Agents not to, refer to the existence of this Agreement or use the name(s) or trademark(s) of the other Party or any of that Party’s Affiliates in any press release, advertising, publicity, or any materials distributed to prospective customers, current customers, or any other third party, without the prior written consent of that Party in each instance.
     30.11 Entire Agreement. This Agreement, including all Attachments, SOWs, appendices, and other annexes attached hereto, and the Memorandum of Services, represents the entire agreement between the Parties with respect to its subject matter, and supersedes any prior or contemporaneous representations, proposals, understandings, agreements, or discussions, whether oral or written, between the Parties relative to such subject matter.
     30.12 Amendments. No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an Authorized Representative of each Party.
     30.13 Headings. The headings of the articles and sections used in this Agreement are included for reference only and are not to be used in construing or interpreting this Agreement.
     30.14 Order of Precedence. In the event of a conflict between the provisions of this Agreement and any Attachments, SOWs, appendices, and other annexes attached hereto, the provisions of this Agreement shall control; provided that in the event of a conflict between the provisions of this Agreement and a SOW, then, unless such SOW otherwise expressly provides

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that it is intended to modify the terms of this Agreement, the terms of this Agreement shall control. In the event of a conflict between any SOW and any annexes attached to such SOW, the terms of such SOW shall control. In the event of a conflict between the provisions of this Agreement including any Attachments, SOWs, appendices, and other annexes attached hereto and the provisions of the Memorandum of Services, the provisions of this Agreement shall control.
     30.15 Survival. The following Articles and Sections of this Agreement shall survive termination or expiration of this Agreement for any reason: Article 1 (Definitions and Construction), Section 3.2(c) (Services), Section 3.5 (Information Technology Architecture-No Shared Environment), Section 8.4 (Safety and Security), Section 12.3 (Payment), Section 12.4 (Credits, Refundable Items, Reimbursable Items, and Set-Off), Section 12.7 (Disputed Payments), Section 17.3(a) (Supplier Subcontractors), Section 17.5 (Responsibility/Actions of Supplier Agents), Article 18 (Mutual Non-Solicitation), Article 19 (Intellectual Property), Article 20 (Confidentiality), Section 21.1 (Customer Data), Section 21.2 (Data Security), Section 21.3 (Data Security Procedures), Article 22 (Disaster Recovery) Section 23.2 (Record Retention), Section 24.1(a) and (b) (Compliance with Laws — General), Sections 25.1 (b)(iv), (c), (f), (g), (i), (k), (l), (m), (n) and (r), and 25.1A(a), (b) and (d) (Representations, Warranties and Covenants), Section 26.10 (Termination/Expiration Assistance), Section 26.11 (Post-Termination Obligations), Section 26.12 (Early Termination Fee), Article 27 (Indemnification), Article 27A (Limitation of Liability), Sections 28.4, 28.5 (Dispute Resolution), Article 29 (Insurance), and Sections 30.3, 30.7, 30.8, 30.10, 30.11, 30.13, 30.14, 30.15, 30.18, and 30.21 (Miscellaneous).
     30.16 Covenant of Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, such Party shall each execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement. Supplier acknowledges that Advanta is regulated by certain Governmental Authorities and the Card Associations. Accordingly, additional requirements and limitations on the rights and obligations of the Parties under this Agreement may be imposed by such Governmental Authorities, Card Associations or other entities regulating Advanta including with respect to the following: (a) expenses, budgets and audits; (b) negative covenants; (c) Confidential Information and data security; and (d) duties and responsibilities of Advanta or Supplier.
     30.17 Covenant to Provide Certain Supplier Information. As soon as available and in any event within 90 days after the end of each fiscal year Supplier shall provide to Advanta: (a) complete copies of Supplier’s and Parent’s audited financial statements for the preceding fiscal year, and notes thereto, accompanied by a certificate of a financial officer of Supplier and Parent stating that such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of Supplier and Parent (as the case may be) as of the dates and for the periods specified, prepared: (i) by a reputable independent accounting firm acceptable to Advanta; and (ii) in accordance with GAAP consistently applied; and (b) updates to the information provided by Supplier and Parent to Advanta in response to Advanta’s request for proposal.

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     30.18 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.
     30.19 Covenant Against Pledging. Supplier agrees that it shall not assign, transfer, or otherwise encumber its rights to receive payments from Advanta under this Agreement for any reason whatsoever without the prior written consent of Advanta.
     30.20 Third Party Beneficiaries. Except as expressly provided herein, this Agreement is entered into solely between, and may be enforced only by, Advanta and Supplier. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.
     30.21 Covenant of Good Faith. Each Party agrees that it will act in good faith in its respective dealings with the other Party under or in connection with this Agreement.
     30.22 Condition Precedent to Agreement Effectiveness; Guaranty of Genpact Global Holdings SICAR S.a.r.l. As a condition precedent to the effectiveness of this Agreement, Genpact Global Holdings SICAR S.a.r.l., a Grand Duchy of Luxembourg investment company in risk capital in the form of a private limited liability company (société d’investissement en capital à risque sous forme de société à responsabilité limitée), registered with the Luxembourg Trade and Companies Register under the number B 104 548 (“Parent”) shall execute the Parent Guaranty in the form set forth in Attachment 15.
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     IN WITNESS WHEREOF, Advanta and Supplier have each caused this Agreement to be signed and delivered by its duly Authorized Representative.

Advanta Bank Corp.		Genpact International, LLC, Hungarian Branch

By:	/s/ Mukesh Mehta	By:	/s/ Raghuram Raju

Name:	Mukesh Mehta	Name:	Raghuram Raju

Title:	Senior Vice President	Title:	Senior Vice President

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Attachment 1
Definitions
“Account” or “account” shall mean a credit card, stored value card, debit card, business credit card, commercial card, deposit account or other payment account, and shall include any note program accounts and account managed or otherwise maintained by Advanta at any time before or during the Term.
“Advanta Authorized Representative” shall mean that individual or those individuals identified in writing by Advanta as Advanta’s authorized representative(s), who may be changed from time to time upon notice by Advanta.
“Advanta Data Security Standards” shall have the meaning set forth in Section 21.2.
“Advanta Facilities” shall mean the Facilities specified as “Advanta Facilities” in the applicable SOW.
“Advanta General Program Manager” shall have the meaning set forth in Section 3.3(a).
“Advanta Laws” shall have the meaning set forth in Section 24.1(a).
“Advanta Materials” shall have the meaning set forth in Section 19.7.
“Advanta-Provided Equipment” shall mean that equipment specified in the applicable SOW that is owned or leased by Advanta.
“Advanta-Provided Software” shall mean that software owned by Advanta or another Service Recipient or licensed by a third party to Advanta or another Service Recipient, which software is designated in Attachment 9 or an applicable SOW as “Advanta-Provided Software.”
“Advanta-Provided Third Party Software” shall mean that Advanta-Provided Software that is licensed by a third party to Advanta or another Service Recipient, which software is designated Attachment 7 or an applicable SOW as “Advanta-Provided Third Party Software”.
“Advanta Regulatory Requirements” shall mean any Advanta Laws to which Advanta is required to adhere or submit or voluntarily adheres or submits.
“Affiliates” shall mean any entity Controlling, Controlled by, or under common Control with a Party. Advanta’s Affiliates shall be deemed to include the entities listed on Attachment 13 (Affiliates) as Advanta Affiliates and Supplier’s Affiliates shall be deemed to include the entities listed on Attachment 13 (Affiliates) as Supplier Affiliates.
“Agreement” shall mean, collectively, this Master Services Agreement and any SOWs, Addenda, and other attachments and annexes hereto or thereto.
“Approved Subcontractor” shall have the meaning set forth in Section 17.3(a).

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“Asset Backed Securities” shall mean a type of bond or note that is based on pools of assets, or collateralized by the cash flows from a specified pool of underlying assets; see Section 24.1.
“At Risk Fees” shall have the meaning set forth in Section 26.7(b).
“Authorized Representatives” shall mean, collectively, the Advanta Authorized Representative and the Supplier Authorized Representative.
“Basic Services” shall mean, collectively: (A) the services, functions, and responsibilities described in this Agreement (including the services, functions, and responsibilities described in any SOW or attachments to such SOWs and including and services changed pursuant to Article 17 but excluding Supplemental Services); (B) any services, functions, and responsibilities, whether or not specifically described in this Agreement, that are required for, incidental to, implied by, or inherent in the proper performance and delivery of the services described in preceding subclause (A) or in the proper performance and delivery of any Basic Services; and (C) any Information Technology functions and responsibilities related to the services described in the preceding subclauses (A) or (B).
“Benchmark Analysis” shall have the meaning set forth in Section 15.1.
“Benchmarked Services” shall have the meaning set forth in Section 15.1.
“Benchmarker” shall have the meaning set forth in Section 15.1.
“Bug Fix” shall mean any update, upgrade, patch, new version or other modification to a software program that corrects an error or failure and/or improves the performance of such software program, but which does not add substantial new functionality.
“Card Association” shall mean MasterCard International Incorporated, Visa U.S.A., Inc., or any other credit card association or credit card sponsoring entity whose credit cards are included in the Services.
“Card Association Rules” shall mean the bylaws, rules and regulations of any applicable Card Association, including the Payment Card Industry Data Security Standards.
“Change Assessment” shall have the meaning set forth in Section 16.2(c).
“Change Control Procedures” shall have the meaning set forth in Section 16.2(a).
“Change-in-Scope Proposal” shall have the meaning set forth in Section 4.2(a).
“Change Order” shall have the meaning set forth in Section 16.2(d).
“Change Order Proposal” shall have the meaning set forth in Section 16.2(b).
“Code” shall mean computer programming code (including microcode, as applicable).
“Confidential Information” shall have the meaning set forth in Section 20.1.

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“Control” and its derivatives shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies, and operations of an entity, whether through ownership of voting securities, by contract, or otherwise.
“Core Software” shall mean Supplier’s proprietary software product(s) identified in Attachment 14 (Core Software), together with all end user manuals, reference manuals, installation guides, and other Documentation therefor, and any Bug Fixes and upgrades thereto.
“CPI” or “Consumer Price Index” shall mean the index compiled by the Unites States Department of Labor’s Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) having a base of 100 in 1982-84, using that portion of the index which appears under the caption “All Items”.
“Customer Data” shall mean information regarding Advanta’s customers, applicants, prospective customers and any other individuals or entities doing business with Advanta, including any Nonpublic Personal Information, any data or information created, generated, collected or processed for Advanta by Supplier in the performance of the Services.
“Dedicated Equipment and Software” shall have the meaning set forth in Section 9.1.
“Deliverables” shall mean, collectively: (a) all works of authorship or other material(s) created specifically for Advanta or by using Advanta Materials, by or on behalf of Supplier and/or any Supplier Agent, whether solely or jointly with other(s), in the course of performing the Services or otherwise in connection with this Agreement or an SOW; and (b) any material(s) that are described as “deliverables” in this Agreement or that are delivered or required to be delivered by Supplier or any Supplier Agent(s) to Advanta or any other Service Recipient hereunder. For purposes of this Agreement, “Deliverables” hereunder shall include the “Deliverables” as set forth in the Memorandum of Services.
“Disabling Code” shall mean any code that would or could disable or shut down, in whole or in part, any Services or software, including any device, method, or token that permits any person to circumvent the normal security of the Software or the system containing the code.
“Disaster Recovery Plan” shall have the meaning set forth in Section 22.1.
“Dispute” shall have the meaning set forth in Article 28.
“Disputing Party” shall have the meaning set forth in Section 28.2(a).
“Documentation” shall mean the user manuals, information bulletins, technical documentation and other materials, regardless of media or form, that describe the functions, features, and operation of the Services and Deliverables.
“Early Termination Fee” shall have the meaning set forth in Section 26.12.
“******” shall have the meaning set forth in Section 5.4(a).

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“Effective Date” shall have the meaning set forth in the preamble.
“EIPI Agreement” shall mean the Employee Innovation and Proprietary Information Agreement attached hereto as Attachment 15.
“Embedded Software” shall have the meaning set forth in Section 19.1(e)(i).
“Equipment” shall mean any equipment used for the provision of the Services hereunder.
“Facilities” shall mean, generally, space, equipment (excluding any Equipment), furnishings, and fixtures.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Fees” shall have the meaning set forth in Section 12.1.
“Force Majeure Event” shall have the meaning set forth in Section 30.5.
“FTE” shall means full time employees as set forth in Section 26.12(a)(i)
“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.
“General Industry Standards” shall have the meaning set forth in Section 3.2(a).
“General Program Manager” shall have the meaning set forth in Section 7.3(a).
“GLBA” shall mean Title V of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (15 U.S.C. 6801 et seq.).
“Governmental Authority” shall mean any applicable federation, nation, state, sovereign, or government, any federal, supranational, regional, state, local or municipal political subdivision, any governmental or administrative body, instrumentality, department, or agency, or any court, administrative hearing body, arbitrator, commission, or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a government with jurisdiction over the applicable matter.
“Guaranteed Productivity Improvement” shall have the meaning set forth in Section 5.3(c).
“ICC” shall have the meaning set forth in Section 28.2(a).
“ICC Rules” shall have the meaning set forth in Section 28.2(a).
“Improved Technology” shall mean any new Information Technology developments, including new software and hardware developments, that could reasonably be expected to have a positive impact on Advanta’s, Advanta’s Affiliates’, or a Service Recipient’s business, as such new developments relate to providing the Services hereunder.

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“Indemnified Party” shall have the meaning set forth in Section 27.3(a).
“Indemnifying Party” shall have the meaning set forth in Section 27.3(a).
“Information Technology” shall mean any and all hardware, software, systems, telecommunications and other networks, and other technology and services used to create, collect, store, retrieve, manage, process, distribute, transmit, exchange, and otherwise use or manipulate information or data.
“Initial Term” shall have the meaning set forth in Section 2.1.
“Inventions” shall mean any inventions or improvements made, conceived, developed, or reduced to practice by or on behalf of Supplier and/or any Supplier Agent(s), whether solely or jointly with other(s), created specifically for Advanta or that arise or result from access to or use of any Confidential Information or other information or materials directly or indirectly supplied to Supplier by Advanta or any other Service Recipient.]
“Key Service Levels” shall mean each ****** and ****** Service Level set forth in an SOW.
“Key Supplier Positions” shall mean those positions specified as “Key Supplier Positions” in the applicable SOW.
“Launch Date” shall mean the date that the Services under an SOW are in production and actually provided to Advanta by Supplier.
“Laws” shall mean, to the extent applicable or to the extent Advanta’s policies and procedures conform to the Advanta Regulatory Requirements, Card Association Rules, (and as informed by Advanta to Supplier in writing), any laws, treaties, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders, administrative guidance, regulatory guidance or determination of (or agreement with) an arbitrator or Governmental Authority (including usury laws, the Federal Truth in Lending Act, Regulation AB, Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System, the Equal Credit Opportunity Act/Regulation B, the GLBA, the Federal Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Truth in Lending Act/Regulation Z, the Fair Credit Billing Act, the Fair Credit and Charge Card Disclosure Act (1988), the Electronic Funds Transfer Act, the Right to Financial Privacy Act, the USA PATRIOT Act, the Bank Secrecy Act and other laws or regulations related to anti-money laundering compliance and state laws, rules and regulations relating to consumer protection, installment sales, telemarketing, unfair and deceptive trade practices and collections).
“Losses” shall mean all losses, liabilities, damages, and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest, and penalties).
“Major Release” shall mean a release of software that includes major feature enhancements. These releases are usually identified by full integer changes in the numbering, such as from 7.0 to 8.0, but may be identified by the industry as a major release without the accompanying integer change.

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“Material Adverse Effect” shall mean any change in circumstances that (a) materially impairs the business, property, operations, condition (financial or otherwise), or material agreements of Supplier or (b) materially impairs the ability of the Supplier to fully and timely perform all of its obligations under this Agreement.
“Minor Release” shall mean a release of software consisting of relatively minor enhancements or corrections to known errors or faults. These releases are usually identified by a change in the decimal numbering of a release, such as 7.12 to 7.13.
“Memorandum of Services” shall mean that certain Memorandum of Services effective as of December 11, 2006 by and between Advanta Bank Corp. and Supplier.
“Monthly Performance Report” shall have the meaning set forth in Section 11.1.
“Nonpublic Personal Information” shall have the meaning given to such term in Title V of the GLBA and its implementing regulations.
“Notice” shall have the meaning set forth in Section 30.3.
“Notice of Election” shall have the meaning set forth in Section 27.3(a).
“Object Code” shall mean Code substantially in binary form. Object Code is directly executable by a computer after processing, but without compilation or assembly.
“Open Source Software” shall mean any “free software,” “open source software,” or other Code or software that is licensed under or otherwise subject to any similar licensing or distribution model, including any Code licensed pursuant to the GNU Public License (GPL).
“Operating Committee” shall have the meaning set forth in Section 7.1.
“Parent” shall have the meaning set forth in Section 30.22.
“Parent Guaranty” shall mean that certain Parent guaranty of even date herewith in the form attached hereto as Attachment 15.
“Pass-Through Expenses” shall have the meaning set forth in Section 12.6(a).
“Patents” shall mean United States and foreign patents and patent applications, together with all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world.
“Payment Card Industry Data Security Standards” shall mean the security guidelines developed by the payment card industry to ensure the proper handling and protection of cardholder account and transaction information as such guidelines are published by a Card Association and as officially amended and so published from time to time.

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“Payment Card Industry Standards” shall mean payment card industry standards for the ten (10) largest payment card issuers in the United States. References to performance “in accordance with Payment Card Industry Standards” in Section 25.1(e) shall mean that where the Service Levels set forth in Attachment 4 and in the SOWs, and the Policies and Procedures Manuals do not establish standards, Supplier shall perform the relevant obligation in accordance with Payment Card Industry Standards.
“Pilot” shall have the meaning set forth in Section 3.1(b).
“Pilot Period” shall have the meaning set forth in Section 3.1(b).
“Pilot SOW” shall mean the Statement of Work prepared for each Pilot.
“Policy and Procedures Manual” shall mean the policy and procedures manual for each SOW as set forth in Section 3.7(b).
“Records” shall have the meaning set forth in Section 23.2.
“Regulatory Requirements” shall mean, collectively, the Advanta Regulatory Requirements and the Supplier Regulatory Requirements.
“Renewal Term” shall have the meaning set forth in Section 2.1.
“Representative Sample” shall have the meaning set forth in Section 15.3.
“Required Consents” shall mean all consents, licenses, permits, authorizations, and approvals necessary or required to allow Supplier and Supplier Agents to perform the Services (including any necessary security clearances) and/or to use any of the following to provide the Services: (a) any Third party Software used by or made available to Supplier or Supplier Agents hereunder; (b) services provided for the benefit of Advanta, Advanta’s Affiliates, the Service Recipients, or their respective end users under Advanta’s, Advanta’s Affiliates’, or the Service Recipients’ service contracts, as applicable; and (c) Supplier’s and Supplier Agents’ owned and leased assets, including any Supplier-Provided Software and Supplier-Provided Equipment.
“Retained Agreements” shall mean those contracts that are designated as “Retained” in the applicable SOW.
“Rules” shall have the meaning set forth in Section 28.2(a).
“Sarbanes-Oxley Requirements” shall mean reporting and other requirements under, collectively, (a) the Sarbanes-Oxley Act of 2002, as amended from time to time, including rules and regulations promulgated thereunder, (b) the rules of the Public Accounting Oversight Board (PAOB), (c) the rules of the Securities and Exchange Commission relating to disclosure controls and procedures, and (d) other similar Laws.
“Security Audit” shall have the meaning set forth in Section 21.4.
“******” shall have the meaning set forth in Section 5.4(a).

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“Service Levels” shall have the meaning set forth in Section 5.1.
“Service Recipients” shall mean, collectively: (a) Advanta; (b) any Affiliate of Advanta; (c) those individuals and entities identified in any SOW as “Service Recipients”; (d) any entity that purchases after the Effective Date from Advanta, any Affiliate of Advanta, or any entity identified in any SOW as a “Service Recipient”, all or substantially all of the assets of Advanta, such Affiliate, or such entity identified in any SOW as a “Service Recipient”, or of any division, marketing unit, or business unit thereof, provided that such entity agrees in writing to be bound by the terms and conditions of this Agreement; (e) any entity that after the Effective Date is created using assets of Advanta, any Affiliate of Advanta, or any entity identified in any SOW as a “Service Recipient”, provided that such created entity agrees in writing to be bound by the terms and conditions of this Agreement; (f) any entity into which Advanta, any Affiliate of Advanta, or any entity identified in any SOW as a “Service Recipient”, merges or consolidates, provided that such entity agrees in writing to be bound by the terms and conditions of this Agreement; and (g) any entity that merges into or consolidates with Advanta, any Affiliate of Advanta, or any entity identified in any SOW as a “Service Recipient”.
“Services” shall mean, collectively, the Basic Services and the Supplemental Services. For purposes of this Agreement, “Services” hereunder shall include the “Interim Services” as set forth in the Memorandum of Services.
“Software” shall mean, collectively, (a) the Advanta-Provided Software; and (b) the Supplier-Provided Software and any other software that constitutes Supplier-Provided Materials.
“Source Code” shall mean Code other than Object Code, and includes Code that may be displayed in a form readable and understandable by a programmer of ordinary skill, as well as any enhancements, corrections and documentation related thereto. Source Code includes related Source Code-level system documentation, comments and procedural Code, such as job control language.
“SOW Effective Date” shall mean the date set forth in a SOW as such SOW’s SOW Effective Date.
“SOW Expiration Date” shall mean the date set forth in a SOW as such SOW’s SOW Expiration Date.
“SOW Initial Term” shall have the meaning set forth in Section 2.2.
“SOW Renewal Term” shall have the meaning set forth in Section 2.2.
“SOW” or “Statement of Work” shall mean the attachment(s) to this Agreement that set forth in detail the Services, resources, deliverables and other details and information with respect to the Services to be provided by Supplier hereunder, each substantially in the form attached hereto as Attachment 2 (Sample Statement of Work (SOW)) and each sequentially numbered in the order of execution (e.g., SOW001, SOW002, etc.).
“SOW Term” shall have the meaning set forth in Section 2.2.

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“Steering Committee” shall have the meaning set forth in Section 7.2.
“Stranded Costs” shall mean unamortized costs of machinery, capital equipment and other capital costs listed on Attachment 12 that have not been redeployed or otherwise used in providing Services to Advanta.
“Subcontractor Direct Agreement” shall mean the Subcontractor Direct Agreement in the form attached hereto as Attachment 10.
“Supplemental Services” shall mean, collectively: (A) any services requested by Advanta that meet all of the following criteria: (i) such supplemental or related services are not Basic Services; (ii) such services are supplemental or related to the Services described in any SOW then in effect; and (iii) there is no charging mechanism set forth in the Fee section of any SOW for such supplemental or related services (other than any charging mechanism for Supplemental Services expressly set forth in the applicable Fee section of any SOW); (B) any services, functions, and responsibilities, whether or not specifically described in this Agreement, that are required for, incidental to, implied by, or inherent in the proper performance and delivery of the services described in preceding subclause (A) or in the proper performance and delivery of any Supplemental Services; and (C) any Information Technology functions and responsibilities related to the services described in the preceding subclauses (A) or (B).
“Supplier Agents” shall mean, collectively, those Supplier employees and Supplier Subcontractors, and the employees of any such Supplier Subcontractors, who provide or are retained by Supplier to provide any Services hereunder.
“Supplier Authorized Representative” shall mean that individual or those individuals identified in writing by Supplier as Supplier’s authorized representative(s), who may be changed from time to time upon notice by Supplier.
“Supplier Facilities” shall mean for the Pilots, West Wing, Cyber Gateway, Corporate Park, HITEC City, Madhapur, Hyderabad- 500081, India and for all other SOWs and Services, the Facilities specified as “Supplier Facilities” in the applicable SOW, and any other Facilities (other than Advanta Facilities) that the Parties agree in writing are required for Supplier’s performance of the Services.
“Supplier Laws” shall have the meaning set forth in Section 24.1(b)
“Supplier General Program Manager” shall have the meaning set forth in Section 7.3(a).
“Supplier Indemnified Materials” shall have the meaning set forth in Section 27.2.
“Supplier-Provided Equipment” shall have the meaning set forth in Section 9.2.
“Supplier-Provided Materials” shall mean, collectively, (a) the Supplier-Provided Software and (b) any software, works of authorship or other information or materials that (i) are not Deliverables and (ii) are used or required to be used by Supplier or any Supplier Agent in performing or otherwise in connection with the Services, including databases, designs,

****** — Denotes material that has been omitted and filed separately with the Commission.

specifications, flowcharts, procedures, processes, methodologies, templates, reports, and manuals. Notwithstanding the foregoing, “Supplier-Provided Materials” will be deemed to exclude any Advanta-Provided Software.
“Supplier-Provided Software” shall mean, that software owned by Supplier, a Supplier Agent, or a third party, which software is designated in the applicable SOW as “Supplier-Provided Software.”
“Supplier Regulatory Requirements” shall mean all Laws and Card Association Rules to which Supplier is required to adhere or submit or voluntarily adheres or submits.
“Supplier Subcontractor” shall have the meaning set forth in Section 17.3(a). For the avoidance of doubt, Supplier Subcontractors shall include Approved Subcontractors.
“System Change” shall have the meaning set forth in Section 16.3.
“Systems” shall mean, collectively, the Software and the Equipment, and shall include any associated attachments, features, accessories, peripherals, and cabling, and all additions, modifications, substitutions, upgrades, or enhancements to such Systems.
“Term” shall mean collectively, the Initial Term and any Renewal Terms.
“Termination/Expiration Assistance” shall have the meaning set forth in Section 26.10(a).
“Termination/Expiration Assistance Period” shall mean, for a given SOW, a period of time designated by Advanta but not to exceed eighteen (18) months after any expiration or termination of such SOW.
“Third Party Agreements” shall mean, collectively, the Assigned Agreements and the Retained Agreements.
“Third Party Software” shall mean the Software used in providing the Services, which Software is provided under license to Supplier, a Supplier Agent, or Advanta by a third party, and includes any related software and ongoing services (e.g., maintenance and support services, upgrades, patches, and subscription services) provided by such third parties.
“Transition Fees” shall have the meaning set forth in Article 6.
“Transition Services” shall have the meaning set forth in Article 6.
“Turnover Plan” shall have the meaning set forth in Section 26.10(c)(i).
“Turnover Rate” shall have the meaning set forth in Section 17.1(b).
“Upgrade” shall mean any update, upgrade, patch, new version, or other modification to a software program that adds substantial new functionality to such software program.
“U.S.” means the United States of America.

****** — Denotes material that has been omitted and filed separately with the Commission.

“Virus” shall mean: (a) Code intentionally constructed to, or that has the ability to, damage, interfere with or otherwise adversely affect other Code, computer programs, data files, or operations; and/or (b) any other Code typically designated to be a virus, including any Trojan horse, worm, or harmful or disruptive component.

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Attachment 2
Sample SOW

1

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ADVANTA BANK CORP.

Statement of Work — #
Pursuant to the
Master Service Agreement
Dated March 15, 2007
Last updated                    : Version 1.0

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A. Overview
B. SOW KEY Terms
C. Scope of Services
Key SUPPLIER POSITIONS
Hiring and Recruiting Requirements
Background Checks
Policy & Procedure Manual
Forecasting
Training Requirements
Testing Requirements
Quality Assurance
Reporting
Invoicing Requirements
D. sow specific representations and warranties
E. Change Management
F. Escalation Plan
G. Service Levels – KEY PERFORMANCE METRICS
H. Disaster Recovery
I. Compliance
J. Security Requirements
K. APPROVED Subcontractors
L. ADDITIONAL REQUIRED CONSENTS
Exhibits
Exhibit A — Job Descriptions
Exhibit B — Genpact Participants Training Guide
Exhibit C — Training Overview
Exhibit D — Policy & Procedure Manual
Exhibit E — Advanta Quality Form
Exhibit F — Quality Definitions
Exhibit G — Change Management Form
Exhibit H — Escalation Procedures
Exhibit I — Escalation Contact List
Exhibit J — Pilot Step-Up Targets (if applicable)
Exhibit K — Service Level Agreement
Exhibit L — Service Level Reconciliation Report
Exhibit M — Midterm Assessment
Exhibit N — Final Assessment
Exhibit O — IT Architecture Design Document
Exhibit P — Additional Security Standards
Exhibit Q — SOW SPECIFIC Pricing Schedule
Exhibit R — User Acceptance Test Plan

****** — Denotes material that has been omitted and filed separately with the Commission.

Document Change History

Date of	Document
Change	Version	Page	Description of Change

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Statement of Work for
A. OVERVIEW
his Statement of Work (“SOW”) is entered into pursuant to that certain Master Services Agreement by and between Advanta Bank Corp. (“Advanta”) and Genpact International, LLC, through its Hungarian branch (“Supplier” or “Genpact”) dated March 15, 2007 with an effective date of February 11, 2007 (the “MSA” or “Agreement”). Unless defined herein, all capitalized terms shall have the meaning ascribed to them in the MSA. The provisions of this SOW may be amended or waived pursuant to Section 30.12 of the MSA or pursuant to the Change Control Procedures set forth in Section 16 of the MSA.
B. SOW Key Terms
1.	The Initial Term of this SOW shall be days, commencing on (SOW Commencement Date)and ending on , unless the SOW is extended as set forth below or terminated earlier in accordance with the Agreement.
2.	The Launch Date for the Services under this SOW shall be: .
3..	Genpact Service Location: Genpact’s Hyderabad site in India, located at Cyber Gateway, Corporate Park, HITEC City, Madhapur, Hyderabad.
4..	Additional Termination Provisions and Termination Fees:

5.	Hours of Operation (also referred to as Service Window):

6.	SOW Specific Pricing and Fees:

7.	SOW Specific Transition Services & Fees:
C. Scope of Services
The Services that Genpact will perform under this SOW is
The Services shall be provided by Genpact using___Full-Time Employees,___Team Leads, and ___ Trainers at theHyderabad site referenced above. Services shall be provided during
Confidential

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the Hours of Operation specified above. [Used for Pilot SOWs: The Initial Term of this SOW is subject to change based on Advanta’s evaluation of Genpacts performance of the Services or as otherwise mutually agreed to in writing by the parties. The evaluation of Genpact’s performance will be based on Genpact’s ability to attain key performance metrics or maintain the service levels set forth in this SOW].
Services shall be provided only by those individuals listed on the Genpact Employee Roster, which Genpact shall continually update and provide to Advanta.
Key Supplier Positions
[NOTE: TO BE FILLED IN ]

LOCATION
#	POSITION	POSITION HOLDER	(Onsite/Offsite)

1	******	VP Operations	Hyderabad
2
3
Hiring and Recruiting Requirements
Each Genpact representative performing the Services herein shall have the following skill sets:
Background Checks
Each individual performing Services hereunder must pass a thorough background check. Advanta and Genpact agree that Genpact’s current background check process that includes employer references, educational and residence verification and Genpact utilizing commercially reasonable efforts and all available resources to identify any criminal background of prospective hires will satisfy this background check requirement. Genpact will utilize membership in NASCOM to access a database of fingerprints and criminal profiling once such database becomes operational.
Genpact shall retain records of each background check performed and upon Advanta’s request, Genpact shall provide proof that the background checks were completed and provide Advanta with copies of such records.
Policy and Procedure Manual
The Services will be performed in accordance with the Policy and Procedure Manual to be attached hereto as Exhibit D. The Policy and Procedure Manual shall be developed in accordance with the Agreement and shall include, without limitation workflows for all processes and tasks required to perform the Services along with control point matrices for
Confidential

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each. The control point matrices will serve as risk mitigation documents for each process or task.
Forecasting
Specify Baseline Metrics (including Baseline Transaction Volumes, Baseline Units and Baseline FTEs).
Technology Set-Up
All IT voice and data infrastructure necessary to perform the Services hereunder shall be in accordance with Exhibit O Advanta IT Architecture Design Document attached hereto.
Training Requirements
[If applicable: Due to the regulatory requirements associated with issuing credit, all Genpact representatives performing Services hereunder shall be thoroughly trained regarding the credit card terms, conditions, product features and benefits. Training will include the manual/modules set forth in the Genpact Participants Guide attached as Exhibit B.] [For pilots: Advanta will conduct initial training with the Genpact pilot team (___representatives, ___Trainers, and ___Team Leads) onsite at Advanta’s Dresher, PA, USA site. The training curriculum will cover the items set forth in Exhibit C Training Overview, attached hereto.]
[If applicable: All Genpact representatives providing the Services hereunder shall also complete Advanta Compliance training during their onsite visit. Genpact representatives will be given a formal written assessment evaluation mid-way through the training and then again at the completion of training as set forth on Exhibits M & N attached hereto and all representatives must pass both assessment evaluations. ]
Testing Requirements
User Acceptance Testing
User acceptance testing as detailed in the UAT Test Plan, attached hereto as Exhibit R, will be completed approximately two weeks prior to SOW Commencement Date but in any event prior to the performance of the Services by Genpact. This includes testing voice and data transfer to the Genpact Facility where the Services are being performed. Advanta will also conduct stress testing to see if there are any system impacts if volumes are increased. Advanta may require that additional testing if there are critical errors identified during the user acceptance testing
Confidential

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Quality Assurance Requirements
[Add provisions for IT or F&A functions]
[Adapt following for Call Center and Collections Services: Genpact shall monitor calls for quality assurance at least                     times a                    for each Genpact representative via the Verint System. Advanta may monitor calls on a daily basis via the Verint System for quality assurance. As scheduled by Advanta, Genpact will participate in scheduled calibration sessions in which the Genpact and Advanta Quality teams will log into the Verint System and listen to calls and provide feedback and/or recommendations. The evaluation of                     Services is based on a scoring of multiple behaviors and expectations, including without limitation, the overall customer experience and specific business expectations such as disclosures and accuracy of the information entered. Advanta and Genpact will use the following scoring measurement range to score each call:

Calls will be scored on the areas and in accordance with the scoring set forth in the Advanta Quality Form attached hereto as Exhibit E, including:                     Genpact shall complete at least                     evaluations per agent..
Quality reports will be sent by Advanta to Genpact on a                     basis for review and feedback. Genpact will be responsible for sending                    quality reports for Advanta’s review and feedback in accordance with and in the format of the Advanta Quality Form attached as Exhibit E and                     QA Definitions set forth in Exhibit F attached hereto.
[Use for Pilots: During the initial 12 weeks of this SOW, Genpact will achieve the Pilot Step-up Targets set forth on Exhibit J attached hereto. Thereafter] Genpact shall achieve the standards set forth in the Service Level Agreements attached hereto as Exhibit K.
Reporting Requirements
In addition to the reporting requirements set forth in the Agreement the following reports will be provided by the parties:
Genpact Reports:
Advanta Reports:
Invoicing Requirements
Confidential

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Invoices for Fees for the Services performed hereunder shall be in the format and in accordance with the provisions regarding invoices the Agreement and shall be sent to Advanta to the attention of:

Advanta Bank. Corp
Welsh & McKean Roads
Springhouse, PA 19477
D. SOW Specific Representations & Warranties:
E. Change Management Procedures
Changes to the requirements for the Services provided under this SOW will be submitted to Genpact in writing to Advanta and will be governed by the change control procedures set forth in the Agreement. Genpact will not proceed with any requested changes until Advanta has had sufficient opportunity to review and discuss the change request and has provided written approval to Genpact of the same as evidenced by Advanta’s execution of the Change Managemen Form attached hereto as Exhibit G or as otherwise set forth in the Agreement.
F. Escalation Plan
Genpact shall follow the escalation procedures set forth in Exhibit H attached hereto and shall contact Advanta as required using the Escalation Contact List attached hereto as Exhibit I.
G. Service Level Agreements and Key Performance Metrics
[For Pilots only:During the initial 12 weeks of this SOW, Genpact will perform the Services in accordance with and will meet or exceed the specified key performance metrics set forth in the Pilot Step-Up Targets attached hereto as Exhibit J. Advanta will assess Genpact’s performance at the 4th, 8th, and 12th week intervals. After the initial 12 week period,] Genpact will perform the Services in accordance with and will meet or exceed the service levels set forth in the Service Level Agreement attached hereto as Exhibit K. Advanta will also measure Genpact’s performance based on a customer satisfaction survey developed by Advanta.
Advanta will hold _weekly_conference calls with the Genpact Operational Team to review performance, issues, recommendations, etc. At such calls, Genpact shall review performance metrics and provide feedback on any issues or trends. Genpact shall be proactive in providing any representative feedback and/or suggested program enhancements. In addition, Advanta and Genpact Operational Team shall hold monthly
Confidential

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conference calls to review the prior month’s performance and to discuss corrective action where necessary.
By not later than the 10th business day of each month, Genpact shall provide Advanta with a monthly report setting forth its actual performance during the just concluded calendar month as compared to the measurements in [the Pilot Step Up Targets (for the initial 12 weeks) or] the Service Level Agreements (after the initial 12 weeks) in the format and including the substance set forth in the SLA Reconciliation Report attached hereto as Exhibit L.
At least once annually, Genpact and Advanta will review the established performance standards in the Service Level Agreement and, if agreed, will update and revise the key measurements to reflect any change in Advanta’s business needs or technology and/or process improvements by Genpact.
H. Disaster Recovery
I. Compliance
[Update for particular service/process as applicable] Advanta requires that all Genpact representatives performing Services hereunder complete Advanta’s Compliance training, as may be amended by Advanta from time to time. This includes, without limitation, compliance by Genpact with the following laws to the extent they apply to the Services provided hereunder:
•	Equal Credit Opportunity Act/ ECOA and Regulation B

•	Bank Secrecy Act/ BSA

•	Office of Foreign Asset Control/ OFAC

•	Community Reinvestment Act/ CRA

•	Fair Debt Collections Act
Confidential

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J. SOW Specific Security Requirements
In addition to the Advanta Security Standards set forth in the Agreement, Genpact will adhere to the Additional Security Requirements set forth in Exhibit P attached hereto, if any.
K. Approved Subcontractors

Name of Subcontractor	Services Performed

L. Additional Required Consents
Confidential

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     IN WITNESS WHEREOF, the Parties have caused this SOW to be duly executed as of the date indicated.

Genpact International, LLC, acting	Advanta Bank Corp.
Through its Hungary branch

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Confidential

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Exhibit A
                                         Job Description
Exhibit B
Genpact Participant’s Guide 2007
Exhibit C
                                        Training Agenda
Exhibit D
Policies & Procedures Manual
Exhibit E
Advanta Quality Form
Exhibit F
QA Definitions
Confidential

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Exhibit G -Change Management Form

Advanta Bank Corp. SOW Change Request

Vendor: Data Services Direct		Project Title: NA		
SOW Version	Request #	Request Date	Project Manager	Priority
Requester Name	Job Title	Due Date		Status

⌘ REQUEST DESCRIPTION ⌘

-

⌘ JUSTIFICATION ⌘

-

⌘ CHANGE TO PROJECT IMPACT ⌘

Impact	Labor Days Effort	Cost	Schedule	Function
None				

Change Specification

⌘ CHANGE REJECTION ⌘

Rejected By	Job Title	Date of Rejection

Reason For Rejection

⌘ CHANGE ACCEPTANCE ⌘

Advanta Bank Corp.		Data Services Direct	
Name:		Name:	
Signature:		Signature:	
Date:		Date:	

Priority and Project Impact Legend

- H — High priority / Required to deliver project within scope
- L — Low priority / Out of scope – not required to complete project
- M — Medium priority / Out of scope – required to complete project

Advanta Change Request

Exhibit P

Advanta Confidential

Page 1 of 1

Confidential

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Exhibit H
Escalation Procedures List
Exhibit I
Escalation Contact List
Exhibit J
Pilot Step-Up Targets
Exhibit K
Service Level Agreement
Exhibit L
SLA Reconciliation Report
Exhibit M
Advanta Mid-Term Training Assessment
Exhibit N
Advanta Final Training Assessment
Exhibit O
Advanta IT Architecture Design Document
Exhibit P
Additional Security Standards
Exhibit Q
SOW Specific Pricing Schedule
Exhibit R
User Acceptance Test Plan
Confidential

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Attachment 3
Information Technology Architecture
* Superseded and replaced in its entirety by Exhibit A to the First Amendment to Master Services Agreement dated April 15, 2008 between Advanta Bank Corp. and Genpact International, Inc.

1

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Attachment 4
Service Level Standards and ******
A. General
Each SOW will set forth categories of performance metrics and specific targets for individual performance metrics applicable to the Services Supplier will provide under the SOW. This Attachment 4 sets forth basic principles of Service Level performance measurement and calculation of ****** applicable to all SOWs.
B. Service Level Definitions
1. Service Level performance standards are divided into the following three Exception Levels:
     Exception Level One (E1): ******.
     Exception Level Two (E2): An exception that ******.
     Exception Level Three (E3): An exception that ******.
2. Each Service Level metric shall consist of a single performance target.
3. Each SOW shall contain no more than ****** and may contain ******.
C. ******
****** will be calculated on a monthly basis in accordance with the following rules as may be further modified or supplemented in each SOW:
1.	Each Service Level will specify an ****** payable as a ****** in the event Supplier fails to meet the performance metric for that Service Level.
2.	Advanta will designate an ****** for each key Service Level category: E1 (designated at ******), and E2 (designated at ******). E3 Service Levels ******.
3. The maximum ****** that Supplier must pay in any month is ******.
4.	Supplier shall pay Advanta by crediting on each monthly invoice, or as directed by Advanta but not more than monthly, an amount equal to ****** payable by Advanta.
5.	Supplier may ****** from Advanta ****** for ****** paid to Advanta under an SOW if Supplier achieves the following: for any Service Level that Supplier fails to meet ******, Supplier ******.
Examples:

1

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2

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Attachment 5
Transition Services and Fees
Transition Services:
Supplier will provide resources to conduct the Solution Identification (Solutions ID Services) for validation of assumptions and data gathering for each function for those Services specified in the applicable SOW.
The Solutions ID Services include, but are not limited to employing and providing adequate staffing for the Solutions ID Services, documenting process flows, and standard operating procedures. Supplier will work with Advanta to develop and will deliver to Advanta, for Advanta’s review and approval, documentation for each of the Services specified in the SOW detailing each of the process flows, transition plans, service level standards and description of services. Advanta will provide Supplier with access to facilities, systems, data, documentation, subject matter experts or other Advanta personnel as is necessary for Supplier to perform the Transition Services.
The Transition Services shall also include pre-knowledge transfer preparation, training of personnel and testing of all deliverables and systems as detailed in the SOW and RFP and all other activities necessary to provide the Services in the proposed SOW in compliance with all applicable laws and regulations. This shall include travel to Advanta’s US locations for knowledge transfer by the personnel mutually agreed by the Parties.
Key participants traveling to Advanta’s US facilities to provide Solution Identification and Transition Services shall be ****** and ****** (each a Vice President of Supplier). Additionally, the Parties shall mutually agree upon a subject matter expert for the Services in the applicable SOW who will be key participants also.
Transaction Fees:
The Transaction Fees for Solution Identification outlined above shall consist of (a) labor costs on a daily basis as set forth below plus (b) actual costs for travel (including transportation) and living expenses (lodging and meals) for the Supplier key participants and Supplier personnel traveling to the US to provide the Transition Services. The Parties agree that travel will be on commercial airlines in coach class for individuals with titles below VP level and business class for individuals with titles of VP and above. A per diem for lodging and meals will not exceed (i) $175 a day for individuals with titles below VP level and (ii) $235 a day for individuals with titles of VP and above [(i) and (ii) included within (b) above]. Exceptions to this travel policy will be approved in writing by Advanta in advance. Advanta will not be billed for non-business or nonworking hours for labor.
The Transaction Fees for other Transition Services outlined above shall consist of (a) labor costs on a daily basis for hours worked or in training (approximately 8:30 am – 5:30 pm ET) as set

1

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forth below plus (b) actual costs for travel (including transportation) and living expenses (lodging and meals). The Parties agree that travel will be on commercial airlines in coach class for individuals with titles below VP level and business class for individuals with titles of VP and above. A per diem for lodging and meals will not exceed (i) $175 a day for individuals with titles below VP level and (ii) $235 a day for individuals with titles of VP and above [(i) and (ii) included within (b) above]. Exceptions to this travel policy will be approved in writing by Advanta in advance.
Labor Rates for each working or business day actually worked shall be as follows:

Title/Level	Rate per day

Agent	$	*	*****
Manager	$	*	*****
Senior Manager or AVP	$	*	*****
Vice President or above	$	*	*****
In addition to the above resources, required for Solution Identification and Transition Services, if requested by Advanta, Supplier will provide IT Application Developers, as and when required, at following rate:

Title/Level	Rate per hour

Application Developer	$******
(all inclusive except for airfare and one time
visa cost)

2

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Attachment 6
Supplier Purchased Dedicated Equipment and Software
******

1

****** — Denotes material that has been omitted and filed separately with the Commission.

Attachment 7
Advanta – Provided Third Party Software
******

1

****** — Denotes material that has been omitted and filed separately with the Commission.

Attachment 8
Fee Schedule
******

1

****** — Denotes material that has been omitted and filed separately with the Commission.

Attachment 9
Approved Subcontractors
Genpact India
Genpact Services LLC, solely for the purpose of holding collection licenses in the U.S. necessary to perform the Services.

****** — Denotes material that has been omitted and filed separately with the Commission.

Attachment 10
Form of Subcontractor Direct Agreement

****** — Denotes material that has been omitted and filed separately with the Commission.

SUBCONTRACTOR DIRECT AGREEMENT
This Subcontractor Direct Agreement (the “Agreement”) is made on this the                     day of March  , 2007 by and between [Genpact India], a company incorporated under                                           (“Subcontractor”); and Advanta Bank Corp., a Utah industrial bank with its principal place of business located at Welsh and McKean Roads, P.O. Box 844 Spring House, PA 19477 (“Advanta”). Subcontractor and Advanta are sometimes collectively referred to as the “Parties” and individually referred to as “Party”.
RECITALS:
     WHEREAS, pursuant to (a) the Master Services Agreement effective as of February 11, 2007 (“MSA”) entered into between Genpact International LLC, a Delaware Limited Liability Company (“Supplier”) and Advanta, and (b) the [Subcontracting Agreement] dated [ insert date ] (the “Subcontracting Agreement”) between Supplier and Subcontractor, Subcontractor is engaged by Supplier to provide certain services, resources, and deliverables on behalf of Advanta (as specified in the statements of work (each an “SOW”) that are incorporated into the MSA, the “Services”).
     WHEREAS, pursuant to the Subcontracting Agreement, Supplier from time to time will provide Subcontractor with project assignments on behalf of Supplier’s clients (e.g., Advanta). Each project assignment is subject to the terms and conditions of the Subcontracting Agreement.
     WHEREAS, pursuant to the MSA, Advanta will, from time to time, provide Supplier with project assignments in the form of SOWs. Each SOW is subject to the terms and conditions of the MSA, which include, without limitation: (i) that all Deliverables are the sole and exclusive property and Confidential Information of Advanta; and (ii) certain restrictions and requirements with respect to Confidential Information and data security.
     WHEREAS, Supplier and Advanta have required that Subcontractor execute this Agreement for the ultimate purpose of ensuring that certain intellectual property rights and enforcement rights in connection with the Services subcontracted to Subcontractor rest with Advanta.
     NOW, THEREFORE, in consideration of the foregoing, of Advanta approving Supplier’s use of Subcontractor to provide Services under the MSA and of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:
1. DEFINITIONS; TERM
     1.1 Definitions. All capitalized terms not defined in this Agreement shall have the meaning set forth in the MSA; provided that the definitions shall apply, mutatis mutandis, to this Agreement.
     1.2 Application. Subcontractor is a “Supplier Agent” and “Supplier Subcontractor” under the MSA. This Agreement does not modify or amend the obligations of Supplier under the MSA.
     1.3 Term and Termination. This Agreement shall be coterminous with the MSA and Subcontractor shall not terminate this Agreement while the MSA is in full force and effect.

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2. SUBCONTRACTOR COVENANTS.
     2.1 INTELLECTUAL PROPERTY.
          (a) Subcontractor Assignment to Supplier. Subcontractor hereby represents, warrants and covenants to Advanta that pursuant to the Subcontracting Agreement: (i) Supplier shall own and have all right, title and interest in the Intellectual Property (as such term is defined in the Subcontracting Agreement) comprised in and to the Developed Work Product (as such term is defined in the Subcontracting Agreement), including any improvement or modification thereto or any derivative work thereof; (ii) Subcontractor acknowledges (and shall cause its agents and the employees of Subcontractor and its agents, to acknowledge) that Supplier shall have the right to obtain and hold in its own name all and any forms of Intellectual Property protection or registration in and to the Developed Work Product; (iii) Subcontractor agrees to execute (and shall cause its agents and the employees of Subcontractor and its agents to execute) any documents or take any other actions as may be necessary, or as Supplier may request, to perfect the ownership of Supplier in the Developed Work Product; and (iv) notwithstanding anything to the contrary contained hereinabove, with respect to the project statements of work under the Subcontracting Agreement, all “work for hire” shall belong to Supplier and both Subcontractor and Supplier must mutually agree as to what constitutes such “work for hire”, in the relevant statement of work.
          (b) Subcontractor Acknowledgement of Advanta Rights. Subcontractor acknowledges that pursuant to the MSA: (i) Advanta shall own all worldwide right, title, and interest, including ownership of all worldwide rights of patent, copyright, trademark, trade secret, and other proprietary rights in, to, and under the Deliverables and all copies and derivative works made from or of the Deliverables; and (ii) Supplier has, to the extent necessary, irrevocably and perpetually assigned, transferred, and conveyed on a worldwide basis, all of Supplier’s right, title, and interest in, to, and under the Deliverables, including all rights of patent, copyright, trademark, trade secret, and other proprietary rights in the Deliverables and all rights to causes of action and remedies related to any of the foregoing, effective immediately upon the inception, conception, creation, fixture, development, or reduction to practice thereof.
          (c) Enforcement of Advanta Rights. Subcontractor acknowledges and agrees that Subcontractor’s breach of Section 2.1 or Subcontractor’s unauthorized use or disclosure of Advanta’s intellectual property rights described in Section 2.1 would cause Advanta irreparable harm that could not be compensated by monetary damages. Accordingly, Subcontractor agrees that in the event of a breach or threatened breach of Section 2.1, Advanta shall be entitled to seek, equitable relief in accordance with Section 2.
     2.2 CONFIDENTIALITY.
          (a) Confidential Information. Subcontractor acknowledge that it may be furnished with, receive, or otherwise have access to information of or concerning Advanta which Advanta considers to be confidential, proprietary, a trade secret, or otherwise restricted. As used in this Agreement, “Confidential Information” shall mean all information, in any form, furnished or made available, directly or indirectly, by Supplier or Advanta to Subcontractor which is marked confidential, restricted, proprietary, or with a similar designation, or which a reasonably prudent business person would deem to be as confidential information considering the nature of the information and the circumstances of its disclosure. Without limiting the foregoing: (a) the terms and conditions of this Agreement shall be deemed the Confidential Information; and (b) Advanta’s Confidential Information shall be deemed to include (whether or not marked confidential, restricted,

****** — Denotes material that has been omitted and filed separately with the Commission.

proprietary, or with a similar designation) (i) all specifications, designs, documents, correspondence, software, documentation, data and other materials; all materials prepared by Advanta or the Service Recipients; and all Deliverables (including all information embodied therein) and other materials prepared by Subcontractor (whether alone or in conjunction with Advanta or any Service Recipient) in the course of performing the Services; (ii) all information concerning the operations, affairs, customers, end-users, employees and businesses, including financial affairs, of Advanta and any of its Affiliates, and the respective relations with their customers, employees, agents, and service providers (including customer lists, customer information, and information regarding consumer markets); (iii) the Customer Data; (iv) the Advanta Provided Software; and (v) all other information, data, and materials obtained, received, transmitted, processed, stored, archived, or maintained by Supplier or Subcontractor in the course of performing the Services.
          (b) Exclusions. Restrictions placed on use of Confidential Information in this Agreement shall not preclude use of any particular information that Subcontractor can demonstrate and document: (a) was obtained from the public domain without any breach by recipient of any obligation of confidentiality to Advanta of Confidential Information; (b) was rightfully in the possession of the Subcontractor at the time of disclosure of Confidential Information to it without any obligation to restrict its further use or disclosure; (c) was received, after disclosure to it of Confidential Information by Advanta, from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure and without any breach by such third party of any obligation of confidentiality to Advanta; or (d) was independently developed by Subcontractor without reference to any Confidential Information of Advanta. Restrictions placed on use of Confidential Information in this Agreement shall not preclude Advanta’s use of any information that Advanta has the right to exploit in accordance with the terms of this Agreement including Subcontractor Materials. In addition, Subcontractor shall not be considered to have breached its obligations under this Section 2.2 by disclosing Confidential Information of Advanta if and to the extent required to respond to the request of a Governmental Authority to satisfy a legal or regulatory requirement, provided that, upon receiving any such request and to the extent that it may do so without violating any Law or Card Association Rules , Subcontractor immediately and prior to such disclosure advises Advanta of such request in order that Advanta may, with Subcontractor’s cooperation, interpose an objection to such disclosure, take action to assure confidential treatment of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.
          (c) Obligations.
               (i) Advanta’s Confidential Information shall remain the property of Advanta, except as otherwise expressly provided herein. Subcontractor shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of Advanta as Subcontractor employs to avoid unauthorized disclosure, publication, or dissemination of its own information of a similar nature and similar importance; provided that Subcontractor may disclose such information: (i) to entities or persons performing Services required under the MSA solely where (A) use of such entity or person is expressly authorized under the MSA, (B) such disclosure is necessary to the performance of such Services, and (C) the entity or persons to which the information is disclosed agrees in writing (1) to assume the nondisclosure, nonuse, and other obligations of the same scope and at least as stringent as those described in this Section 2.2, and (2) not to solicit Advanta’s customers in any manner; (ii) to directors, agents, attorneys, accountants and advisors of Subcontractor who need to know such information, provided they are required to treat such information as confidential; and (iii) to potential purchasers of Subcontractor, provided they are required to treat such information as confidential.

****** — Denotes material that has been omitted and filed separately with the Commission.

               (ii) Notwithstanding the provisions of Section 2.2(c)(i) or any other provision of this Agreement: (a) Subcontractor shall not release any Customer Data or any other Confidential Information of Advanta to any third party without the express prior written consent of Advanta; (b) Advanta’s Confidential Information shall not be utilized or disclosed by Subcontractor for any purpose other than that of rendering the Services; (c) Subcontractor shall not be deemed to possess, and shall not assert, any ownership interest, lien, or other right or interest against or to Advanta Confidential Information; and (d) Subcontractor shall ensure that no Advanta Confidential Information is sold, rented, assigned, leased, or otherwise disposed of to third parties by Subcontractor, or commercially exploited by Subcontractor.
               (iii) As requested by Advanta during the Term, and upon expiration or any termination of this Agreement (in whole or in part) and/or the completion of Subcontractor ‘s obligations under this Agreement, unless the Agreement allows for retention after the term or such retention is required by Laws, Subcontractor shall return to Advanta or destroy, as Advanta may direct, all materials (including all copies and parts thereof) in any medium that comprise, contain, refer to, or relate to Advanta’s Confidential Information, and Subcontractor shall provide Advanta with a certification by an officer of Subcontractor certifying such return or destruction (as applicable) and shall retain no copies thereof. Subcontractor shall be entitled to retain one copy of the Confidential Information (except for Customer Data) of Advanta solely to defend itself in any legal proceeding instituted against it by a third party.
               (iv) Subcontractor shall take reasonable steps to ensure that its employees comply with the provisions of this Section 2.2.
          (d) Disclosure or Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of Advanta, upon becoming aware of such event Subcontractor shall promptly and at its own expense: (a) notify Advanta in writing; and (b) take such actions as may be necessary or reasonably requested by Advanta, and otherwise cooperate with Advanta, to minimize the adverse effects to Advanta of such event and any damage resulting from such event.
          (e) No Implied Rights. Nothing contained in this Section 2.2 shall be construed as obligating Advanta to disclose its Confidential Information to Subcontractor, or as granting to or conferring on Subcontractor, whether expressly or by implication, any ownership interest in or any right or license to Confidential Information of Advanta.
          (f) Injunctive Relief. Subcontractor acknowledges that Advanta’s Confidential Information, including the Customer Data, is unique property of extremely high value to Advanta, and that the unauthorized use or disclosure thereof would cause Advanta irreparable harm that could not be compensated by monetary damages. Accordingly, Subcontractor agrees that in the event of a breach or threatened breach of Section 2.2, Advanta shall be entitled to seek equitable relief in accordance with Section 4.2.
     2.3 CUSTOMER DATA; DATA SECURITY.

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     Customer Data. Without limiting any other provision of this Agreement, the following terms and conditions shall apply to Customer Data:
          (a) GLBA Compliance. Subcontractor recognizes and acknowledges that Title V of the GLBA governs the disclosure of Nonpublic Personal Information about consumers, including Advanta’s deposit customers and that although GLBA is not applicable to Advanta’s business card customers, Subcontractor agrees to comply with Advanta’s GLBA requirements regarding re-use, sharing and protection of personal information with respect to Advanta’s business card customers that would be considered Nonpublic Personal Information if such business card customer were a consumer. Subcontractor shall comply with the terms and provisions of the GLBA, other Laws and Card Association Rules, including the provisions of the GLBA regarding the re-use, sharing and re-disclosure of Nonpublic Personal Information and the rules implementing section 501(b) of the GLBA. Subcontractor represents that it has implemented a comprehensive written information security program that includes administrative, technical and physical safeguards designed to ensure the security and confidentiality of customer, consumer and employee information related to the Services. Subcontractor’s security measures shall equal or exceed the Payment Card Industry Data Security Standards. Advanta shall have the right to request information regarding Subcontractor’s security program related to the Services. Subcontractor shall use best efforts to notify Advanta of a material modification to any of its security procedures relating to the Services. To the extent GLBA, other Laws or Card Association Rules require additional or modified security, privacy or confidentiality contractual arrangements between the Parties, the Parties shall in good faith identify and execute such additional or modified agreements as are so required.
          (b) Non-Disclosure of Customer Data. Except as permitted under this Agreement, Subcontractor agrees that it shall not disclose or use Customer Data obtained pursuant to this Agreement or any other agreement (including mailing lists) except to the extent necessary to perform, effect, administer or enforce any transactions or Services and in a manner that is consistent with Laws (including the GLBA and the federal Fair Credit Reporting Act) and Card Association Rules. Further, Subcontractor shall disclose and use Customer Data only to the extent permitted by Laws, Card Association Rules and pursuant to the terms and conditions of this Agreement.
          (c) Access to Customer Data. Subcontractor shall: (i) adequately mark or otherwise identify Customer Data as Advanta’s Confidential Information and property (or, if already so marked when provided to Subcontractor, ensure that all such marks are retained); (ii) store Customer Data separately (both logically and physically) from other Subcontractor Materials and data and/or any other materials or data of any third party; and (iii) promptly remove any Customer Data from storage at Advanta’s request. Subcontractor shall use best efforts to safeguard all Customer Data and shall store Customer Data electronically or otherwise in a safe and secure manner. Advanta shall have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing Customer Data. At no time shall any of such files or other materials or information be stored or held in a form or manner not immediately accessible to Advanta. Subcontractor shall provide to Advanta all passwords to and the locations of any such files and other materials promptly upon the request of Advanta, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Advanta to retrieve, read, revise and/or maintain such files and information. Upon request of Advanta, Subcontractor shall confirm that all files and other information provided to Advanta are complete and that no material element or other portion of such files or other information to which Advanta may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Advanta as contemplated by the MSA.

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          (d) Regeneration of Lost or Damaged Customer Data. As part of the Services, Subcontractor shall, at its own expense, promptly replace or regenerate from Subcontractor’s media any Customer Data that Subcontractor has otherwise lost or damaged, or shall obtain at Subcontractor’s expense a new copy of such lost or damaged Customer Data. In the event that Subcontractor cannot fulfill the foregoing obligation, Advanta may, without limiting any other remedies it may have hereunder or otherwise, replace, regenerate, or obtain a new copy of any such Customer Data, and Subcontractor shall promptly reimburse Advanta for all costs, direct or indirect, related to such replacement, regeneration, or acquisition.
          (e) Data Security. Subcontractor shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the unauthorized access, destruction, loss, use or alteration of Customer Data in the possession of Subcontractor which are (a) no less rigorous than the Advanta Data Security Standards set forth on Attachment 11 of the MSA, as may be amended from time to time; (b) no less rigorous than those maintained by Subcontractor for its own information of a similar nature or that of other Subcontractor customers; but, in any event, (c) no less rigorous than those mandated by Laws or Card Association Rules. Such procedures and other safeguards shall include the installation of Software that, at minimum: (i) requires all users to enter a user identification number and password prior to gaining access to the information systems; (ii) controls and tracks the addition and deletion of users and access to all materials; and (iii) controls user access to areas and features of the systems. Advanta shall have the right to establish backup security for Customer Data and to keep all backup Customer Data and Customer Data files in its possession if it so elects, and Subcontractor shall comply with any backup security and other similar procedures established by Advanta in relation to the Customer Data. Subcontractor shall also establish and maintain such environmental, safety and facility procedures, data security procedures and other safeguards against (a) theft including theft of Customer Data, (b) dishonest misappropriation of Customer Data, (c) fraudulent and dishonest disposal of Customer Data, (d) fraudulent or dishonest inducement for delivery or retention of Customer Data, (e) dishonest or fraudulent removal or concealment of Customer Data, (f) damages to any computer, computer system or computer network, computer data base containing Customer Data, and (g) hacking with computer systems containing Customer Data.
          (f) Data Security Procedures. Subcontractor shall maintain appropriate policies and procedures to respond to incidents of unauthorized or suspected unauthorized access to or disclosure of Customer Data. Such policies and procedures shall equal or exceed the Advanta Data Security Standards and Payment Card Industry Standards. Subcontractor shall reasonably monitor, evaluate and adjust its information security system and procedures in response to relevant changes in technology, changes in the sensitivity of Customer Data and internal and external threats to information security and shall adopt such changes to its information security system and procedures as reasonably requested by Advanta. Subcontractor agrees to take appropriate actions to address any security breach involving such information. Subcontractor shall notify the Advanta General Program Manager promptly, and in any event as soon as reasonably possible after Subcontractor reasonably suspects or has concluded that any security incident or breach (which shall include any such breach caused by any employee of Subcontractor) has occurred or is about to occur that, in Subcontractor’s reasonable judgment, is likely to put any data, including any Customer Data, or network of Advanta at risk. Upon the occurrence of any such security incident or breach, (a) Subcontractor shall, as soon as practicable and at its sole expense, implement an action plan to correct the incident or breach and prevent the continuation of such security incident or breach, and shall promptly notify Advanta of the corrective action and measures taken and (b) Advanta may audit to determine whether the corrective action has been implemented and is effective. If there is any such security breach relating to Customer Data under Subcontractor’s

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control or the control of an entity with which Subcontractor has contracted, then Subcontractor shall pay the out of pocket expenses incurred by Advanta in responding to the security breach, including paying the cost of notifying customers that information about them was subject to a security breach. Any notice sent concerning a security breach shall be subject to the prior written approval of Advanta.
          (g) Injunctive Relief. Subcontractor acknowledges that Advanta’s Customer Data is unique property of extremely high value to Advanta, and that the unauthorized use or disclosure thereof would cause Advanta irreparable harm that could not be compensated by monetary damages. Accordingly, Subcontractor agrees that in the event of a breach or threatened breach of Section 2.3, Advanta shall be entitled to seek equitable relief in accordance with Section 4.2
     2.4 RECORD RETENTION.
          (a) Internal Controls. Subcontractor shall, at its cost and expense, develop and implement quality assurance and internal controls, documentation and procedures (“Subcontractor Controls”), including tools and methodologies, to ensure that the Services are performed in an accurate and timely manner in accordance with the MSA and the Sarbanes-Oxley Requirements Without limiting, and in furtherance of, the foregoing, Subcontractor shall, at its cost and expense: (a) maintain strong Subcontractor Controls in day-to-day operations; (b) develop and execute a process to ensure that annual internal control self-assessments are performed with respect to all Services and that such Subcontractor Controls are updated on a regular basis; (c) maintain an internal audit function sufficient to monitor the processes and systems used to provide the Services (i.e., perform audits, track control measures, communicate status to management, drive corrective action, etc.); (d) conduct BS7799 audits and maintain BS7799 certification and Sarbanes-Oxley Requirements compliance certification by an independent registered public accounting firm reasonably acceptable to Advanta; (e) provide to Advanta, every calendar quarter, a summary of BS 7799 or SAS 70 audit activities performed, associated significant findings, status of follow-up activity, summary of control incidents (i.e., frauds, conflict of interest situations, etc.) and related corrective action taken; and (f) cooperate with Advanta’s internal and external auditors in connection with (i) any testing required to determine Subcontractor’s compliance with the Sarbanes-Oxley Requirements, including as they apply to Advanta and the provision of the Services, and (iii) the design, documentation and implementation of any corrective measures to correct any Subcontractor Control deficiencies. Advanta shall have the right to review and approve remediation plans or corrective measures in the event any audit or testing reveals any deficiency. In the event Advanta requests any change to any previously-approved Subcontractor Controls and such change would materially increase the costs of the Subcontractor to deliver the Services, Advanta shall be responsible for such additional cost.
          (b) Record Retention. Subcontractor shall comply with Advanta’s record retention policies (including those specifically related to the Sarbanes–Oxley Requirements), as such record retention policies may be updated from time to time. Until the later of (a) seven (7) years after expiration or termination of the MSA, or (b) all pending disputes and other matters relating to this Agreement or the MSA have been fully resolved Subcontractor shall maintain and provide Advanta with access upon request to all records, documents, and other information required to support Advanta’s audit rights under the MSA, including records documenting access to Advanta’s Confidential Information, compliance with Laws, and related matters (the “Records”).
     (c) Regulatory Examination. Without limiting the foregoing provisions of this Section 2.4, Subcontractor shall make available its facilities, systems, personnel and records for

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examination or audit to authorized representatives of a Governmental Authority or Card Association entitled to undertake an examination or audit related to the Services. Subcontractor shall promptly notify Advanta in writing of any negative findings resulting from any such audit or inquiry performed by a Governmental Authority or a Card Association in connection with the Services. By entering into this Agreement, Subcontractor agrees that certain federal and state agencies, including (a) the FDIC, (b) the State of Utah Department of Financial Institutions, and (c) the governing authorities in any state in which Subcontractor is doing business or performing Services will have the authority and responsibility to examine Subcontractor Records and Subcontractor systems and Facilities used to provide the Services. Subcontractor further agrees that it is subject to examination by government examiners, auditors, inspectors and regulators of any governmental or industry body having jurisdiction over Advanta’s business to the same extent as such Records, systems and Facilities would be subject to examination if Advanta were providing such services on its own premises. If a governmental or industry body exercises its right to examine or audit Subcontractor Records, Subcontractor systems or Subcontractor Facilities, Subcontractor shall provide all reasonable assistance requested by Advanta or the governmental or industry body in responding to such audits or government requests for information.
3. REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS.
Subcontractor represents, warrants and covenants to Advanta that:
          a. there are no pending or threatened claims against Subcontractor that could have a Material Adverse Effect and Subcontractor is not aware of any circumstance that could give rise to such a claim;
          b. (i) the Services shall be rendered with promptness, efficiency, and diligence, and shall be executed in a workmanlike and cost-effective manner, in accordance with the high professional practices and standards used in well-managed suppliers performing services substantially similar to the Services; (ii) it shall use an adequate number of qualified individuals with suitable training, education, experience, and skill to perform the Services; and (iii) the quality certifications for any Subcontractor Facilities at or from which Services are performed or provided, and, to the extent applicable., and (iv) the Services shall strictly comply with all applicable laws and the terms of this Agreement and the MSA to ensure protection of Customer Data and Advanta Confidential Information.
          c. it shall maintain the Software and the Equipment so that they operate in accordance with their respective specifications, including by means of, subject to the terms and conditions of this Agreement and the MSA: (i) maintaining the Software and the Equipment in good operating condition; (ii) promptly undertaking repairs and preventive maintenance on the Equipment, including, at a minimum, in accordance with applicable manufacturer’s recommendations; (iii) promptly installing available Bug Fixes and Upgrades to the Software, subject to the terms and conditions of this Agreement and the MSA; and (iv) performing all Software maintenance necessary to ensure that the Software is up-to-date and functioning in accordance with its specifications.
          d. it shall use any resources and services necessary to provide the Services efficiently, and that it shall perform the Services in the most cost-effective manner consistent with the level of quality and performance required under the MSA.

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          e. (i) it shall provide the Services using proven, current technology that shall both enable Advanta to take advantage of technological advances in its industry, and support Advanta’s efforts to maintain competitiveness in the markets in which it competes; (ii) in consultation with Advanta, it shall implement all available upgrades in technology, allowing the Parties to realize the benefits of any applicable increases in efficiency and productivity; (iii) it shall proactively seek out new technologies by surveying key suppliers, in order to identify advances or changes in technology that are or could be appropriate and beneficial to Advanta, and shall contribute to the ongoing development of Advanta’s strategies, principles, and standards (including with respect to technical, data, and applications architectures) at Advanta’s request; and (iv) it shall use diligence and practices in accordance with Payment Card Industry Standards to identify and protect against emerging security risks and threats.
          f. it shall perform its obligations hereunder in a manner that does not, and that the Supplier-Provided Software and any Deliverables or other materials prepared by or on behalf of Subcontractor in the course of performing the Services do not, and shall not, infringe upon or violate, or constitute a misappropriation of, any patent, copyright, trademark, trade secret, license, or other intellectual property rights or other rights of any third party.
          g. it shall comply with all third party agreements applicable to the provision of the Services, including, all of the terms and conditions for use of Advanta-Provided Software.
          h. it has entered into an EIPI Agreement with each of their respective employees providing the Services and (ii) it shall enter into an EIPI Agreement with each new employee providing the Services.
          i. all Deliverables and other materials prepared by or on behalf of Subcontractor in the course of performing the Services do and shall: (i) conform to their respective specifications; (ii) contain no material bugs or defects; and (iii) work for their intended purposes.
          j. it is either the owner of, or expressly authorized to use for purposes of providing the Services, all Supplier-Provided Software and any other software that is provided or used, or shall be provided or used, by Subcontractor in connection with this Agreement or the Subcontracting Agreement.
          k. it shall use best efforts to ensure that no Viruses are coded or introduced into any Software or Equipment used to provide the Services, into Advanta’s software or systems, or into any Deliverables or other materials prepared by or on behalf of Subcontractor in the course of performing the Services; (ii) if any Virus is discovered in any Software or Equipment used to provide the Services or any Deliverables or other materials prepared by or on behalf of Subcontractor in the course of performing the Services, Subcontractor shall immediately assist Advanta in mitigating the adverse the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, in mitigating such losses and restoring Advanta to its pre-loss position; and (iii) if any Virus is discovered in Advanta’s systems and such Virus was introduced in violation of this Section 3.f, Subcontractor shall indemnify Advanta for all Losses incurred as a result of such violation.
          l. without the prior written consent of Advanta, no Open Source Software: (i) has been or shall be coded or otherwise introduced into, or shall be made part of, incorporated into, combined with, used to create, or distributed in conjunction with, any Software or Equipment

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used to provide the Services, into Advanta’s software or systems, or into any Deliverables or other materials prepared, maintained, or delivered by or on behalf of Subcontractor in the course of performing the Services; (ii) shall be used in any manner that creates, or purports to create, obligations for Advanta with respect to any Software or Equipment used to provide the Services, any Advanta software or systems, or any Deliverables or other materials prepared, maintained or delivered, by or on behalf of Subcontractor in the course of performing the Services, or grants or purports to grant to any third party any rights or immunities under any such Software, Equipment, Deliverables or materials (including any use, modification and/or distribution of Open Source Software that requires, as a condition of such use, modification, and/or distribution, that other software integrated with, derived from, or distributed with such Open Source Software be (A) disclosed or distributed in Source Code form or (B) redistributed at no charge).
          m. Subcontractor shall use best efforts to not introduce any Disabling Code into any Software or Equipment used to provide the Services, into Advanta’s software or systems, or into any Deliverables or other materials prepared by or on behalf of Subcontractor in the course of performing the Services; (ii) with respect to any Disabling Code that may be part of the Software used to provide the Services, Subcontractor shall not invoke, cause to be invoked, or permit the invocation of such Disabling Code at any time without Advanta’s prior written consent; and (iii) if any Disabling Code has been found introduced in violation of this Section 3.m, Subcontractor shall indemnify Advanta for all Losses incurred as a result of such violation.
          n. with respect to all date-related data and functions, the Software or Equipment used to provide the Services and any Deliverables or other materials prepared by Subcontractor in the course of performing the Services shall accept input, perform processes, and provide output in a manner that: (i) is consistent with its intended use and all applicable specifications; (ii) prevents ambiguous or erroneous results, including date-related errors; and (iii) does not result in any adverse effect on the Services.
          o. it shall perform the Services in accordance with this Agreement, the MSA and all Laws including Laws for protection of Customer Data and Advanta Confidential Information and Card Association Rules applicable to the Services. Subcontractor hall operate its business in accordance with all Laws including all Laws for protection of Customer Data and Advanta Confidential Information and Card Association Rules applicable to its business, including all Laws and Card Association Rules pertaining to licensing and registration, wages and hours of employment, equal employment opportunity, non-discrimination, unemployment, social security, workers compensation and withholding of taxes. Subcontractor represents and warrants to Advanta that it is an equal opportunity employer. Subcontractor represents and warrants to Advanta that it does not discriminate on the basis of race, color, religion, age, sex, national origin, marital status, sexual orientation, veterans status, medical condition, disability, or any other legally protected classification, except as permitted by Law.
          p. it shall not permit an individual, whether as an employee, agent, contractor or subcontractor, to perform Services under this Agreement or the Subcontracting Agreement if such individual has been convicted of a crime involving dishonesty, breach of trust or money laundering.
          q. it makes the additional service-specific representations, warranties and covenants, if any, set forth in the applicable SOW.

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               r. it shall immediately notify Advanta of any event that it is aware of, that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4. MISCELLANEOUS.
          4.1 Assignment. This Agreement may not be assigned by Subcontractor, in whole or in part, without the prior written consent of Advanta, and any such attempted assignment shall be deemed null and void. This Agreement may not be assigned by Advanta, in whole or in part, without the prior written consent of Subcontractor, and any such attempted assignment shall be deemed null and void, provided, however, that Advanta shall have the right to assign this Agreement, or any portion hereof, to any Affiliate, without Subcontractor’s consent. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties.
          4.2 Equitable Relief. Notwithstanding anything to the contrary herein, in the event Advanta determines that a breach or threatened breach of the terms of this Agreement by Subcontractor is such that it will cause irreparable harm that could not be compensated by monetary damages and a temporary restraining order or other immediate injunctive relief is the only appropriate and adequate remedy, Advanta shall be entitled to seek immediate injunctive and any other equitable relief, from any court of competent jurisdiction, without bond and without the necessity of showing actual money damages.
          4.3 Jurisdiction. Each Party hereby irrevocably consents to venue in New Castle County, Delaware and to the non-exclusive jurisdiction of competent Delaware state courts or federal courts in the District of Delaware for all litigation which may be brought with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. Advanta shall not be subject to suit in any jurisdiction outside of the State of Delaware.
          4.4 Governing Law. This Agreement shall in all respects be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties. The Parties hereto consent to the non-exclusive jurisdiction of any State or Federal court sitting in the State of Delaware and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement.
          4.5 Notices. All notices, requests, claims, demands, and other communications (collectively, “Notices”) under this Agreement shall be in writing and shall be given or made by delivery in person, by courier service, or by certified mail (postage prepaid, return receipt requested), to the respective Party at the following address set forth below or at such other address as such Party may hereafter notify the other Parties in accordance with this Section 4.4. Each such Notice shall be effective when actually received at the respective addresses specified below:
If to Advanta:
Advanta Bank Corp.
Welsh and McKean Roads
Spring House, PA 19477-0844
USA
Attn: Mukesh Mehta

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with a copy to:
Advanta Bank Corp.
Welsh and McKean Roads
Spring House, PA 19477-0844
USA
Attn: General Counsel, Advanta Bank Corp.
If to Subcontractor:

Attn:

with a copy to:

Attn:

     4.6 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the Parties.
     4.7 Relationship of the Parties. The Parties intend to create an independent contractor relationship, and nothing contained in this Agreement shall be construed to make Advanta or Subcontractor partners, joint venturers, principals, agents, or employees of the other. No Subcontractor officer, director, employee, agent, Affiliate, or contractor retained by Subcontractor to perform work on Advanta’s behalf under this Agreement shall be deemed to be an employee, agent, or contractor of Advanta. No Party shall have any right, power or authority, express or implied, to assume or create any obligation of any kind on behalf of any other Party, to make any representation or warranty on behalf of any other Party, or to bind any other Party in any respect whatsoever.
     4.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.
     4.9 Cumulative Remedies; Waiver. Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to a Party, whether at law, in equity, or otherwise. No delay or omission by a Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by a Party of any breach or covenant hereunder shall not be construed to be a waiver of any succeeding breach or any other covenant hereunder. All waivers shall be in writing and signed by the Party waiving its rights.
     4.10 Entire Agreement. This Agreement, represents the entire agreement between the

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Parties with respect to its subject matter, and supersedes any prior or contemporaneous representations, proposals, understandings, agreements, or discussions, whether oral or written, between the Parties relative to such subject matter.
     4.11 Amendments. No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an Authorized Representative of each Party.
     4.12 Survival. The following Articles and Sections of this Agreement shall survive termination or expiration of this Agreement for any reason: Article 2; Sections 3 (b), (c), (d), (f), (g), (h), (i), (k), (l), and (r); and Article 4.
     4.13 Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each such Party shall each execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement. Subcontractor acknowledges that Advanta is regulated by certain Governmental Authorities and the Card Associations. Accordingly, additional requirements and limitations on the rights and obligations of the Parties under this Agreement may be imposed by such Governmental Authorities, Card Associations or other entities regulating Advanta including with respect to the following: (a) negative covenants; (c) Confidential Information and data security; and (d) duties and responsibilities of Advanta or Subcontractor.
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     IN WITNESS WHEREOF, Advanta and Subcontractor have each caused this Agreement to be signed and delivered by its duly Authorized Representative.

Advanta Bank Corp.	Genpact India

By:	By:

Name:	Name:

Title:	Title:

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Attachment 11
Advanta Data Security Standards
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Attachment 12
Capital Costs for Calculation of Early Termination Fee

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CONFIDENTIAL AND PRIVILEGED: ATTORNEY WORK PRODUCT AND ATTORNEY-CLIENT COMMUNICATION
Attachment 12
Stranded Capital Costs for Calculation of Early Termination Fee

Core IT Infrastructure	$	*	*****
Software Development, T&L and Testing	$	*	*****
Software Infrastructure	$	*	*****
Software License	$	*	*****
Project Management	$	*	*****

Total	$	*	*****

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Attachment 13
Affiliates
Advanta Affiliates:
     Advanta Corp.
Supplier Affiliates:
     Genpact India
     Genpact Services LLC, solely for the purpose of holding collection licenses in the U.S. necessary to perform the Services.

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Attachment 14
Form of Employee Innovation and Proprietary Information Agreement

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EMPLOYEE INNOVATION AND PROPRIETARY INFORMATION AGREEMENT
To Genpact India
In consideration of my employment by Genpact India or any of its affiliates and subsidiaries (“the Company”) and the salary or wages paid, to me, I agree, accept and acknowledge:
a.	to disclose and hereby assign to the Company for its exclusive ownership, on a royalty-free, worldwide, perpetual basis all my rights, title and interest including Intellectual Property Rights arising in any work developed or conceived by me solely or jointly with others, in any medium or format now known or later developed during the period and in the course of my employment (1) that are along the lines of the businesses, work or investigations of the Company or its affiliates or its customers, to which my employment relates or as to which I may receive or have access to information due to my employment, or (2) that result from, are correlated to or are suggested by any work which I may do for the Company or its customers, or (3) that are otherwise made through the use of Company time, facilities, tools, processes, information or materials.
“Intellectual Property Rights” means all right, title and interest to intellectual and industrial property rights recognized in any jurisdiction including any inventions, technical or business innovations, business methods or processes, (whether or not patentable), copyrights, neighbouring rights, mask work rights, moral rights, trademarks, trade names, service marks, domain names, industrial designs, trade secrets including any processes, techniques, technology, algorithms, software, know-how, methodology, toolkit, tools, module, manual, documentation, data or database and including any enhancement, improvement, modification, adaptation or derivative work thereof, whether registered or unregistered (including applications for, and registrations, extensions, renewals, and re-issuances of, the foregoing).
b.	I agree not to assert at any time, and otherwise waive and hereby assign to the Company (on the above terms), any “moral rights” that I may have in copyrightable works developed by me solely or jointly with others during the period and in the course of my employment with the Company. I further waive all and any rights that I may have under the laws of publicity, personality, privacy and defamation related to or in any aspect of the Intellectual Property. I hereby confirm that non-exercise by the Company of any right assigned or waived hereunder, for any period of time, shall not result in a lapse of the said assignment or waiver.
c.	to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense) during and subsequent to my employment, to enable the company to obtain for itself or its affiliates and nominees, patents, copyrights, trade marks, domain names or other legal protection or recognition for such Intellectual Property in any and all countries.

d.	to make or maintain for the Company adequate and current written records of all such Intellectual Property. Nothing in this Agreement shall be construed as a license or right to use any Intellectual Property or Confidential information given to me by the Company, except for the express purpose of the employment.

e.	at the Company’s request, or upon any termination of my employment to deliver to the Company promptly all tangible or intangible items which belong to the Company or which by their nature are for use of Company employees only, including, without limitation, all written and other materials including information which are of a Confidential* nature relating to the business of the Company or its affiliates or its customers.
e.	that all Confidential Information: (a) shall remain the property of Genpact or its customers; (b) shall be treated as strictly confidential by me, (c) shall be used solely for purposes of my employment, and for no other purpose; and (d) shall not be used, copied, published or disclosed/made accessible to any party, without the Company’s prior written consent. I acknowledge expressly, that the confidentiality and secrecy obligations survive for an unlimited period of time after the termination of my services/activity for the Company; and
f.	not to disclose or utilize in my work with the Company any proprietary or Confidential Information of any third party (including of any prior employers or associates), any open

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source code, shareware, malicious code or disabling devices such as virus, worm, spyware, adware, etc., or any inventions or innovations of my own which are not included within the scope of this agreement, without the prior written consent of the Company.
g.	not to challenge at any time the title, ownership and rights of the Company to such Intellectual Property or Confidential Information. I agree that if the Company does not exercise any rights assigned to it for any period of time, it shall not amount to a lapse of such rights.
This agreement supersedes and replaces any existing agreement between the Company and me relating generally to the same subject matter. It may not be modified or terminated, in whole or in part, except in writing signed by an authorized representative of the Company. Discharge of my undertakings in this agreement shall be an obligation of my executors, administrators or other legal representatives or assigns.
I represent that, except as stated below, I have no agreements with or obligations to others in conflict with the foregoing.
*The term Confidential Information is used in the ordinary sense and does not refer to official security classifications of any government. The Company generally considers “secret” and “confidential” information or data which is non-public, confidential, sensitive, is disclosed under circumstances that one would reasonably expect it to be confidential and/or proprietary in nature, regardless of whether such information or data is in (i) oral, written, machine readable, recorded, or maintained on other forms of electronic media or (ii) marked as such or (iii) owned, maintained and controlled by the Company or by any client, customer or third party towards whom the Company has an obligation of confidentiality. When in doubt, you should assume that information or data is secret or confidential unless or until determined otherwise. Without limitation, examples of information which may be of a secret or confidential nature are: financial information; business information, plans and operations; processes; specific transactions; all materials and information relating to clients, customers, consultants, contractors or employees; marketing and technical plans; strategies; analyses; forecasts; Intellectual Property; HR and payroll records; information systems; personally identifiable data and/or information concerning a party’s existing and future products and services. For further information, you should consult your components assigned legal counsel. Because of the sensitive nature of the information that I may become aware of as a result of my employment, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Information.
(TYPE OR PRINT IN INK, USING FIRM PRESSURE)
Full name
Component                                Location
Permanent Address and phone No.
Employee Code
Passport No.

Witness (The Employee’s immediate manager or other appropriate representative of the Company)	(Employee’s signatures to include Employee’s first name in full)

Position
Date
Countersigned – Authorised Company Representative
(Required only when this agreement supersedes prior Agreement)

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The following are the only agreements to which I am a party, which may be in conflict with the obligation undertaken above:

(Employee’s signatures to include Employee’s first name in full)
Note for the Employee: In case you are leaving this column blank, then please strike out the space and sign at the indicated place.

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Attachment 15
Form of Parent Guaranty

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GUARANTY
     THIS GUARANTY (“Guaranty”), dated as of March ___, 2007, is made by Genpact Global Holdings SICAR S.a.r.l., a Grand Duchy of Luxembourg investment company in risk capital in the form of a private limited liability company (société d’investissement en capital à risque sous forme de société à responsabilité limitée), registered with the Luxembourg Trade and Companies Register under the number B 104 548 (“Guarantor”), in favor of Advanta Bank Corp., a Utah industrial bank (“Advanta”).
     Pursuant to the Master Services Agreement, by and between Advanta and Genpact International LLC, Hungarian Branch, a Delaware Limited Liability Company (“Supplier”), dated as of the date hereof (“Master Services Agreement’), Supplier has agreed to provide to Advanta and its affiliates certain services (collectively, “Services”) from time to time. Section 30.22 of the Master Services Agreement requires Guarantor to execute a guaranty agreement in favor of Advanta as a condition precedent to the effectiveness of the Master Services Agreement. Accordingly, the parties hereto desire that Guarantor guarantee all payment obligations of Supplier to Advanta, its affiliates and their respective officers, directors, employees, agents, licensors, successors, and assigns (together “Advanta Parties”) under the Master Services Agreement as set forth herein. Guarantor, as the ultimate corporate parent of Supplier, will derive substantial direct and indirect benefits from the Supplier’s provision of Services to Advanta (which benefits are hereby acknowledged by Guarantor).
     Accordingly, in satisfaction of the condition set forth in Section 30.22 of the Master Services Agreement, and for and in consideration of the agreements therein and herein, Guarantor hereby agrees as follows:
     1. Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to Advanta the full and prompt payment when due (whether at stated maturity, declaration, acceleration, demand or otherwise) of all the indebtedness, indemnities, liabilities and other payment obligations of Supplier to the Advanta Parties in respect of the provision of Services by Supplier to Advanta, including, without limitation, any amounts due and payable by Supplier to any Advanta Party arising under, out of or in connection with the Master Services Agreement or any other agreements or contracts governing the provision of the Services or made, delivered or given in connection therewith (each a “Contract” and, collectively, “Contracts”), and any and all interest, taxes, fees, charges, costs, expenses and other amounts chargeable to Supplier under any Contract, and including interest that accrues after the commencement by or against Supplier of any action, case or proceeding involving insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, liquidation, winding up or dissolution under any applicable laws with respect thereto (an “Insolvency Proceeding”). The terms “indebtedness,” “indemnities,’ “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, regardless of by what instrument, agreement, contract or entry in any Advanta Party’s accounts they may be evidenced, or whether evidenced by any instrument, agreement, contract or entry in any Advanta Party’s accounts, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable under the Bankruptcy Reform Act of 1978 (the “Bankruptcy

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Code”) or other applicable law and exclude, for the avoidance of doubt, the provision of any Services. The foregoing indebtedness, indemnities, liabilities and other obligations of Supplier, and all other indebtedness, indemnities, liabilities and obligations to be paid by Guarantor in connection with this Guaranty (including any and all amounts due under Section 11 hereof), shall hereinafter be collectively referred to as the “Obligations.”
     2. Liability of Guarantor. The liability of Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows: (i) Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of Guarantor and shall not be contingent upon any Advanta Party’s exercise or enforcement of any remedy it may have against Supplier or any other Person, or against any collateral for any Obligations; (ii) this Guaranty is a guaranty of payment when due and not of collectibility; (iii) Advanta may enforce this Guaranty upon the occurrence of a default notwithstanding any dispute between Advanta and Supplier with respect to the existence of such default; (iv) Guarantor’s payment of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Obligations remaining unsatisfied; and (v) Guarantor’s liability with respect to the Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall Guarantor be exonerated or discharged by, (A) any Insolvency Proceeding with respect to Supplier, Guarantor, any other guarantor or any other Person; (B) any limitation, discharge, or cessation of the liability of Supplier, any other guarantor or any other Person for any Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Obligations; (C) any merger, acquisition, consolidation or change in structure of Supplier, Guarantor or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Supplier, Guarantor, any other guarantor or other Person; (D) any assignment or other transfer, in whole or in part, of Advanta’s interests in and rights under this Guaranty, including Advanta’s right to receive payment of the Obligations, or any assignment or other transfer, in whole or in part, of Advanta’s interests in and to any collateral securing the Obligations; (E) any claim, defense, counterclaim or setoff, other than that of prior performance, that Supplier, Guarantor, any other guarantor or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute or deliver any Contract or this Guaranty or any other document related thereto; (F) any direction of application of payment to Supplier, Guarantor, any other guarantor or other Person; and (G) Advanta’s vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy case related to the Obligations.
     3. Consents. Guarantor hereby consents and agrees that, without notice to or further assent from Guarantor: (i) the time, manner, place or terms of any payment under any Contract may be extended or changed, including by an increase or decrease in the interest rate on any Obligation or any fee or other amount payable under such Contract, by a modification or renewal of any Contract or otherwise; (ii) the time for Supplier’s performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Contract may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Advanta may deem proper; (iii) Advanta may discharge or release, in whole or in part, any other

2.

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guarantor or any other Person liable for the payment and performance of all or any part of the Obligations, and may permit or consent to any such action or any result of such action, and Advanta shall not be liable to Guarantor for any failure to collect or enforce payment of the Obligations; (iv) Advanta may take and hold security of any kind, at any time, as collateral for the Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (v) Advanta may request and accept other guaranties of the Obligations and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and (vi) Advanta may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege granted by any Contract, or otherwise available to Advanta, with respect to the Obligations and any collateral therefor, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of Guarantor against Supplier; all as Advanta may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
     4. Waivers. (a) Guarantor waives and agrees not to assert: (i) any right to require Advanta to proceed against Supplier, any other guarantor or any other Person, to proceed against or exhaust any collateral or other security held for the Obligations (except to the extent required by applicable law), to give notice of or institute any public or private sale, foreclosure, or other disposition of any collateral or security for the Obligations, including, without limitation, to comply with applicable provisions of the Delaware Uniform Commercial Code (“UCC”) or any equivalent provision of any other applicable law in connection with the sale, foreclosure, or other disposition of any collateral or to pursue any other right, remedy, power or privilege of Advanta whatsoever; (ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Obligations; (iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Supplier, Guarantor or any other Person; (iv) any defense based upon Advanta’s errors or omissions in the administration of the Obligations; (v) any rights to set-offs and counterclaims; (vi) any other defenses available to Supplier under applicable law governing the provision of any Services to Advanta; and (viii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty. (b) Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Obligations, or the reliance by Advanta upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Supplier, Guarantor or any other Person with respect to the Obligations. (c) The obligations of Guarantor hereunder are independent of and separate from the obligations of Supplier and any other guarantor and upon the occurrence and during the continuance of any default, a separate action or actions may be brought against Guarantor, whether or not Supplier or any such other guarantor is joined therein or a separate action or actions are brought against Supplier or any such other guarantor. (d) Guarantor shall not have

3.

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any right to require Advanta to obtain or disclose any information with respect to (i) the financial condition or character of Supplier or the ability of Supplier to pay and perform the Obligations; (ii) the Obligations; (iii) any collateral or other security for any or all of the Obligations; (iv) the existence or nonexistence of any other guarantees of all or any part of the Obligations; (v) any action or inaction on the part of Advanta or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
     5. Subrogation. Until the Obligations shall be satisfied in full, Guarantor shall not have, and shall not directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of Advanta as against Supplier or other guarantors, whether in connection with this Guaranty or otherwise. If any amount shall be paid to Guarantor on account of the foregoing rights at any time when any Obligations are outstanding, such amount shall be held in trust for the benefit of Advanta and shall forthwith be paid to Advanta to be credited and applied to the Obligations.
     6. Continuing Guaranty. Guarantor agrees that this Guaranty is a continuing guaranty relating to any Obligations, including Obligations which may exist continuously or which may arise from time to time under successive transactions, and Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Obligations exist. This Guaranty shall continue in effect and be binding upon Guarantor until all Obligations under the Contracts have been duly paid in full or otherwise discharged, and any dispute in relation to a claim hereunder has been resolved by the final judgment of a court of competent jurisdiction and any amounts due to be paid under this Guaranty as a consequence of such judgment have been paid in full. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Obligations by or on behalf of Supplier shall be rescinded or must otherwise be restored by Advanta, whether as a result of any Insolvency Proceeding or otherwise. To the extent any payment is rescinded or restored, the Obligations shall be revived in full force and effect without reduction or discharge for such payment.
     7. Payments. Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which Advanta or any other Person may have against Guarantor by virtue hereof, that upon the failure of Supplier to pay any of the Obligations when and as the same shall become due (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), Guarantor shall forthwith pay, or cause to be paid, in cash, to Advanta, an amount equal to the amount of the Obligations then due to Advanta and unpaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to Advanta, would have accrued on such Obligations, whether or not a claim is allowed against Advanta for such interest in any such Insolvency Proceeding). All payments made by Guarantor hereunder may be applied in such order as Advanta shall elect. Guarantor shall make each payment hereunder, without deduction (whether for taxes or otherwise), set-off or counterclaim, on the day when due in same day or immediately available funds, and in U.S. dollars.

4.

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     8. Representations; Covenants. (a) Guarantor represents and warrants to Advanta that (i) Guarantor is a corporation duly organized and validly existing under the law of the jurisdiction of its incorporation, and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under this Guaranty; (ii) the execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action of Guarantor, and do not and will not result in a breach of or constitute a default under any material agreement, lease or instrument to which Guarantor is a party or by which it or its properties may be bound or affected, or violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting Guarantor; (iii) this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms; (iv) no authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority is required for the due execution, delivery or performance by Guarantor of this Guaranty; and (vi) Supplier will perform all of its obligations under the Contracts and under Division 2 of the UCC. (b) So long as this Guaranty shall be in effect, Guarantor (i) will not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), merge with or consolidate into, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that Guarantor may merge with or consolidate into any other Person or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to another Person, provided that the surviving entity or such Person shall expressly assume by an amendment hereto all of the obligations of Guarantor hereunder and no default exists; and (ii) will furnish to Advanta from time to time such information respecting Guarantor’s financial condition as Advanta may from time to time reasonably request and will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as Advanta shall deem necessary or appropriate to effectuate the purposes of this Guaranty and shall reasonably request.
     9. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile or email) and shall be mailed (by certified or registered mail), sent or delivered (i) if to Advanta, to:
Advanta Bank Corp.
Welsh and McKean Roads
Spring House, PA 19477-0844
USA
Attn: Mukesh Mehta
with a copy to:
Advanta Bank Corp.
Welsh and McKean Roads
Spring House, PA 19477-0844
USA
Attn: General Counsel

5.

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and (ii) if to Guarantor, at or to its address or facsimile number, or email address, set forth below its name on the signature page hereof, or at or to such other address or facsimile number, or email address, as such party shall have designated in a written notice to the other party. All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission or electronic mail, when sent.
     10. No Waiver. No failure on the part of Advanta to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Guaranty are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Advanta.
     11. Costs and Expenses. Guarantor agrees to pay on demand all reasonable costs and expenses of the Advanta Parties and reasonable fees and disbursements of counsel in connection with the enforcement, or preservation of any rights under, this Guaranty.
     12. Binding Effect; Entire Agreement; Amendments. This Guaranty shall be binding upon Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Advanta Parties and their respective successors, endorsees, transferees and assigns; provided that Guarantor shall not have the right to assign or transfer its rights and obligations hereunder without the prior written consent of Advanta. This Guaranty constitutes the entire agreement of Guarantor with respect to the matters set forth herein and supersedes any prior agreements, commitments, discussions and understandings, oral or written, with respect thereto. There are no conditions to the full effectiveness of this Guaranty. This Guaranty may not be amended except by a writing signed by Guarantor and Advanta. No waiver of any rights of Advanta under any provision of this Guaranty or consent to any departure by Guarantor therefrom shall be effective unless in writing and signed by Advanta. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     13. Knowing and Explicit Waivers. Guarantor acknowledges that it has either obtained the advice of legal counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Guaranty. Guarantor acknowledges and agrees that each of the waivers and consents set forth herein, including, without limitation, those contained in Sections 2 through 4, are made with full knowledge of their significance and consequences. Additionally, Guarantor acknowledges and agrees that by executing this Guaranty, it is waiving certain rights, benefits, protections and defenses to which it may otherwise be entitled under applicable law, and that all such waivers herein are explicit, knowing waivers. Guarantor further acknowledges and agrees that Advanta is relying on such waivers in creating the Obligations, and that such waivers are a material part of the consideration which Advanta is receiving for creating the Obligations.
     14. Severability. Whenever possible, each provision of the Guaranty shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Guaranty shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law

6.

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or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Guaranty.
     15. Law; Submission to Jurisdiction; Jury Trial Waiver.
     (i) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA.
     (ii) Guarantor hereby (A) submits to the non-exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware for the purpose of any action or proceeding arising out of or relating to this Guaranty; (B) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts; (C) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts in and of the State of Delaware, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum; (D) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions, including the Grand Duchy of Luxembourg, by suit on the judgment or in any other manner permitted by law; and (E) designates Genpact U.S. Holdings, Inc. with an address at 1251 Avenue of the Americas, Suite 4100, New York, NY 10020, as agent upon whom process against Guarantor may be served.
     (iii) GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, ADVANTA, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY.
     16. Counterparts. This Guaranty may be signed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one instrument.

7.

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     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty, as of the date first above written.

Genpact Global Holdings SICAR S.a.r.l.

By
Name:
Title:

Address:
65, Boulevard, Grande Duchesse, Charlotte, L-1331, Luxembourg
Attn.:
Fax: ( ) -

Acknowledged and Agreed:

Advanta Bank Corp.

By
Name:
Title:

8.

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FIRST AMENDMENT TO MASTER SERVICES AGREEMENT
     This First Amendment to Master Service Agreement (this “Amendment”) is made and entered into as of the 15th day of April, 2008 by and between Advanta Bank Corp. (“Advanta”) and Genpact International, Inc. (formerly Genpact International, LLC) a Delaware corporation, through its Hungarian branch (“Supplier” or “Genpact”).
RECITALS
     A. Advanta and Supplier have previously entered into a Master Consulting Agreement dated March 15, 2007, as amended by letter agreements dated May 15, September 5, October 12, October 30 and December 13, 2007 and January 28 and March 12, 2008 (as amended, the “MSA”).
     B. Advanta and Supplier now desire to amend the MSA as set forth herein.
AGREEMENT
     In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt and sufficiency of which is acknowledged, Advanta and Supplier hereby agree as follows:
     1. The second sentence in Section 12.1 of the MSA is hereby amended to add at the end of the sentence the words “and based on ****** as set forth in the SOWs”, so that the sentence in total shall now read as follows:
“The Fees may be adjusted ****** as set forth in Attachment 8, and based on ****** as set forth in the SOWs.”
     2. Notwithstanding anything to the contrary in the MSA including without limitation the Fee Schedule to the MSA, if the amount of Monthly Fees payable by Advanta for all Services provided by Supplier for the month
     (A) ******
     (B) ******
     3. The Fee Schedule to the MSA (Attachment 8 to the MSA) is hereby amended to delete the definition of FTE Productive Hours and replace it with the definition set forth below and to add the following definitions for Auxiliary Time and Replacement FTEs:
FTE Productive Hours for New Accounts, Customer Service and Collections processes means FTE hours in a day, during which the individual is ****** but not including lunch and other breaks, and in no event less than ******:
******

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Auxiliary Time means: Any time used for or coded in the phone system under the following Auxiliary Codes (AUX Codes):
******
Replacement FTEs mean FTEs that are not Baseline FTEs or Increased FTEs and are replacements for Current FTEs who are no longer providing Services resulting from voluntary or involuntary termination.
     4. Section 22.1 of the MSA is hereby amended to read as follows:
“Advanta and Supplier will mutually agree on a comprehensive Business Continuity and Disaster Recovery Plan (BCP Plan) by May 31, 2008 that will address the level of continued delivery of Services in the event of a disaster or outage affecting Supplier’s Facilities. Once finalized, Supplier will provide Advanta with a copy of the BCP Plan. Advanta and its regulators may request reasonable changes to the BCP Plan and such requests shall be addressed promptly by Supplier. Advanta and Supplier agree that notwithstanding any provisions in the BCP Matrixes attached to the SOWs, while the BCP is being finalized, Supplier will provide Advanta with at least ****** in the Uppal facility or the Phoenix Towers facility (if connectivity between the two facilities exist) by May 31, 2008; at least ****** in the Uppal facility or the Phoenix Towers facility (if connectivity between the two facilities exist) by August 1, 2008; and at least ****** seats in the Uppal facility or the Phoenix Towers facility (if connectivity between the two facilities exist) by December 15, 2008 for use in the event of interruption of Services in Supplier’s DLF Building. The previous sentence shall be subject to and superseded by the mutually agreed upon BCP Plan.
     5. Attachment 3 of the MSA, the Information Technology Architecture, is hereby deleted in its entirety and replaced with the document attached hereto as Exhibit A.
     6. Paragraph C(4) of Attachment 4 to the MSA (Service Level Standards and ******) is hereby amended to read as follows:
     “Supplier shall pay Advanta by crediting on each monthly invoice, or as directed by Advanta but not more than monthly, an amount equal to the ****** payable during that month upto a maximum of ******. Supplier will ‘true-up’ all ****** payable, less ******, once every six (6) months.”

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     7. Section 5.4 (Failure to Perform) of the MSA is hereby amended by inserting the following subsection (c) thereunder:
     “Degradations or failure of performance shall not constitute a failure by Supplier to comply with the Service Levels to the extent that any such failure is attributable to any one or more of the following causes:
(a)	the acts or omissions of Advanta or any Advanta agent, including failure to perform Advanta’s obligations specified in an SOW; and

(b)	a Force Majeure Event.
     8. Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the MSA. In the event of a conflict between this Amendment and the MSA as it relates to the subject matter hereof, the terms of this Amendment will control. Otherwise, all terms and conditions of the MSA will remain in full force and effect and likewise apply to this Amendment.
     9.  This Amendment may be executed in several counterparts each of which will be deemed an original but all of which will constitute only one Amendment. Facsimile or pdf copies of signatures shall be effective as if original.

****** — Denotes material that has been omitted and filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

Advanta Bank Corp.

By:	/s/ Mukesh Mehta 4/21/08

Name:	Mukesh Mehta

Title:	Senior Vice President

Genpact International, Inc., Hungarian Branch

By:	/s/ Mohit Thukral

Name:	Mohit Thukral

Title:	Senior Vice President

****** — Denotes material that has been omitted and filed separately with the Commission.

Exhibit A
Attachment 3
Information Technology Architecture

****** — Denotes material that has been omitted and filed separately with the Commission.

IT & Voice Infrastructure
Design Document
(Advanta)

Document Owner	Version	Revision Date
******	1.0	January 31, 2007
******	1.0a	February 1, 2007
	1.0b	March 31, 2008
NOTICE
The information contained in this document is not to be used for any purpose other than the purposes for which this document is furnished by the Genpact, nor is this document (in whole or in part) to be reproduced or furnished to third parties or made public without the prior express written permission from Genpact.
******

****** — Denotes material that has been omitted and filed separately with the Commission.

Advanta
Bank Corp.
Welsh & McKean Roads
P.O. Box 844
Spring House, PA 19477-0844
May 15, 2008
Via Email and Courier
******
Genpact
Plot Number 129-132
Gachibowli Housing Colony,
Near IIIT, RR District,
Gachibowli, Hyderabad 50001, Andhra Pradesh, India
Dear Rama:
Reference is made to that certain Master Services Agreement between Advanta Bank Corp. (“Advanta”) and Genpact International LLC, now known as Genpact International, Inc., Hungarian Branch (“Genpact”) dated March 15, 2007 (the “MSA”) and the Statements of Work # 005, 006, 007, 008, 009, 010, 011 and 012 executed pursuant to the MSA (the “Production SOWs” and collectively along with the MSA, the “Agreement”).
This letter confirms Genpact and Advanta’s mutual agreement that until such time as Advanta provides Genpact with forecasts for ramp up plans or provides instructions to the contrary, Genpact shall charge Advanta Monthly Fees pursuant to the Agreement for the ****** requested by Advanta under the SOWs, ******.
All capitalized terms in this letter shall have the definitions set forth in the Agreement.
Please indicate your agreement by having a copy of this letter executed below on behalf of Genpact International Inc. and return it to me at the above address. Thank you for your assistance and attention to this matter.
Sincerely,
/s/ Mukesh Mehta

Mukesh Mehta
Senior Vice President, Advanta Bank Corp.
Agreed to and Accepted this ___th day of May, 2008
Genpact International, Inc. Hungarian Branch
By:
Name and Title:
Cc: ******

****** — Denotes material that has been omitted and filed separately with the Commission.

Advanta
Bank Corp.
Welsh & McKean Roads
P.O. Box 844
Spring House, PA 19477-0844
June 6, 2008
Via Email and Courier
******
Genpact International, Inc.
Sector 53, Sector Road — DLF Phase V
Gurgaon — 122002, Haryana, India
Dear Sanjay:
Reference is made to that certain Master Services Agreement between Advanta Bank Corp. (“Advanta”) and Genpact International LLC, now known as Genpact International, Inc., Hungarian Branch (“Genpact”) dated March 15, 2007 (the “MSA”) and the Statements of Work # 005, 006, 007, 008, 009, 010, 011 and 012 executed pursuant to the MSA (the “Production SOWs” and collectively along with the MSA, the “Agreement”).
This letter confirms Genpact and Advanta’s agreement that, in addition to the DLF Building in Hyderabad specified in the SOWs (the “Hyderabad Site”), Services shall also be performed from a second location in Gurgaon, India: specifically, Building 6, Sector 24 & 25A, DLF Cyber City (SEZ), PH-III, Gurgoan, 122002, India (the “Gurgaon Site”). By June 23, 2008, Services specified in SOWs #006, 007, 008, 009, 010 and 012 will be performed from both the Hyderabad Site and the Gurgaon Site in the proportions mutually agreed to by the parties. The parties may mutually agree on any other Services that are to be performed either entirely or partially from the Gurgaon Site in the future.
All capitalized terms in this letter shall have the definitions set forth in the Agreement.
Please indicate your agreement by having a copy of this letter executed below on behalf of Genpact International Inc. and return it to me at the above address. Thank you for your assistance and attention to this matter.
Sincerely,
/s/ Mukesh Mehta

Mukesh Mehta
Senior Vice President, Advanta Bank Corp.
Agreed to and Accepted this ___th day of June, 2008
Genpact International, Inc. Hungarian Branch
By:  /s/ Mohit Thukral
Name and Title: Mohit Thukral, Senior Vice President
Cc: ******

****** — Denotes material that has been omitted and filed separately with the Commission.